Execution version
PRIVATE & CONFIDENTIAL

30 September 2023

NOVARTIS AG SANDOZ GROUP AG
SEPARATION AND DISTRIBUTION AGREEMENT

CONTENTS

Clause	Page

1.	Definitions and Interpretation	6
2.	The Separation	39
3.	The Sandoz Transferring Assets	42
4.	The Novartis Transferring Assets	46
5.	The Distribution	48
6.	Global Conditions	49
7.	Delayed Territories	50
8.	Environmental Liabilities and Claims	50
9.	Transferring Contracts and Non-Transferring Tenders	51
51
10.	Intercompany arrangements	53
11.	Accounts Payable and Receivable	54
12.	Credit Support	56
13.	Mutual Release and Indemnification	59
14.	Liabilities and Additional Matters	62
15.	Claims	64
16.	Access to Information; Books and Records	72
17.	Insurance	77
18.	Separation Committee	78
19.	Warranty as to Capacity	78
20.	Wrong Pockets	82
21.	Post-Separation conduct and covenants	85
22.	Further Assurances	85
23.	Termination	86
24.	Confidentiality and Non-use	90
25.	Announcements	90
26.	No Set-off	91
27.	Assignment	91
28.	Costs	91
29.	Notices	92
30.	Relationship with other Agreements	95
31.	Whole Agreement	97
32.	Waivers, Rights and Remedies	98
33.	Counterparts	98
34.	Variations	98
35.	Invalidity	98
36.	No Third Party Enforcement Rights	98
37.	Governing Law	98
38.	Dispute Resolution	98

Schedule 1 Transferring Contracts and Non-Transferring Tenders	101

Schedule2 Delayed Territories	112
Appendix 1	123

Schedule3 Environmental Liabilities and Claims	126

Exhibit 1 Sandoz Entities and Novartis Transferring Entities	127

Exhibit 2 Separation Steps Plan	128
Exhibit 3 Distribution Steps Plan	129
Exhibit 4 Continuing Intercompany Arrangements	130
Exhibit 5 Transaction Advisory Fees	131
Exhibit 6 Biopharmaceutical Assets	132
Exhibit 7 Specific Liabilities	133
Exhibit 8 Non-Compete Products	134
Exhibit 9 Potential Divestment Cooperation	135
Exhibit 10 Microbial Strains	136

AGREED FORM DOCUMENTS REFERRED TO IN THIS AGREEMENT
Books and Records Plan
Carve-Out Methodology
IT Assets List
Net Debt Implementation Plan
Non-Transferring Tenders List
Properties List
Retained Novartis Product List
Sandoz Product List

SEPARATION AND DISTRIBUTION AGREEMENT
dated 30 September 2023
PARTIES:
1.
Novartis AG, a corporation (Aktiengesellschaft) incorporated in the Canton of Basel-Stadt, Switzerland with enterprise identification number (UID) CHE-103.867.266 and its registered office at Lichtstrasse 35, 4056 Basel, Switzerland (Novartis); and

2.
Sandoz Group AG, a corporation (Aktiengesellschaft) incorporated in the Canton of Zug, Switzerland with enterprise identification number (UID) CHE-433.164.136 and its registered office at Suurstoffi 14, 6343 Rotkreuz, Switzerland (Sandoz),

(together the Parties, and each a Party).
Words and expressions used in this Agreement shall be interpreted in accordance with Clause 1 (Definitions and Interpretation).
Whereas:
A.	At the date of this Agreement, Sandoz is a direct, wholly owned Subsidiary of Novartis. Novartis, acting through its Subsidiaries, currently conducts, among other businesses, the Sandoz Business.

B.
The Sandoz Business is conducted through the Sandoz Entities and also comprises certain additional assets – the Sandoz Transferring Assets - and associated liabilities that are held by the Sandoz Asset Transferors.

C.
The majority of the Novartis Business is conducted by the Novartis Transferring Entities and certain other existing Subsidiaries of Novartis that are not the Sandoz Entities. The Novartis Business also comprises certain additional assets - the Novartis Transferring Assets - and associated liabilities that are held by the Novartis Asset Transferors.

D.	The board of directors of Novartis has determined that it is appropriate and advisable to:

i.	separate the Sandoz Business from the Novartis Business; and

ii.
distribute the shares in Sandoz held by Novartis (the Listing Shares) to holders of Novartis Shares and to Sandoz (to be held as treasury shares) on a pro rata basis out as an extraordinary dividend of distributable reserves (the Distribution).

The Distribution is planned to be effected on 4 October 2023.
E.	The board of directors of Novartis and the board of directors of Sandoz have approved the separation of the Sandoz Business from the Novartis Business into Sandoz pursuant to the following steps:

i.	the transfer of the Sandoz Transferring Assets and the Sandoz Transferring Entities to the Sandoz Asset Transferees and the Sandoz Share Transferees, respectively;

ii.	the transfer of the Novartis Transferring Assets and the Novartis Transferring Entities to the Novartis Asset Transferees and the Novartis Share Transferees, respectively;

iii.	the assumption by the Novartis Group of the Novartis Liabilities; and

iv.	the assumption by the Sandoz Group of the Sandoz Liabilities,

together, the Separation.
F.	The Separation has been (or will be) effected pursuant to the Separation Steps Plan included in Exhibit 2 (Separation Steps Plan). In accordance with the terms of this Agreement:

i.
the Sandoz Transferring Entities and Novartis Transferring Entities, respectively, have been (or will be) transferred as part of the Separation together with all of their respective assets and liabilities, including, in the case of the Sandoz Transferring Entities, the shares held in the Sandoz Indirect Transferring Entities;

ii.	the Sandoz Transferring Assets and Novartis Transferring Assets have been (or will be) transferred in each Asset Sale Jurisdiction; and

iii.	the Novartis Retained Assets and Sandoz Retained Assets have been (or will be) excluded from the transfer in each Asset Sale Jurisdiction.

G.	Following completion of the Separation:

i.
Sandoz will (a) own and conduct, directly and indirectly, the Sandoz Business together with the Sandoz Transferring Assets; (b) be the ultimate Parent Company of, among other Persons, each Sandoz Entity (other than Sandoz); and (c) be responsible for all the Sandoz Liabilities; and

ii.
Novartis will (a) own and conduct, directly and indirectly, the Novartis Business; (b) be the ultimate Parent Company of, among other Persons, the Novartis Transferring Entities; and (c) be responsible for all the Novartis Liabilities.

H.	The Novartis shareholders approved at an extraordinary general meeting held on 15 September 2023:

i.	the Distribution; and

ii.	the reduction of Novartis’s share capital by CHF 22,774,777.52 (from CHF 1,138,738,876.00 to CHF 1,115,964,098.48), corresponding to a nominal amount of CHF 0.01 per Novartis Share.

I.
Clauses 5 (The Distribution) and 6 (Global Conditions) and the Distribution Steps Plan included in Exhibit 3 (Distribution Steps Plan) of this Agreement set out the terms and conditions applicable to the Distribution.

J.	The remainder of this Agreement sets out the terms and conditions on which the Separation and the Distribution are to be implemented.

IT IS AGREED:
1. Definitions and Interpretation
1.1	Definitions. In this Agreement, the following words and expressions shall have the following meanings:
Access Period has the meaning given in the Information Access Agreement;
Access Plan has the meaning given in the Information Access Agreement;
Accounts Payable means the Sandoz Accounts Payable and/or the Novartis Accounts Payable, as applicable;
Accounts Receivable means the Sandoz Accounts Receivable and/or the Novartis Accounts Receivable, as applicable;
Acquired Business has the meaning given in Clause 21.7(d);
Acquired Competing Business has the meaning given in Clause 21.7(d);
Acquirer has the meaning given in Clause 21.7(e);
Acquirer’s Pre-Existing Business has the meaning given in Clause 21.7(e);
Acquirer’s Pre-Existing Competing Business has the meaning given in Clause 21.7(e);
Actuary has the meaning given in Clause 17.7(a);
ADR Program has the meaning given in Clause 6.1(d);
Affiliates means, in respect of Novartis, each member of the Novartis Group and, in respect of Sandoz, each member of the Sandoz Group;
Agreed Form means, in relation to a document, the form of that document agreed between the Parties prior to the date of this Agreement and initialled on the front page or otherwise agreed for identification purposes by or on behalf of both of the Parties (in each case with such amendments as may be agreed in writing by or on behalf of both of the Parties);
Agreement means this separation and distribution agreement;

Ancillary Agreement Claims means any Indemnity Claim in respect of:

(a)
any Liabilities that are expressly listed, scheduled or otherwise described by an Ancillary Agreement as Liabilities to be assumed by or allocated to any member of the Novartis Group or Sandoz Group; and/or

(b)	any Liabilities relating to, arising out of, or resulting from any breach of an Ancillary Agreement by any member of the Novartis Group or member of the Sandoz Group;

Ancillary Agreements means:

(a)	the Books and Records Plan;

(b)	the Development and Collaboration Agreement;

(c)	the Employee Matters Agreement;

(d)	the Information Access Agreement;

(e)	the Intellectual Property Agreements;

(f)	the Joint Defense and Common Interest Agreement;

(g)	the Long Term Services Agreement;

(h)	the MA Transfer Agreement;

(i)	the Manufacturing and Supply Agreement(s);

(j)	the Omnibus Data Protection Agreement;

(k)	the Pharmacovigilance Agreement;

(l)	the Pharmacovigilance Services Agreement;

(m)	the Quality Agreements;

(n)	the RxGx Agreement;

(o)	the Site Agreements;

(p)	the Tax Matters Agreement;

(q)	the Third Party Claims and Investigations Management Agreement;

(r)	the Technical Transfer Agreement(s);

(s)	the Transitional Distribution Services Agreement;

(t)	the Transitional Services Agreement;

(u)	the US Brands Commercial Agreement;

(v)	any other agreement agreed in writing between Novartis and Sandoz to constitute an Ancillary Agreement,

and any Agreed Form agreements referred to therein;
Anniversary Date has the meaning given in Clause 17.6(b);
Applicable Law means any of the following to the extent the applicable Person is subject thereto:
(a)	supra-national, federal, national, state, municipal or local statute, law, ordinance, regulation, rule, code, Order or other requirement or rule of law or legal process (including common law);

(b)	any rule or requirement of any national securities exchange, securities regulator or listing authority; or

(c)
any rule or requirement of governmental regulatory authority or agency responsible for the grant of approval, clearance, qualification, licensing or permitting of any aspect of research, Development, Manufacture, or Commercialization of the Sandoz Products or the Novartis Products;

Asset Sale Jurisdiction means a jurisdiction in which:
(a)	a Sandoz Asset Transferor transfers Sandoz Transferring Assets to a Sandoz Asset Transferee; or

(b)	a Novartis Asset Transferor transfers Novartis Transferring Assets to a Novartis Asset Transferee;

B&R Lead(s) has the meaning given in the Books and Records Plan;

Books and Records means books, ledgers, files, databases, documents, reports, plans, records, manuals, company seals, minute books, charter documents, stock or equity record books and other materials (in any form or medium);

Books and Records Plan means the Books and Records Plan in the Agreed Form;

Brand License Agreements means each brand license agreement entered into between Sandoz and Novartis on or about the date of this Agreement;

Business Day means a day, other than a Saturday or Sunday or public holiday in Luxembourg, Switzerland or the United States of America, on which banks are open in Luxembourg, Basel, Zürich and New York for general commercial business, and on which the TARGET2 payment system is open;

 Business Information means, in respect of the Novartis Group or the Sandoz Group (as applicable):

(a)	the Information in Books and Records in each of the following categories:

(i)	Commercial Information;

(ii)	Employee Information;

(iii)	Financial Information;

(iv)	Manufacturing Information;

(v)	Marketing Authorization Information;

(vi)	Clinical and Development Information; and

(b)	any other Information in Books and Records:

(i)	Exclusively Related to the Novartis Business or Exclusively Related to the Sandoz Business; or

(ii)	which is Information which is related to the relevant Party’s business but only to the extent required by that Party (or a member of its Group) in order to comply with Applicable Law;

Carve-Out Methodology means the financial carve-out methodology and results compendium compiled in connection with the preparation of the Sandoz Business Financial Statements and the Separation in the Agreed Form;

Claim means any claim arising under or in relation to this Agreement, including any claim in respect of a breach of any covenant or obligation contained in this Agreement;

Claim Notice has the meaning given in Clause 15.2(b);

Claimant Party has the meaning given in Clause 15.2(b);

Clinical and Development Information means Information relating to clinical and Development matters, including:

(a)	Development of Sandoz Products or Novartis Products, as applicable; and

(b)	therapeutic uses for the approved indications, drug-disease information, and other characteristics of a Sandoz Product or a Novartis Product, as applicable;

Commercial Information means Information that relates to the Commercialization of Sandoz Products or Novartis Products, as applicable;
Commercialize means to promote, market, distribute (including import or export), sell, donate and/or otherwise commercialize a product, and Commercialized, Commercializing and Commercialization shall be construed accordingly;
Commercially Reasonable Efforts to achieve a result means the taking of such steps in the power of the obligated Party which a determined and reasonable person desirous of achieving the result would take, mindful of the chances of achieving the desired result, taking account of all relevant commercial considerations and without any requirement to sacrifice its own commercial interest. Without limitation, the use of Commercially Reasonable Efforts may include making available employees, making payments and/or bringing a legal claim;
Competing Activity has the meaning given in Clause 21.6 (Non-Compete);

Conflicting Agreement has the meaning given in Clause 30.5(b);

Consolidated Novartis Group means the Novartis Group and the Sandoz Entities, in each case, prior to the Separation Date;

Continuing Intercompany Arrangements means the Intercompany Arrangements listed in Exhibit 4 (Continuing Intercompany Arrangements) and any other Intercompany Arrangements which Novartis and Sandoz may agree in writing should constitute Continuing Intercompany Arrangements;

Contract means any binding contract, agreement, instrument, lease, license or commitment, together with amendments, modifications and supplements thereto, excluding any contract with any Employee;

Contract Transferee’s Parent has the meaning given in Paragraph 1.6 (Third Party Consents Not Obtained Prior to Commence of Separation) of Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders);

Contract Transferor’s Parent has the meaning given in Paragraph 1.6 (Third Party Consents Not Obtained Prior to Commence of Separation) of Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders);

Correction Transfer has the meaning given in Clause 20.5 (Compensation for Wrong Pockets Transfers);

Correction Transfer Local Payment has the meaning given in Clause 20.5 (Compensation for Wrong Pockets Transfers);

Cover or Covers means:
(a)
as to a compound or product and a Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, selling, offering for sale or importation of such compound or product would infringe, or contribute to or induce the infringement of, such Patent or, as to a pending claim included in such Patent, the making, using, selling, offering for sale or importation of such compound or product would infringe, or contribute to or induce the infringement of, such Patent if such pending claim were to issue in an issued patent without modification;

(b)
as to Know-How and a Patent, that, in the absence of a license granted under, or ownership of, such Patent, the use or practice of such Know-How would infringe, or contribute to or induce the infringement of, such Patent or, as to a pending claim included in such Patent, the use or practice of such Know-How would infringe, or contribute to or induce the infringement of, such Patent if such pending claim were to issue in an issued patent without modification; and

(c)	as to a compound, product or technology and Know-How, that the exploitation of such compound, product or technology incorporates, uses, employs, embodies, or practices such Know-How;

Covered Claim has the meaning given in the Third Party Claims and Investigations Management Agreement;

Credit Support Instrument means any guarantee, covenant, indemnity, surety bond, letter of credit or similar assurance or credit support;

Defendant Party has the meaning given in Clause 15.2(b);

Development means, with respect to any product (including for the avoidance of doubt any medical device or combination product), any non-clinical or clinical development activities including (without limitation) pre-clinical or non-clinical testing, clinical studies, GxP and non-GxP chemistry manufacturing controls (CMC), process performance qualification, validation, test method development, stability, quality, statistical analysis or report writing, and related development and regulatory activities associated therewith, and Develop and Developed shall be construed accordingly;

Development and Collaboration Agreement means the agreement relating to the development of biosimilar products to be entered into between Sandoz and Novartis on or around the Separation Date;

Dispute has the meaning given in Clause 38.1 (Dispute Resolution);
Dispute Notice has the meaning given in Clause 38.2 (Dispute Resolution);
Distribution has the meaning given in Recital D;
Distribution Steps Plan means the steps plan prepared in respect of the Distribution and set out in Exhibit 3 (Distribution Steps Plan);
Employee Benefits means any employee benefits payable to or in respect of any Novartis Employees or Sandoz Employees, including any post-employment benefits or other long-term employee benefits;
Employee Information means Information relating to Employees;

Employee Matters Agreement means the employee matters agreement entered into between Novartis and Sandoz on or about the date of this Agreement;

Employees means any Novartis Employees or Sandoz Employees;

Environmental Liabilities has the meaning given to it in paragraph 1 (Definitions) of Schedule 3 (Environmental Liabilities and Claims);
Environmental Remediation has the meaning given to it in paragraph 1 (Definitions) of Schedule 3 (Environmental Liabilities and Claims);

Equipment means all tangible equipment, including fixtures, machinery, furniture, office equipment, infrastructure, wires, supplies, special and general tools, but excluding any Novartis IT Assets and Sandoz IT Assets;

Exchange Act means the United States Securities Exchange Act of 1934, as amended;
Excluded Records has the meaning given in Clause 16.6 (Excluded Records);

Exclusively Related to the Novartis Business means exclusively related to, or used or held for use exclusively in connection with, the Novartis Business;

Exclusively Related to the Sandoz Business means exclusively related to, or used or held for use exclusively in connection with, the Sandoz Business;

Financial Information means:

(a)
any Information (to the extent that such Information is held by the other Party) reasonably required to enable the receiving Party to prepare and audit the monthly reporting forms of its Group in respect of the period prior to the Separation Date and in respect of the calendar month, the fiscal quarter and the financial year in which the Separation occurs;

(b)	the books, accounts, customer lists and all other records held by a Party to the extent that they:

(i)	relate to the period prior to the Separation Date;

(ii)	relate to the other Party’s business; and

(iii)	are reasonably required for any member of the receiving Party’s Group to fulfil its obligations under Applicable Law;

General Insurance Arrangements means any Insurance Arrangements other than the HDI Insurance Arrangements;

General Pre-Separation Insurance Claims has the meaning given in Clause 17.2 (General Pre-Separation Insurance Claims);

Generic Product Conditions means, in respect of any Novartis Originator Non-Compete Product in any country:

(a)
the expiration, disclaimer, public dedication, invalidation, revocation, unpatentable, unenforceable, cancellation or abandonment date of all claims of all relevant Novartis Patents Covering such Novartis Originator Non-Compete Product in such country; and

(b)	the expiration or invalidation of all Regulatory-Based Exclusivities in respect of such Novartis Originator Non-Compete Product in such country;

Global Conditions means the conditions set out in Clause 6.1 (Global Conditions);
Governmental Entity means:

(a)
any supra‑national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi‑governmental or private body exercising any regulatory, importing or other governmental or quasi‑governmental authority, including the European Union and any Tax Authority; and

(b)
any governmental regulatory authority or agency responsible for the grant of approval, clearance, qualification, licensing or permitting of any aspect of research, Development, Manufacture, or Commercialization of the Sandoz Products or the Novartis Products, including the United States Food and Drug Administration, the European Medicines Agency, the European Patent Office and the U.S. Patent and Trademark Office (or their successors);

Governmental Investigation has the meaning given in the Third Party Claims and Investigations Management Agreement;

Group means the Sandoz Group or the Novartis Group, as applicable;
HDI means HDI Global SE, together with its affiliates and its partnering insurance carriers;

HDI Insurance Arrangements means the liability insurance arrangements between members of the Consolidated Novartis Group and HDI, together with the liability reinsurance arrangements between HDI and Triangle, in each case which are in existence prior to the Separation Date;

HDI Pre-Separation Insurance Claims has the meaning given in Clause 17.4 (HDI Pre-Separation Insurance Claims);

ICC Court has the meaning given in Clause 38.5 (Dispute Resolution);

ICC Rules has the meaning given in Clause 38.4 (Dispute Resolution);

Indemnifying Party means a Party to this Agreement required to make a payment pursuant to any Indemnity Claim;

Indemnitee means a Party to this Agreement to whom a payment is required to be made pursuant to any Indemnity Claim;

Indemnity Claim means any Claim under Clause 13.5 (Sandoz Indemnity) or Clause 13.6 (Novartis Indemnity);

Indemnity Payment means a payment required by this Agreement from an Indemnifying Party to an Indemnitee;

Information means information, whether or not patentable, copyrightable or protectable as a Trade Secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, contracts, instruments, surveys, inventions, discoveries, ideas, concepts, know-how, techniques, designs, specifications, instructions, processes, formulae, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, including biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and other technical, financial, employee or business information or data, documents, correspondence, materials and files;

Information Access Agreement means the information access agreement entered into between Novartis and Sandoz on or about the date of this Agreement;
Insurance Arrangements has the meaning given in Clause 3.2(q);
Insurance Proceeds means, with respect to any insured Party, those monies, net of any applicable deductibles or premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof and subject to any applicable policy limits, which are:
(a)	received by an insured from an insurance carrier or its estate;

(b)	paid by an insurance carrier or its estate on behalf of the insured; or

(c)	received (including by way of setoff) from any Third Party in the nature of insurance, contribution or indemnification in respect of any Liability;

Insurance Reserves Report has the meaning given in Clause 17.7(a);

Intellectual Property Agreements means:

(a)	the Brand License Agreements;

(b)	the Trademark Co-existence Agreement;

(c)	the Trademark, Design and Domain Name Assignment Agreements;

(d)	the Patent and Know-How License Agreements; and

(e)	the Patent and Know-How Assignment Agreements,

to be entered into between the Parties on or about the date of this Agreement;
Intellectual Property Rights means:
(a)	Patents and rights in inventions and discoveries, including improvements, designs and invention disclosures;

(b)	rights in any Know-How and confidential information, including any Information and Trade Secrets;

(c)
trademarks, service marks, rights in logos and other indicia of the source or origin of goods or services, trade names, rights in each of get-up and trade dress, rights to sue for passing off (including trademark-related goodwill), rights to sue for unfair competition, and Internet Identifiers;

(d)	copyright, moral rights, database rights, rights in designs, and semiconductor topography rights;

(e)	any other intellectual property rights; and

(f)	all rights or forms of protection, subsisting now or in the future, having equivalent or similar effect to the rights referred to in paragraphs (a) to (e) above,

in each case: (i) anywhere in the world; and (ii) whether unregistered or registered (including all applications, rights to apply and rights to claim priority);
Intercompany Accounts means the Intercompany Non-Ordinary Course Accounts and the Intercompany Ordinary Course Accounts;

Intercompany Arrangements means any Contracts and any other agreements, arrangements, commitments and understandings, whether oral or written, entered into prior to the Separation Date between or among Sandoz or any member of the Sandoz Group, on the one hand, and Novartis or any member of the Novartis Group, on the other hand;

Intercompany Non-Ordinary Course Accounts means any amounts owed by any member of the Novartis Group to any member of the Sandoz Group, or by any member of the Sandoz Group to any member of the Novartis Group, that are not Intercompany Ordinary Course Accounts, including intercompany loans and cash-pooling payables together with accrued interest, if any, on the terms of the applicable debt;

Intercompany Ordinary Course Accounts means any amounts owed by any member of the Novartis Group to any member of the Sandoz Group, or by any member of the Sandoz Group to any member of the Novartis Group, that are outstanding or accrued in the ordinary course of trading, including amounts due in respect of the supply of raw materials, components and products and services;

Internet Identifiers means any internet domain names, internet domain name registrations or social media accounts (including the user names and passwords associated therewith);

Investigation has the meaning given in the Third Party Claims and Investigations Management Agreement;

IT Assets List means the list of information technology equipment and assets that are to be owned by the Sandoz Group following the Separation, in the Agreed Form;

Joint Defense and Common Interest Agreement means the joint defense and common interest agreement entered into between Novartis and Sandoz on or about the date of this Agreement;

Know-How means all existing and available technical Information, know-how and data, including inventions (whether patentable or not), discoveries, Trade Secrets, specifications, instructions, processes and formulae, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data;

Liability or Liabilities means all liabilities, claims, damages (including lost profits), proceedings, demands, Orders, suits, costs, losses and expenses, including reasonable attorney’s fees and expenses, in each case, of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, direct or indirect, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety;
Listing Prospectus means:
(a)	the listing prospectus published by Sandoz in the meaning of articles 35 et seqq. of the Swiss Federal Act on Financial Services and article 27 of the SIX Listing Rules; and

(b)	any supplement to the listing prospectus published by Sandoz in accordance with art. 56 of the Swiss Federal Act on Financial Services;

Listing Shares has the meaning given in Recital D;
Local Beneficiary has the meaning given in Paragraph 1.1 of Part B (Non-Transferring Tenders) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders);
Local Beneficiary’s Parent has the meaning given in paragraph 1.3 of Part B (Non-Transferring Tenders) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders);
Local Separation Agreement has the meaning given in Clause 2.7 (Execution of Local Separation Agreements);
Long Term Services Agreement means the long term services agreement entered into between Sandoz and Novartis on or about the date of this Agreement;
MA Transfer Agreement means the agreement relating to the transfer of certain Marketing Authorizations entered into between Sandoz and Novartis on or around the date of this Agreement;

MA Transfer Plan has the meaning given in the MA Transfer Agreement;

Manufacture means, as applicable, the planning, purchasing of materials for, manufacturing, production of, processing, compounding, storage, filling, packaging, device assembly, labelling, leafleting, warehousing (prior to quality release), quality control testing, waste disposal, quality release, sample retention and stability testing of products, including the active ingredients of such products or devices and device constituent parts used in connection with products, and Manufacturing or Manufactured shall be construed accordingly;

Manufacturing and Supply Agreement(s) means the manufacturing and supply agreement or agreements entered into between Sandoz and Novartis on or about the date of this Agreement;

Manufacturing Information means Information relating to Manufacturing of Sandoz Products or Novartis Products, as applicable;

Marketing Authorization Information means existing and available dossiers containing technical Information, know-how and data used to obtain and maintain any Marketing Authorizations, including Information relating to any Marketing Authorizations for applications (current or planned) to expand the use of any product;

Marketing Authorizations means, with respect to a product in a territory, all approvals, licenses, registrations, or authorizations of any Governmental Entity necessary in order to market a pharmaceutical product and/or medical device in such territory, including all pending applications, supplements and amendments that may be filed with respect to the foregoing;

Medicare Modernization Act means the United States Medicare Prescription Drug, Improvement, and Modernization Act of 2003, as amended;

Microbial Strains has the meaning given in paragraph 1.1 (Definitions) of Exhibit 11 (Microbial Strains);

Net Debt Implementation Plan means the Agreed Form cash and debt plan to implement the net debt set-up of the Sandoz Group;

Non-Compete Products means those Products listed in Exhibit 8;

Non-Transferring Tenders means the Novartis Non-Transferring Tenders and the Sandoz Non-Transferring Tenders;
Non-Transferring Tenders List means the list of tenders which will be subject to the provisions of Part B (Non-Transferring Tenders) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders), in the Agreed Form;

Novartis Accounts Payable means all amounts which remain payable at the Separation Date in respect of trade creditors by the relevant Sandoz Asset Transferor (excluding, in any event, the Sandoz India Accounts Payable and any Intercompany Accounts or payables arising in respect of any Intercompany Arrangements, payments in advance, trade bills recoverable, suppliers’ prepayments and accrued revenue);

Novartis Accounts Receivable means all amounts which remain receivable at the Separation Date in respect of trade debtors by the relevant Sandoz Asset Transferor (excluding, in any event, the Sandoz India Accounts Receivable and any Intercompany Accounts or receivables arising in respect of any Intercompany Arrangements, payments in advance, trade bills recoverable, suppliers’ prepayments and accrued revenue);

Novartis ADRs has the meaning given in Clause 6.1(d) (Global Conditions);

Novartis Asset Transferees means the members of the Novartis Group identified as Novartis Asset Transferees in Exhibit 2 (Separation Steps Plan) and any other Person that Novartis and Sandoz agree in writing shall constitute a Novartis Asset Transferee (including pursuant to Clause 20.1 (Non-transferred Assets));

Novartis Asset Transferors means the members of the Sandoz Group identified as Novartis Asset Transferors in Exhibit 2 (Separation Steps Plan) and any other Person that Novartis and Sandoz agree in writing shall constitute a Novartis Asset Transferor (including pursuant to Clause 20.1 (Non-transferred Assets));

Novartis Bangladesh Business means the business, operations and activities conducted by Novartis (Bangladesh) Ltd in Bangladesh;

Novartis Bangladesh Manufacturing Site means the manufacturing site of Novartis (Bangladesh) Limited located at Tongi in Gazipur in Bangladesh;

Novartis Biopharmaceuticals Assets means, in relation to each Novartis Asset Transferor, all assets used in connection with the discovery, research, Development and Manufacture of biopharmaceutical products, processes, technologies and platforms, excluding:
(a)	the Sandoz Biopharmaceuticals Assets;

(b)	in accordance with Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders), the Sandoz Business Contracts and the Sandoz Part of all Shared Contracts;

(c)	the Sandoz Inventory;

(d)
any Intellectual Property Rights assigned, or agreed to be assigned, to Sandoz or any member of the Sandoz Group in accordance with the relevant Patent and Know-How Assignment Agreement and the relevant Trademark, Design and Domain Name Assignment Agreement;

(e)	the Sandoz Properties and the Sandoz Equipment;

(f)	the Sandoz Works of Art;

(g)	the Sandoz IT Assets;

(h)	subject to and in accordance with the MA Transfer Agreement, the Sandoz Transferring Marketing Authorizations;

(i)	the Sandoz Business Permits;

(j)	subject to and in accordance with Clause 16 (Access to Information; Books and Records), the Sandoz Transferring Records; and

(k)
subject to and in accordance with the Third Party Claims and Investigations Management Agreement, all rights of any Sandoz Asset Transferor to causes of action, lawsuits, judgements, claims or demands to the extent Exclusively Related to the Sandoz Business, whether real, inchoate, known or unknown, accrued or not, and any right of any Sandoz Asset Transferor to be indemnified by a Third Party in respect of any Sandoz Liabilities to the extent Exclusively Related to any Sandoz Liabilities;

Novartis Business means all businesses, operations and activities (whether conducted independently or in association with one or more Third Parties through a partnership, joint venture or other mutual enterprise and whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Separation Date by either Party or their respective Affiliates, or on or after the Separation Date by any member of the Novartis Group, including any business, operations or activities in connection with the Novartis Products and the Novartis Bangladesh Business but excluding the Sandoz Business;

Novartis Business Contracts means, in relation to each Novartis Asset Transferor, all the Contracts that are Exclusively Related to the Novartis Business and entered into by or on behalf of, or the benefit of which is held on trust for or has been assigned to, that Novartis Asset Transferor prior to the Separation Date which in any case are outstanding or in respect of which the Novartis Asset Transferor has any rights, liabilities, claims, benefits or obligations as at the Separation Date, excluding the Sandoz Non-Transferring Tenders;

Novartis Business Permits means all Permits issued to a Novartis Asset Transferor that are Exclusively Related to the Novartis Business, excluding Marketing Authorizations;

Novartis Cash Management Arrangements means all cash management arrangements pursuant to which Novartis or its Subsidiaries automatically or manually sweep cash from, or automatically or manually transfer cash to, accounts of Sandoz or any of its Subsidiaries;

Novartis Demerger-relevant Entities means the Persons listed in Part A (Novartis Multi-Sector Entities) of Exhibit 10 (Balance Sheet Entities);
Novartis Employee has the meaning given in the Employee Matters Agreement;
Novartis Environmental and H&S Liabilities has the meaning given in paragraph 1 of Schedule 3 (Environmental Liabilities and Claims);
Novartis Equipment means all Equipment:

(a)	in respect of the Delayed Businesses, the Equipment reported in the Novartis Reporting Segment of the relevant Delayed Transferor as at the Separation Date; and

(b)	in respect of any other part of the Novartis Business, owned by a member of the Novartis Group as at the Separation Date;

Novartis Group means:
(a)	Novartis;

(b)	each Person that upon completion of the Distribution will be, or will become, a direct or indirect Subsidiary of Novartis; and

(c)	each other Person that becomes a direct or indirect Subsidiary of Novartis at any time after the Distribution;

Novartis Hellas Accounts Receivable means all amounts which remain receivable at the Separation Date in respect of trade creditors by Novartis (Hellas) Commercial and Industrial Societe Anonyme;

Novartis Indemnitees means:

(a)	Novartis and each member of the Novartis Group;

(b)	each of their respective past, present and future directors, officers, managers, shareholders (excluding shareholders of Novartis or, following the Separation Date, Sandoz), agents and employees; and

(c)	each of the heirs, executors, administrators, successors and assigns of any of the foregoing;

Novartis Insurance Contact means Cathy Beck, Director, Corporate Insurance, Novartis Services, Inc., or such other contact as Novartis shall notify to Sandoz in writing from time to time;

Novartis Intragroup Credit Support Instruments means any Credit Support Instrument provided by a member of the Sandoz Group for the benefit of any member of the Novartis Group;

Novartis Inventory means, in relation to each Novartis Asset Transferor, all inventories, wherever located, including the raw materials, stocks, work-in-progress, semi-finished and finished Novartis Products, API and packaging and labelling material of the relevant Novartis Asset Transferor, excluding the Sandoz Inventory;

Novartis IT Assets means all information technology equipment and assets, including those:

(a)	physically located on a Novartis Property as at the Separation Date; or

(b)	allocated to a Novartis Employee on or after the Separation Date,

but excluding the Sandoz IT Assets;
Novartis Liabilities means:
(a)
all Liabilities to the extent relating to, arising out of, or resulting from, the Novartis Business, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or after the Separation Date, including:

(i)
all Liabilities to the extent relating to, arising out of, or resulting from, the operation or conduct of the Novartis Business as conducted by any member of the Novartis Group or the Sandoz Group at any time prior to, on or after the Separation Date, including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any Representatives of any applicable member of the Novartis Group or the Sandoz Group (whether or not such act or failure to act is or was within such Person’s authority), to the extent such act or failure to act relates to the Novartis Business;

(ii)
all Liabilities to the extent relating to, arising out of, or resulting from, the Novartis Transferring Assets and Novartis Retained Assets, including all Liabilities arising under the Novartis Business Contracts and any part of a Shared Contract but excluding:

(A)	all Liabilities arising under the Sandoz Part; and

(B)	all Liabilities arising under the Sandoz Non-Transferring Tenders or the Sandoz Tender Part;

(iii)
all Liabilities for claims made by Third Parties, or the directors, officers, employees, agents of any member of the Sandoz Group or the Novartis Group, against either Party or any of its Subsidiaries, whether such Liabilities are known or unknown, contingent or accrued prior to, at or after the Separation Date, to the extent relating to, arising out of or resulting from the Novartis Business or the Novartis Transferring Assets;

(iv)	subject to and in accordance with Clause 11 (Accounts Payable and Receivable), the burden of all Novartis Accounts Payable;

(v)
any product liability claims, Patent infringement claims, challenges to Regulatory-Based Exclusivities or other claims of Third Parties, whether such liabilities are known or unknown, contingent or accrued prior to, at or after the Separation Date, to the extent related to, arising out of or resulting from the Novartis Business, any Novartis Product or any other product Commercialized by the Novartis Group after the Separation Date and irrespective of whether such liabilities have as a cause or contributory cause, the method or manner in which such product was researched, Developed or Manufactured including, without prejudice to the terms of the Ancillary Agreements, all Liabilities to the extent relating to or arising out of or resulting from the Development or Manufacture of any Novartis Product by any member of the Novartis Group or any member of the Sandoz Group;

(vi)	any Liabilities relating to, arising out of, or resulting from, the Novartis Properties, arising prior to, on, or after the Separation Date, excluding any Sandoz Environmental and H&S Liabilities;

(vii)	any Novartis Environmental and H&S Liabilities; and

(viii)
any Liabilities relating to, arising out of, or resulting from, the Commercialization by or on behalf of the Novartis Group of any co-packaged product that is not on the Product Lists and which includes a Sandoz Product or any product of the Sandoz Group following the Separation Date, where:

(A)	prior to the Separation Date, such Commercialization was included or reflected in the Novartis Reporting Segment; and/or

(B)	after the Separation Date, such Commercialization is carried out by or on behalf of the Novartis Group;

(b)
all other Liabilities that are expressly listed, scheduled or otherwise described by this Agreement or any Ancillary Agreement as Liabilities to be assumed by or allocated to any member of the Novartis Group; and

(c)
any Liabilities relating to, arising out of, or resulting from any breach of, or indemnification under, this Agreement or any Ancillary Agreement (excluding the Tax Matters Agreement) by Novartis or any member of the Novartis Group, notwithstanding any other provision of this definition of Novartis Liabilities, the Liabilities that satisfy the requirements of paragraph 1.3 (Novartis US Brands Liabilities) or are specified in paragraph 1.5(a) of Exhibit 7 (Specific Liabilities), but excluding all Sandoz Liabilities;

Novartis Multi-Sector Entities means the Persons listed in Part B (Novartis Multi-Sector Entities) of Exhibit 10 (Balance Sheet Entities);

Novartis Non-Transferring Tenders means the Tenders identified as “Novartis Non-Transferring Tenders” in the Non-Transferring Tenders List and any other Tenders agreed in writing by the Parties;

Novartis Originator Non-Compete Product means, in connection with any Non-Compete Product, any originator Novartis Product which contains or comprises one or more of the same active pharmaceutical ingredients or active ingredients as the Non-Compete Product;

Novartis Part means the relevant part of a Shared Contract that is not Exclusively Related to the Sandoz Business;

Novartis Patent means any Patent:

(a)	owned by any member of the Novartis Group; or

(b)	with respect to which any member of the Novartis Group has a license or similar right, including a covenant not to sue,

in each case, as of the Separation Date that Covers a Novartis Product;

Novartis Products means:

(a)	any Retained Novartis Product irrespective of whether such product was included or reflected in the Sandoz Business Financial Statements or the Sandoz Reporting Segment at any time; and

(b)	any other product of the Consolidated Novartis Group that is not:

(i)	a Sandoz Product; or

(ii)	any other product or pipeline product of any member of the Sandoz Group after the Separation Date;

Novartis Properties means the real estate, freehold and/or leasehold properties:

(a)	owned by any member of the Sandoz Group or the Novartis Group which have not at any time been included or reflected in the Sandoz Reporting Segment;

(b)	owned by the Novartis Group at, or after, the Separation Date;

(c)
which were included or reflected in the Sandoz Reporting Segment at any time but were divested to a Third Party prior to the Separation Date and, prior to such divestment, were last included or reflected in the Novartis Reporting Segment; or

(d)	listed as properties to be owned by the Novartis Group following the Separation in the Properties List,

excluding any Sandoz Properties and the part of any Novartis Property which is leased by a member of the Sandoz Group from Novartis;

Novartis Puurs Manufacturing Site means the manufacturing site of S.A. Alcon-Couvreur N.V. located at Rijkskweg 14, B-2870 Puurs-Sint-Amands, Belgium;

Novartis Reporting Segment means any reporting segment in the Consolidated Novartis Group’s financial reporting systems, excluding the Sandoz Reporting Segment;

Novartis Retained Assets has the meaning given in Clause 3.2 (The Novartis Retained Assets);

Novartis Retained Records means Retained Records that relate to the Novartis Business and will be held by the Sandoz Group after the Separation Date, in accordance with the Books and Records Plan;

Novartis Sensitive Information means any non-public Information regarding:
(a)
the validity, arguments for invalidity or unenforceability of, or arguments or methods to avoid infringement or applicability of any Novartis Patent or Regulatory-Based Exclusivities attaching to any Novartis Product;

(b)	any Know-How or trade secrets relating to any Novartis Product;

(c)	the research, Development, Manufacture, Commercialization, reimbursement, or Regulatory Approval of or relating to any Novartis Product; or

(d)	the marketing, sales or pricing of or relating to any Novartis Product,

provided that for the purposes of:
(i)
Clauses 21.7(a)(ii), 21.7(b), 21.7(d)(ii) and 21.7(e)(ii), the reference to “Novartis Product” in paragraphs (a) to (d) above shall mean “the Novartis Originator Non-Compete Product which corresponds with a Non-Compete Product of the Sandoz Group or an Acquirer”; and

(ii)	Clause 21.8(b)(i), the reference to “Novartis Product” in paragraphs (a) to (d) above shall mean “any Novartis Product which corresponds with the relevant product of the Sandoz Group or an Acquirer”;

Novartis Share Transferees means the members of the Novartis Group set out in Column 3 of Part C (Novartis Transferring Entities) of Exhibit 1 (Sandoz Entities and Novartis Transferring Entities) and any other Person that Novartis and Sandoz agree in writing shall constitute a Novartis Share Transferee;

Novartis Share Transferors means the members of the Sandoz Group set out in Column 1 of Part C (Novartis Transferring Entities) of Exhibit 1 (Sandoz Entities and Novartis Transferring Entities) and any other Person that Novartis and Sandoz agree in writing shall constitute a Novartis Share Transferor;

Novartis Shares means registered shares of Novartis;

Novartis Tender Part means the relevant part of a Sandoz Shared Non-Transferring Tender that is Exclusively Related to the Novartis Business;

Novartis Third Party Credit Support Instruments means any Credit Support Instrument provided by a member of the Sandoz Group for the benefit of any Third Party to the extent relating to (i) obligations of any member of the Novartis Group; or (ii) any Novartis Liabilities;

Novartis Transferring Asset has the meaning given in Clause 4.1 (The Novartis Transferring Assets);

Novartis Transferring Entities means the Persons listed in Column 2 of Part C (Novartis Transferring Entities) of Exhibit 1 (Sandoz Entities and Novartis Transferring Entities);

Novartis Transferring Marketing Authorizations means Marketing Authorizations with respect to the Novartis Products held by members of the Sandoz Group, including those listed in the MA Transfer Plan;

Novartis Transferring Records means Books and Records that are related to the Novartis Business and that are owned or in the possession of the Sandoz Group and which will be transferred to Novartis or another member of the Novartis Group prior to, on or after the Separation Date, as identified in the Books and Records Plan;

NTT Party has the meaning given in Paragraph 1.1 of Part B (Non-Transferring Tenders) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders);

Omnibus Data Protection Agreement means the omnibus data protection agreement entered into between the Parties on or around the date of this Agreement;

Order means any order, decree, writ, injunction, award, judgment or other determination of, or agreement with, any court or any Governmental Entity or any other regulatory or arbitral authority in any jurisdiction;

Parent Company means any company which, whether directly or indirectly through one or more companies:
(a)	holds a majority of the voting rights in another company; or

(b)	is a member of another company and has the right to appoint or remove a majority of its board of directors; or

(c)	is a member of another company and controls a majority of the voting rights in it under an agreement with the other members;

Party means Novartis or Sandoz and Parties means both of them;
Patent and Know-How Assignment Agreements means each patent and know-how assignment agreement entered into between Sandoz and Novartis on or about the date of this Agreement;

Patent and Know-How License Agreements means each patent and know-how license agreement entered into between Sandoz and Novartis on or about the date of this Agreement;
Patents means:
(a)
utility patents, industrial and utility models, industrial designs, petty patents, design patents, patents of importation, patents of addition, certificates of invention, and other indicia of invention ownership issued or granted by any Governmental Entity;

(b)
applications for any of the foregoing, including provisional, utility, design, priority, divisional, and continuation (in whole or in part) applications, and all other pre-grant forms of any of the foregoing; and

(c)	extensions, reissues, re-examinations, renewals, or other post-grant forms of any of the foregoing; and equivalents or counterparts of any of the foregoing;

Permits means all approvals, permits, licenses, certificates, registrations, authorizations or consents issued by a Governmental Entity under any Applicable Law, including any:
(a)	product notifications not requiring pre-clearance by regulatory authorities and other clearance procedures required to lawfully market any product in the relevant jurisdictions; and

(b)	supplements, amendments and revisions thereto,

other than any Marketing Authorizations;
Person means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity;
Personnel has the meaning given in the Information Access Agreement;
Pharmacovigilance Agreements means the five pharmacovigilance agreements entered into between Sandoz and Novartis on or around the date of this Agreement;
Pharmacovigilance Services Agreement means the agreement relating to the supply of certain services relating to pharmacovigilance matters entered into between Sandoz and Novartis on or around the date of this Agreement;
POSI Insurance has the meaning given in Clause 17.10 (POSI Insurance);
Pre-Separation Insurance Claims has the meaning given in Clause 17.2 (General Pre-Separation Insurance Claims);
Product means a Sandoz Product or a Novartis Product;
Product Liability Series Claim means an occurrence encompassing actual or alleged personal injury to two or more persons which commences over a period of longer than thirty consecutive days which is attributable directly, indirectly, or allegedly to the same actual or alleged event, condition, cause, defect, hazard and/or failure to warn of such;
Product Lists means the Sandoz Product List and the Retained Novartis Product List;
Properties List means each list of real estate, freehold and/or leasehold properties in the Agreed Form;
Quality Agreements means the quality agreements entered into between Sandoz and Novartis on or around the date of this Agreement, as referred to in the Manufacturing and Supply Agreements;
Reflected Items has the meaning given in Clause 10.3(d)(i);
Regulatory Approval means, with respect to a country or other jurisdiction, the approvals, licenses, registrations, or authorizations of any Governmental Entity that are necessary for the import, distribution, marketing, use, offering for sale, and sale of a product for one or more therapeutic indications in such country or jurisdiction in accordance with Applicable Law, excluding any applicable pricing and reimbursement approvals;
Regulatory-Based Exclusivity means, in respect of a Novartis Product and on a country-by-country basis, that:
(a)
Novartis or any of its Affiliates has been granted the exclusive right by a Governmental Entity (or is otherwise entitled to the exclusive right by operation of law) in such country to Commercialize the product in such country, including any pediatric or orphan drug exclusivity, for a certain period of time; or

(b)
the data and Information submitted by Novartis or any of its Affiliates to the relevant Governmental Entity in such country for purposes of obtaining a Marketing Authorization for such product may, for a certain period of time, not be relied upon in any way by any Person other than Novartis or its Affiliates (including by relying upon the Governmental Entity’s previous findings regarding the safety or effectiveness of the product) to apply for a Regulatory Approval in the same indications as such product in such country;

Relevant Contract Transferee has the meaning given in Paragraph 1.6 (Third Party Consents Not Obtained Prior to Commencement of Separation) of Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders);
Relevant Contract Transferor has the meaning given in Paragraph 1.6 (Third Party Consents Not Obtained Prior to Commencement of Separation) of Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders);
Relevant Shared Contract Beneficiary has the meaning given in Paragraph 1.7(c) (Shared Contracts) of Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders);
Relevant Shared Contract Party has the meaning given in Paragraph 1.7(c)(i) (Shared Contracts) of Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders);
Relevant Tender Beneficiary has the meaning given in Paragraph 1.7(b) of Part B (Non-Transferring Tenders) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders);
Relevant Tender Party has the meaning given in Paragraph 1.7(b)(i) of Part B (Non-Transferring Tenders) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders);
Representatives means, in relation to a specified Person, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that Person and/or of its respective Affiliates;
Resolution Period has the meaning given in Clause 38 (Dispute Resolution);
Retained Novartis Product List means the list of certain Novartis Products, in the Agreed Form;
Retained Novartis Products means the products and the pipeline products on the Retained Novartis Product List;

Retained Records means Books and Records which:
(a)
would have been Transferring Records but cannot transfer or be separated for technical, operational, commercial, legal or regulatory reasons or without liability being incurred by the relevant transferor as a result of such transfer; or

(b)	contain Business Information and are agreed by the Parties to be Retained Records in the Books and Records Plan,

including any Books and Records which would have been Sandoz Transferring Records but which contain Novartis Sensitive Information, but excluding, in any event, the Excluded Records;
Retention Period means, in respect of each category of Retained Records, the time period required for such Retained Records to be retained under Applicable Law or, if longer, the holding Party’s internal policies and procedures, the duration of which shall be specified in the Books and Records Plan and / or in the Access Plan for each category of Retained Records, as may be extended in accordance with this Agreement;
Run-Off D&O Insurance has the meaning given to it in Clause 17.5 (Run-off D&O Insurance);
RxGx Agreement means the RxGx agreement entered into between Novartis and Sandoz on or about the date of this Agreement;
Sales has the meaning given to it in Clause 24.10(a);
Sandostatin Distribution Agreement means the supply, distribution and promotion agreement, in relation to products sold under the SANDOSTATIN trade mark in the People’s Republic of China (excluding Hong Kong, Macau and Taiwan), entered into between Novartis Pharma Services AG and LEK d.d. on or about the date of this Agreement;
Sandoz Accounts Payable means all amounts which remain payable at the Separation Date in respect of trade creditors by the relevant Novartis Asset Transferor (excluding, in any event, any Intercompany Accounts or payables arising in respect of any Intercompany Arrangements, payments in advance, trade bills recoverable, suppliers’ prepayments and accrued revenue);
Sandoz Accounts Receivable means all amounts which remain receivable at the Separation Date in respect of trade debtors by the relevant Novartis Asset Transferor (excluding, in any event, any Intercompany Accounts or receivables arising in respect of any Intercompany Arrangements, payments in advance, trade bills recoverable, suppliers’ prepayments and accrued revenue);
Sandoz ADR Registration Statement means the registration statement on Form F-6 (SEC File No. 333-274415) filed by JPMorgan Chase Bank, N.A., with the SEC pursuant to the Securities Act for the registration of the Sandoz ADRs, as such registration statement has been or may be amended and supplemented from time to time, including all documents filed as part thereof or incorporated by reference therein;
Sandoz ADRs means the American depositary shares representing the Listing Shares;
Sandoz Asset Transferees means the members of the Sandoz Group identified as Sandoz Asset Transferees in Exhibit 2 (Separation Steps Plan) and any other Person that Novartis and Sandoz agree in writing shall constitute a Sandoz Asset Transferee (including pursuant to Clause 20.1 (Non-transferred Assets));

Sandoz Asset Transferors means the members of the Novartis Group identified as Sandoz Asset Transferors in Exhibit 2 (Separation Steps Plan) and any other Person that Novartis and Sandoz agree in writing shall constitute a Sandoz Asset Transferor (including pursuant to Clause 20.1 (Non-transferred Assets));
Sandoz Biopharmaceuticals Assets means:
(a)	the Sandoz Cell Lines;

(b)	the Sandoz Biopharmaceuticals Development Inventory;

(c)
the technical, research and development equipment and infrastructure owned by a member of the Sandoz Group as at the Separation Date, including the technical research and development equipment and infrastructure:

(i)	located at the Sandoz Properties in Oberhaching, Germany and Holzkirchen, Germany; and/or

(ii)	acquired by a member of the Sandoz Group for the purposes of the Sandoz Group’s Biosimilar Technical Development Center in Ljubljana, Slovenia;

Sandoz Biopharmaceuticals Assumed Liabilities means, without prejudice to the terms of the Development and Collaboration Agreement or the Manufacturing and Supply Agreement(s), all Liabilities to the extent relating to, arising out of, or resulting from the research, Development, Manufacture or Commercialization of the Sandoz Biopharmaceuticals Products, including (without limitation) any Liabilities arising from Third Party Claims for Patent infringement or challenges to the Regulatory-Based Exclusivity of any such Sandoz Biopharmaceuticals Product, or the method or manner in which such product was researched, Developed or Manufactured, other than any Liabilities for the maintenance, upkeep or replacement of any equipment or assets (including the Novartis Transferring Assets) utilized by the Novartis Group in the research, Development, or Manufacture of such Products pursuant to the Development and Collaboration Agreement;
Sandoz Biopharmaceuticals Development Inventory means:
(a)	the inventory listed as Sandoz Biopharmaceuticals Development Inventory in Exhibit 6; and

(b)	any other inventory agreed in writing by the Parties;

Sandoz Biopharmaceuticals Products means the Products on the “1.2 Biopharma Products” tab and the “1.7 Pipeline Biosimilars” tab of the Sandoz Product List together with any additional pipeline products for which the Novartis Group may provide Development or Manufacturing services to the Sandoz Group under the Development and Collaboration Agreement or the Manufacturing Services Agreement(s);
Sandoz Business means any business, operations and activities:
(a)
as reflected on the Sandoz Business Financial Statements and any business, operations and activities conducted by any member of the Sandoz Group or the Novartis Group after the date of the Sandoz Business Financial Statements and prior to the Separation Date that are of a nature or type that would have been reflected on a combined balance sheet of Sandoz as carved out from the Consolidated Novartis Group accounts or any notes or subledgers thereto (were such balance sheet, notes or subledgers to be prepared on a basis consistent with the Sandoz Business Financial Statements or any notes or subledgers thereto), provided that the Sandoz Business shall:

(i)	include any balance sheet items reflected in the financial statements of the Sandoz Demerger-relevant Entities as at the Separation Date;

(ii)	exclude any balance sheet items reflected in the financial statements of the Novartis Demerger-relevant Entities as at the Separation Date;

(iii)	include any balance sheet items reported in the Novartis Reporting Segment of the Sandoz Multi-Sector Entity as at 30 June 2023; and

(iv)	exclude any balance sheet items reported in the Sandoz Reporting Segment of the Novartis Multi-Sector Entities as at 30 June 2023;

(b)	in connection with the research, Development, Manufacture or Commercialization of the Sandoz Products; or

(c)	included or reflected in the Sandoz Reporting Segment at any time, excluding the Novartis Global Biotech Cooperations Business Reporting Unit,

in each case, conducted at any time prior to the Separation Date by either Party or any of their respective Affiliates, excluding any business, operations or activities which are excluded in the Sandoz Business Financial Statements or would have been excluded in the Sandoz Business Financial Statements at the relevant time had the Sandoz Business Financial Statements been prepared at the relevant time using the same principles and methodology as set out in the Carve-Out Methodology; or
(d)	conducted on or after the Separation Date by any member of the Sandoz Group;

Sandoz Business Contracts means, in relation to each Sandoz Asset Transferor, all the Contracts that are Exclusively Related to the Sandoz Business and entered into by or on behalf of, or the benefit of which is held on trust for or has been assigned to, that Sandoz Asset Transferor prior to the Separation Date which in any case are outstanding or in respect of which the Sandoz Asset Transferor has any rights, liabilities, claims, benefits or obligations as at the Separation Date, excluding the Novartis Non-Transferring Tenders;
Sandoz Business Financial Statements means:
(a)	the audited combined financial statements of the Sandoz Business as of and for the years ended December 31, 2022, 2021 and 2020;

(b)	the unaudited pro forma combined financial statements of the Sandoz Business as of and for the year ended December 31, 2022;

(c)	the audited statutory financial statements of Sandoz as of and for the year ended December 31, 2022;

(d)
the unaudited condensed interim combined financial statements of the Sandoz Business as of the half-year ended June 30, 2023 and for the half-years ended June 30, 2023 and 2022 included in the supplement to the Listing Prospectus;

(e)
the unaudited supplementary financial information of the Sandoz Business as of the half-year ended June 30, 2023 and for the half-years ended June 30, 2023 and 2022 included in the supplement to the Listing Prospectus; and

(f)	the unaudited pro forma combined financial statements of the Sandoz Business as of and for the half-year ended June 30, 2023 included in the supplement to the Listing Prospectus,

including any notes or subledgers thereto (including, for the avoidance of doubt, any post-balance sheet event notes);
Sandoz Business Permits means all Permits issued to a Sandoz Asset Transferor that are Exclusively Related to the Sandoz Business, excluding Marketing Authorizations;
Sandoz Cell Lines means the cell lines set forth in Exhibit 6 (Biopharmaceutical Assets);
Sandoz Clean Team means Representatives of the Sandoz Group who:
(a)	have not participated in or attended discussions regarding any Novartis Sensitive Information in respect of:

(i)	for the purposes of Clause 21.7 (Exception to Non-Compete), the corresponding Novartis Originator Non-Compete Product; or

(ii)	for the purposes of Clause 21.8 (IP Challenges), the corresponding Novartis Product; and/or

(b)	have not otherwise received, accessed or obtained knowledge of any Novartis Sensitive Information in respect of:

(i)	for the purposes of Clause 21.7 (Exception to Non-Compete), the corresponding Novartis Originator Non-Compete Product; or

(ii)	for the purposes of Clause 21.8 (IP Challenges), the corresponding Novartis Product,

in each case, either prior to, at or after the Separation Date, provided that any Representative who has not participated in or attended discussions regarding, and/or otherwise received, accessed or obtained knowledge of:
(c)	subject to paragraph (d) below, any Novartis Sensitive Information; or

(d)	the marketing, sales or pricing information in paragraph (d) of the definition of Novartis Sensitive Information since the date which is three years prior to the Separation Date,

shall be permitted to participate in a Sandoz Clean Team;
Sandoz Demerger-relevant Entities means the Persons listed in Part C (Sandoz Demerger-relevant Entities) of Exhibit 10 (Balance Sheet Entities);
Sandoz Employee has the meaning given in the Employee Matters Agreement;
Sandoz Entities means each of Sandoz, the Sandoz Transferring Entities and the Sandoz Indirect Transferring Entities;

Sandoz Environmental and H&S Liabilities has the meaning given in paragraph 1 of Schedule 3 (Environmental Liabilities and Claims);
Sandoz Equipment means all Equipment:

(a)	in respect of the Delayed Businesses, the Equipment reported in the Sandoz Reporting Segment of the relevant Delayed Transferor as at the Separation Date; and

(b)	in respect of any other part of the Sandoz Business, owned by a member of the Sandoz Group as at the Separation Date;

Sandoz Former Properties means any real estate, freehold and/or leasehold properties which were included or reflected in the Sandoz Reporting Segment at any time but were divested to a Third Party prior to the Separation Date, excluding any Novartis Properties;
Sandoz Group means:
(a)	Sandoz;

(b)	each Person that upon completion of the Distribution will be, or will become, a direct or indirect Subsidiary of Sandoz; and

(c)	each other Person that becomes a direct or indirect Subsidiary of Sandoz at any time after the Distribution;

Sandoz Indemnitees means:
(a)	Sandoz and each member of the Sandoz Group;

(b)	each of their respective past, present and future directors, officers, managers, shareholders (excluding shareholders of Novartis or, following the Separation Date, Sandoz), agents and employees; and

(c)	each of the heirs, executors, administrators, successors and assigns of any of the foregoing;

Sandoz India Accounts Payable means all amounts payable at the Separation Date in respect of trade creditors by Novartis Healthcare Private Limited to the extent Exclusively Related to the Sandoz Business (excluding, in any event, any Intercompany Accounts or payables arising in respect of any Intercompany Arrangements, payments in advance, trade bills recoverable, suppliers’ prepayments and accrued revenue);
Sandoz India Accounts Receivable means all amounts receivable at the Separation Date in respect of trade debtors by Novartis Healthcare Private Limited to the extent Exclusively Related to the Sandoz Business (excluding, in any event, any Intercompany Accounts or receivables arising in respect of any Intercompany Arrangements, payments in advance, trade bills recoverable, suppliers’ prepayments and accrued revenue);
Sandoz Indirect Transferring Entities means each Person listed in Column 1 of Part B (Sandoz Indirect Transferring Entities) of Exhibit 1 (Sandoz Entities and Novartis Transferring Entities);
Sandoz Insurance Contact means Daniel Halter, Director, Global Insurance, Sandoz AG, or such other contact as Sandoz shall notify to Novartis in writing from time to time;

Sandoz Insurance Reserves means an amount equal to the sum of the undiscounted amounts of the incurred but not reported reserve (IBNRs) and the outstanding loss reserve (OSLR) of Triangle relating to active liability claims of the Sandoz Group as at 30 September 2023, as determined by the Actuary in accordance with Clause 17.7 (Insurance Reserves Report);
Sandoz Intragroup Credit Support Instruments means any Credit Support Instrument provided by a member of the Novartis Group for the benefit of any member of the Sandoz Group;
Sandoz Inventory means, in relation to each Sandoz Asset Transferor, all inventories, wherever located, including the raw materials, stocks, work-in-progress, semi-finished and finished Sandoz Products, API, packaging and labelling material of the relevant Sandoz Asset Transferor, in each case, as reflected on the Sandoz Business Financial Statements or that are of a nature or type that would have been reflected on a combined balance sheet of Sandoz as carved out from the Consolidated Novartis Group accounts or any notes or subledgers thereto (were such balance sheet, notes or subledgers to be prepared on a basis consistent with the Sandoz Business Financial Statements or any notes or subledgers thereto), as of the Separation Date, excluding any inventories which are excluded in the Sandoz Business Financial Statements or would have been excluded in the Sandoz Business Financial Statements at the relevant time had the Sandoz Business Financial Statements been prepared at the relevant time using the same principles and methodology as set out in the Carve-Out Methodology, provided that Sandoz Inventory shall:
(a)	include any inventories reflected in the financial statements of the Sandoz Demerger-relevant Entities as at the Separation Date;

(b)	exclude any inventories reflected in the financial statements of the Novartis Demerger-relevant Entities as at the Separation Date;

(c)	include any inventories reported in the Novartis Reporting Segment of the Sandoz Multi-Sector Entity as at 30 June 2023; and

(d)	exclude any inventories reported in the Sandoz Reporting Segment of the Novartis Multi-Sector Entities as at 30 June 2023;

Sandoz IT Assets means the information technology equipment and assets:
(a)	listed as to be owned by the Sandoz Group following the Separation in the Agreed Form IT Assets List;

(b)	physically located on a Sandoz Property as at the Separation Date; or

(c)	allocated to a Sandoz Employee on or after the Separation Date;

Sandoz Liabilities means:
(a)	all Liabilities included or reflected on the Sandoz Business Financial Statements or any notes or subledgers thereto, it being understood that:

(i)
the Sandoz Business Financial Statements and the notes and subledgers thereto shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Sandoz Liabilities pursuant to this paragraph (a); and

(ii)
the amounts set forth on the Sandoz Business Financial Statements with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Sandoz Liabilities pursuant to this paragraph (a);

(b)
all other Liabilities that are incurred or accrued by any member of the Sandoz Group or the Novartis Group from the date of the Sandoz Business Financial Statements to the Separation Date that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a combined balance sheet of Sandoz as carved out from the Consolidated Novartis Group accounts or any notes or subledgers thereto as of the date of the Sandoz Business Financial Statements (were such balance sheet, notes or subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Sandoz Business Financial Statements or any notes or subledgers thereto), it being understood that:

(i)
the Sandoz Business Financial Statements and the notes and subledgers thereto shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Sandoz Liabilities pursuant to this paragraph (b); and

(ii)
the amounts set forth on the Sandoz Business Financial Statements with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Sandoz Liabilities pursuant to this paragraph (b);

provided that for the purposes of paragraphs (a) and (b), Sandoz Liabilities shall:
(iii)
exclude any business, operations or activities which are excluded in the Sandoz Business Financial Statements or would have been excluded in the Sandoz Business Financial Statements at the relevant time had the Sandoz Business Financial Statements been prepared at the relevant time using the same principles and methodology as set out in the Carve-Out Methodology;

(iv)	include any balance sheet items reflected in the financial statements of the Sandoz Demerger-relevant Entities as at the Separation Date;

(v)	exclude any balance sheet items reflected in the financial statements of the Novartis Demerger-relevant Entities as at the Separation Date;

(vi)	include any balance sheet items reported in the Novartis Reporting Segment of the Sandoz Multi-Sector Entity as at 30 June 2023; and

(vii)	exclude any balance sheet items reported in the Sandoz Reporting Segment of the Novartis Multi-Sector Entities as at 30 June 2023;

(c)
all other Liabilities to the extent relating to, arising out of, or resulting from, the Sandoz Business regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or after the Separation Date, including:

(i)
all Liabilities to the extent relating to, arising out of, or resulting from, the operation or conduct of the Sandoz Business as conducted by any member of the Novartis Group or the Sandoz Group at any time prior to, on or after the Separation Date, including (without limitation) any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any Representatives of any applicable member of the Novartis Group or the Sandoz Group (whether or not such act or failure to act is or was within such Person’s authority), to the extent such act or failure to act relates to the Sandoz Business;

(ii)	all Sandoz Biopharmaceuticals Assumed Liabilities;

(iii)
all Liabilities to the extent relating to, arising out of, or resulting from, the Sandoz Transferring Assets (including all Liabilities arising under the Sandoz Business Contracts, the Sandoz Part of any Shared Contract, the Sandoz Non-Transferring Tenders and the Sandoz Tender Part of any Sandoz Shared Non-Transferring Tender) and Sandoz Retained Assets;

(iv)
all Liabilities for claims made by Third Parties, or the directors, officers, employees, agents of any member of the Sandoz Group or the Novartis Group, against either Party or any of its Subsidiaries, whether such Liabilities are known or unknown, contingent or accrued prior to, at or after the Separation Date, to the extent relating to, arising out of or resulting from the Sandoz Business or the Sandoz Transferring Assets;

(v)	subject to and in accordance with Clause 11 (Accounts Payable and Receivable), the burden of all Sandoz Accounts Payable, and Sandoz India Accounts Payable;

(vi)
any product liability claims, patent infringement claims, challenges to Regulatory-Based Exclusivities or other claims of Third Parties, whether such liabilities are known or unknown, contingent or accrued prior to, at or after the Separation Date, to the extent related to, arising out of or resulting from the Sandoz Business, any Sandoz Product and/or any other products of the Sandoz Group following the Separation Date and irrespective of whether such liabilities have as a cause or contributory cause, the method or manner in which such product was researched, Developed or Manufactured including, without prejudice to the terms of the Ancillary Agreements, all Liabilities to the extent relating to or arising out of or resulting from the Development or Manufacture of any Sandoz Product and/or any other products of the Sandoz Group following the Separation Date by any member of the Sandoz Group or any member of the Novartis Group; and

(vii)
any Liabilities relating to, arising out of, or resulting from, the Sandoz Properties or Sandoz Former Properties, arising prior to, on, or after the Separation Date, excluding any Novartis Environmental and H&S Liabilities;

(viii)	any Sandoz Environmental and H&S Liabilities; and

(ix)
any Liabilities relating to, arising out of, or resulting from, the Commercialization by or on behalf of the Sandoz Group of any co-packaged product that is not on the Product Lists and which includes a Novartis Product or any product of the Novartis Group following the Separation Date, where:

(A)	prior to the Separation Date, such Commercialization was included or reflected in the Sandoz Reporting Segment; and/or

(B)	after the Separation Date, such Commercialization is carried out by or on behalf of the Sandoz Group;

(d)
all other Liabilities that are expressly listed, scheduled or otherwise described by this Agreement or any Ancillary Agreement as Liabilities to be assumed by or allocated to any member of the Sandoz Group;

(e)
any Liabilities relating to, arising out of, or resulting from any breach of, or indemnification under, this Agreement or any Ancillary Agreement (excluding the Tax Matters Agreement) by Sandoz or any member of the Sandoz Group;

(f)
all Liabilities to the extent relating to, arising out of, or resulting from, the Listing Prospectus and/or the Sandoz ADR Registration Statement, including the preparation and publication thereof and including any and all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, with respect to all Information contained in the Listing Prospectus and/or the Sandoz ADR Registration Statement,

but notwithstanding any other provision of this definition of Sandoz Liabilities, shall include any Liabilities specified in paragraph 1.4(a) of Exhibit 7 (Specific Liabilities) but exclude any Liabilities specified in paragraph 1.4(b) or paragraph 1.5(b) of Exhibit 7 (Specific Liabilities);
Sandoz Multi-Sector Entity means the Person listed in Part D (Sandoz Multi-Sector Entity) of Exhibit 10 (Balance Sheet Entities);
Sandoz Non-Transferring Tenders means the Tenders identified as “Sandoz Non-Transferring Tenders” in the Non-Transferring Tenders List and any other Tenders agreed in writing by the Parties;
Sandoz Part means the relevant part of a Shared Contract that is Exclusively Related to the Sandoz Business;
Sandoz Product List means the list of certain Sandoz Products, in the Agreed Form;
Sandoz Products means:
(a)	the products and the pipeline products on the Sandoz Product List; and

(b)	any other product which was included or reflected in the Sandoz Reporting Segment prior to the Separation Date other than any products:

(i)
which were divested to a Third Party or discontinued prior to the Separation Date and, immediately prior to such divestment or discontinuation, were also included or reflected in the Novartis Reporting Segment (but only to the extent so included or reflected in the Novartis Reporting Segment); or

(ii)
which were also included or reflected in the Novartis Reporting Segment in the 12 months prior to the Separation Date (but only to the extent so included or reflected in the Novartis Reporting Segment), excluding any Retained Novartis Product or any other product or pipeline product of any member of the Novartis Group after the Separation Date;
Sandoz Properties means the real estate, freehold and/or leasehold properties listed as properties to be owned by the Sandoz Group following the Separation in the Properties List,

excluding the part of any Sandoz Property which is leased by a member of the Novartis Group from Sandoz;
Sandoz Reimbursement Payment means the amount by which the aggregate Insurance Proceeds received by, or paid on behalf of, Sandoz following the Separation Date in respect of Pre-Separation Insurance Claims exceeds the Sandoz Insurance Reserves;
Sandoz Reporting Segment means the Sector 14 reporting segment in the Consolidated Novartis Group’s financial reporting systems;
Sandoz Retained Assets has the meaning given in Clause 4.2 (The Sandoz Retained Assets);
Sandoz Retained Records means the Retained Records that relate to the Sandoz Business and will be held by the Novartis Group after the Separation Date, in accordance with the Books and Records Plan;
Sandoz Share Transferees means the members of the Sandoz Group set out in Column 3 of Part A (Sandoz Transferring Entities) of Exhibit 1 (Sandoz Entities and Novartis Transferring Entities) and any other Person that Novartis and Sandoz agree in writing shall constitute a Sandoz Share Transferee;
Sandoz Share Transferors means the members of the Novartis Group set out in Column 1 of Part A (Sandoz Transferring Entities) of Exhibit 1 (Sandoz Entities and Novartis Transferring Entities) and any other Person that Novartis and Sandoz agree in writing shall constitute a Sandoz Share Transferor;
Sandoz Shared Non-Transferring Tenders means any Tender which relates both to the Sandoz Business and to the Novartis Business, and to which a member of the Sandoz Group is a party or in respect of which a member of the Sandoz Group has any liability or obligation at the Separation Date;
Sandoz Tender Part means the relevant part of a Sandoz Shared Non-Transferring Tender that is Exclusively Related to the Sandoz Business;
Sandoz Third Party Credit Support Instruments means any Credit Support Instrument provided by a member of the Novartis Group for the benefit of any Third Party to the extent relating to (i) obligations of any member of the Sandoz Group; or (ii) any Sandoz Liabilities;
Sandoz Transferring Assets has the meaning given in Clause 3.1 (The Sandoz Transferring Assets);
Sandoz Transferring Entity means each Person listed in Column 2 of Part A (Sandoz Transferring Entities) of Exhibit 1 (Sandoz Entities and Novartis Transferring Entities);
Sandoz Transferring Marketing Authorizations means Marketing Authorizations with respect to the Sandoz Products held by members of the Novartis Group, including those listed in the MA Transfer Plan;
Sandoz Transferring Records means Books and Records that are related to the Sandoz Business and that are owned or in the possession of the Novartis Group and which will be transferred to Sandoz or another member of the Sandoz Group prior to, on or after the Separation Date, as identified in the Books and Records Plan;

Sandoz Works of Art means any Works of Art located on Sandoz Properties other than any Works of Art located in the common area of a Novartis Property and a Sandoz Property;
SEC means the United States Securities and Exchange Commission;
Securities Act means the United States Securities Act of 1933, as amended;
Separation has the meaning given in Recital E;
Separation Balance Sheet has the meaning given in Clause 16.12(a) (Separation Date Balance Sheet);
Separation Committee has the meaning given in Clause 18.1 (Separation Committee);
Separation Date has the meaning given in Clause 2.2 (The Separation Date);
Separation PMO Lead has the meaning given in Clause 18.3 (Separation PMO Leads);
Separation Steps Plan means the steps plans prepared in respect of the Separation and set out in Exhibit 2 (Separation Steps Plan);
Shared Contract means any Contract which relates both to the Sandoz Business and to the Novartis Business or any Novartis Retained Asset, and to which a member of the Novartis Group and/or a member of the Sandoz Group is a Party or in respect of which a member of the Novartis Group and/or a member of the Sandoz Group has any liability or obligation at the Separation Date, excluding Third Party Supply Agreements (as defined in the Transitional Services Agreement(s)) and the Sandoz Shared Non-Transferring Tenders;
Shareholder Information Brochure means the shareholder information brochure published by Novartis on 18 August 2023 in connection with the shareholder meeting to approve the Distribution;
Site Agreements means:
(a)	in respect of the industrial site located in Kundl, Austria (Biochemiestrasse 10, 6250 Kundl):

(i)	the site services agreement between Novartis Pharmaceutical Manufacturing GmbH, as the service provider, and Sandoz GmbH, as the service recipient, dated 12 June 2023; and

(ii)	the site agreement between Novartis Pharmaceutical Manufacturing GmbH, as the site operator, and Sandoz GmbH, as the site user, dated 10 March 2023;

(b)	in respect of the industrial site located in Schaftenau, Austria (Biochemiestraße 10, 6336 Langkampfen):

(i)	the site services agreement between Novartis Pharmaceutical Manufacturing GmbH, as the service provider, and Sandoz GmbH, as the service recipient, dated 12 June 2023; and

(ii)	the site agreement between Novartis Pharmaceutical Manufacturing GmbH, as the site operator, and Sandoz GmbH, as the site user, dated 10 March 2023;

(c)	in respect of the industrial site located in Ljubljana, Slovenia:

(i)	the site services agreement between Novartis Pharmaceutical Manufacturing LLC, as the service provider and Lek Pharmaceuticals d.d., as the service recipient dated 30 June 2023; and

(ii)	the site agreement between Novartis Pharmaceutical Manufacturing LLC, as the site operator, and Lek Pharmaceuticals d.d., as the site user, dated 30 June 2023; and

(d)	in respect of the industrial site located in Menges, Slovenia:

(i)	a site services agreement between Novartis Pharmaceutical Manufacturing LLC, as the service provider, and Lek Pharmaceuticals d.d., as the service recipient, dated 30 June 2023; and

(ii)	a site agreement between Novartis Pharmaceutical Manufacturing LLC, as the site operator, and Lek Pharmaceuticals d.d., as the site user, dated 30 June 2023;

SIX means SIX Swiss Exchange Ltd;
SIX Listing Rules means the listing rules of SIX Exchange Regulation AG dated 3 November 2022, as amended;
Subsidiary and Subsidiaries means any company in relation to which another company is its Parent Company;
Swiss CO means the Swiss Code of Obligations (SR 220);
Tax has the meaning given in the Tax Matters Agreement;
Tax Authority has the meaning given in the Tax Matters Agreement;
Tax Matters Agreement means the tax matters agreement entered into between Novartis and Sandoz on or about the date of this Agreement;
Technical Transfer Agreement(s) means the technical transfer agreement or agreements entered into between Sandoz and Novartis on or about the date of this Agreement;
Tender means any contract, arrangement or agreement entered into following a call for tender by a Third Party;
Third Party means any Person excluding any member of the Sandoz Group or the Novartis Group;
Third Party Claim has the meaning given in the Third Party Claims and Investigations Management Agreement;
Third Party Claims and Investigations Management Agreement means the agreement relating to the management and conduct of Third Party Claims and Investigations entered into between Novartis and Sandoz on or about the date of this Agreement;
Third Party Consent has the meaning given in Clause 9.2(a)(i);

Third Party Proceeds has the meaning given in Clause 14.3(a)(ii) (Recovery from Third Parties);
Trade Secret means all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing if: (a) the owner thereof has taken reasonable measures to keep such Information secret; and (b) the Information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another person who can obtain economic value from the disclosure;
Trademark, Design and Domain Name Assignment Agreement means each trademark, design and domain name assignment agreement entered into between Sandoz AG and Novartis on or about the date of this Agreement;
Trademark Co-existence Agreement means each trademark co-existence agreement entered into between Sandoz and Novartis on or about the date of this Agreement;
Transaction Advisory Fees has the meaning given in Clause 28.1 (Transaction Advisory Fees);
Transaction Document means this Agreement, the Ancillary Agreements and the Local Separation Agreements, and any other agreement agreed in writing between Sandoz and Novartis to constitute a Transaction Document;
Transferring Business Contracts means, in relation to the transfer of the Sandoz Transferring Assets, the Sandoz Business Contracts and, in relation to the transfer of the Novartis Transferring Assets, the Novartis Business Contracts;
Transferring Records means the Sandoz Transferring Records and the Novartis Transferring Records;
Transitional Distribution Services Agreement means the Transitional Distribution Services Agreement to be entered into between Sandoz and Novartis on or around the Separation Date;
Transitional Services Agreement(s) means the transitional services agreement or agreements to be entered into between Sandoz and Novartis on or around the Separation Date;
Triangle means Triangle International Reinsurance Limited;
Unclassified Records has the meaning given in Clause 16.4 (Unclassified Records);
US Branded Products means the Products on the “1.4 US Brands” tab of the Sandoz Product List in the territories specified in Column D of that tab only and US Branded Product means any one of them;
US Brands Commercial Agreement means the Commercial Agreement between Sandoz, Inc. and Novartis Pharmaceuticals Corporation dated 18 September 2023 in respect of the US Branded Products;
Waived Records has the meaning given to it in Clause 16.2(b) (Retention of original Transferring Records);

Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day; and
Works of Art means any paintings, sculptures or other pieces of art.
1.2	Interpretation. In this Agreement, unless the context otherwise requires:
(a)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(b)	references to US Dollars or $ are references to the lawful currency from time to time of the United States of America;

(c)	references to Swiss francs or CHF are references to the lawful currency from time to time of Switzerland; and

(d)
any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as without limitation and illustrative and shall not limit the sense of the words preceding those terms.

1.3	Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to:
(a)	that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement;

(b)	any enactment which that enactment re‑enacts (with or without modification); and

(c)	any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re‑enacted as described in (a) or (b) above,

except to the extent that any of the matters referred to in (a) to (c) occurs after the date of this Agreement and increases or alters the liability of Novartis or Sandoz (or any Person on whose behalf it is acting as agent pursuant to this Agreement) under this Agreement.
1.4	Schedules. The Schedules and Exhibits to this Agreement comprise schedules and Exhibits to this Agreement and form part of this Agreement.
1.5
Inconsistencies. Where there is any inconsistency between the definitions set out in this Clause and the definitions set out in any other Clause or Schedule, then, for the purposes of construing such Clause or Schedule, the definitions set out in such Clause or Schedule shall prevail.

2. The Separation
2.1	The Separation. The Parties acknowledge that the Separation is intended to result in:
(a)	Sandoz directly or indirectly owning the Sandoz Business, together with the Sandoz Entities and the Sandoz Transferring Assets, and being responsible for the Sandoz Liabilities; and

(b)	Novartis directly or indirectly owning the Novartis Business, including the Novartis Transferring Entities and the Novartis Transferring Assets, and being responsible for the Novartis Liabilities,

in accordance with the terms of this Agreement.

2.2	The Separation Date. To the extent not already completed in any jurisdiction prior to the date of this Agreement, the Separation shall take place on 4 October 2023 (the Separation Date).

2.3	Transfer of Sandoz Transferring Assets and Sandoz Transferring Entities.
(a)
Subject to Clause 9 (Transferring Contracts and Non-Transferring Tenders), on the Separation Date and in accordance with the Separation Steps Plan, Novartis and Sandoz shall procure that, to the extent not transferred prior to the date of this Agreement:

(i)
each Sandoz Share Transferor shall transfer to each Sandoz Share Transferee, and each Sandoz Share Transferee shall accept, all of such Sandoz Share Transferor’s direct or indirect rights, title and interest in and to each Sandoz Transferring Entity for which it is identified as the respective Sandoz Share Transferor or Sandoz Share Transferee (as applicable) in Part A (Sandoz Transferring Entities) of Exhibit 1 (Sandoz Entities and Novartis Transferring Entities) (together with all of its assets); and

(ii)
each Sandoz Asset Transferor shall transfer to each Sandoz Asset Transferee, and each Sandoz Asset Transferee shall (A) accept all of such Sandoz Asset Transferor’s direct or indirect rights, title and interest in and to each Sandoz Transferring Asset for which it is identified as the respective Sandoz Asset Transferor or Sandoz Asset Transferee (as applicable) in Exhibit 2 (Separation Steps Plan) and (B) assume and be responsible for all Sandoz Liabilities relating to such Sandoz Transferring Assets pursuant to Clause 2.4 (Assumption of Sandoz Liabilities).

(b)
Novartis and Sandoz shall procure that the shares (and other equity interests) in each Sandoz Transferring Entity to be transferred pursuant to Clause 2.3(a)(i) shall be transferred with all rights attaching to them, including the right to receive all distributions and dividends declared, paid or made in respect of the relevant shares (and other equity interests) after the Separation Date.

2.4
Assumption of Sandoz Liabilities. Each Party shall procure that on and from the Separation Date, Sandoz and the applicable member of the Sandoz Group shall assume and be responsible for all Sandoz Liabilities, regardless of:

(a)	whether such Sandoz Liabilities were approved or authorized by Affiliates or Representatives of Novartis prior to the Separation Date;

(b)	when or where such Sandoz Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or after the Separation Date;

(c)
where or against whom such Sandoz Liabilities are asserted or determined (including any such Sandoz Liabilities arising out of claims made by Novartis’s or Sandoz’s respective Affiliates or by Representatives of Novartis or Sandoz or their respective Affiliates against either Party or any of its Affiliates) or whether asserted or determined prior to, at or after the Separation Date; and

(d)
whether arising from or alleged to arise from negligence, recklessness, violation of any Applicable Law, fraud, gross negligence, willful misconduct, misrepresentation or otherwise by either Party or any member of its Group or any of their respective Representatives.

For the avoidance of doubt, without prejudice to such Liability as Novartis or its Affiliates are expressly allocated under any relevant Ancillary Agreement, none of Novartis or any of its Affiliates shall have any liability to Sandoz, any of its Affiliates or any Third Party arising from the research, Development, Manufacture or Commercialization of any Sandoz Product and/or any other products of the Sandoz Group following the Separation Date, and any such liability incurred by any of Novartis or its Affiliates is expressly assumed by Sandoz and the applicable Sandoz Asset Transferee pursuant to this Clause 2.4 (Assumption of Sandoz Liabilities), notwithstanding that Novartis or its Affiliates undertook, was or is involved in such activities with respect to the relevant Sandoz Product(s) and/or any other products of the Sandoz Group following the Separation Date and such activities form part of the Novartis Business.

2.5	Transfer of Novartis Transferring Assets and Novartis Transferring Entities.
(a)
Subject to Clause 9 (Transferring Contracts and Non-Transferring Tenders) and in accordance with the Separation Steps Plan, Novartis and Sandoz shall procure that, to the extent not transferred prior to the date of this Agreement:

(i)
each Novartis Share Transferor shall transfer to each Novartis Share Transferee, and each Novartis Share Transferee shall accept, all of such Novartis Share Transferor’s direct or indirect rights, title and interest in and to each Novartis Transferring Entity for which it is identified as the respective Novartis Share Transferor or Novartis Share Transferee (as applicable) in Part C (Novartis Transferring Entities) of Exhibit 1 (Sandoz Entities and Novartis Transferring Entities) (together with all of its assets); and

(ii)
each Novartis Asset Transferor shall transfer to each Novartis Asset Transferee, and each Novartis Asset Transferee shall (A) accept all of such Novartis Asset Transferor’s direct or indirect rights, title and interest in and to each Novartis Transferring Asset for which it is identified as the respective Novartis Asset Transferor or Novartis Asset Transferee (as applicable) in Exhibit 2 (Separation Steps Plan) and (B) assume and be responsible for all Novartis Liabilities relating to such Novartis Transferring Assets pursuant to Clause 2.6 (Assumption of Novartis Liabilities).

(b)
Novartis and Sandoz shall procure that the shares or other equity interests in the Novartis Transferring Entities to be transferred pursuant to Clause 2.5(a) shall be transferred with all rights attaching to them, including the right to receive all distributions and dividends declared, paid or made in respect of the relevant shares (and other equity interests) after the Separation Date.

2.6
Assumption of Novartis Liabilities. Each Party shall procure that on and from the Separation Date, Novartis and the applicable member of the Novartis Group shall assume and be responsible for all Novartis Liabilities, regardless of:

(a)	whether such Novartis Liabilities were approved or authorized by Affiliates or Representatives of Novartis prior to the Separation Date;

(b)	when or where such Novartis Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or after the Separation Date;

(c)
where or against whom such Novartis Liabilities are asserted or determined (including any such Novartis Liabilities arising out of claims made by Novartis’s or Sandoz’s respective Affiliates or by Representatives of Novartis or Sandoz or their respective Affiliates against either Party or any of its Affiliates) or whether asserted or determined prior to, at or after the Separation Date; and

(d)
whether arising from or alleged to arise from negligence, recklessness, violation of any Applicable Law, fraud, gross negligence, willful misconduct, misrepresentation or otherwise by either Party or any member of its Group or any of their respective Representatives.

For the avoidance of doubt, without prejudice to such Liability as Sandoz or its Affiliates are expressly allocated under any relevant Ancillary Agreement, none of Sandoz or any of its Affiliates shall have any liability to Novartis, any of its Affiliates or any Third Party arising from the research, Development, Manufacture or Commercialization of any Novartis Product and/or any other products of the Novartis Group following the Separation Date, and any such liability incurred by any of Sandoz or its Affiliates is expressly assumed by Novartis and the applicable Novartis Asset Transferee pursuant to this Clause 2.6 (Assumption of Novartis Liabilities), notwithstanding that Sandoz or its Affiliates undertook, was or is involved in such activities with respect to the relevant Novartis Product(s) and such activities form part of the Sandoz Business.

2.7
Execution of Local Separation Agreements. To the extent not executed prior to the date of this Agreement, Novartis and Sandoz shall, and shall procure that each relevant member of their respective Groups shall, execute such agreements, transfers, conveyances and other documents, as required pursuant to Applicable Law in each applicable jurisdiction and otherwise as may be agreed in writing by Novartis and Sandoz (including with respect to the form thereof) to memorialize and effect the Separation in accordance with the Separation Steps Plan (such agreements and any such agreements executed prior to the date of this Agreement, the Local Separation Agreements).

2.8	Microbial Strains. The provisions of Exhibit 11 (Microbial Strains) shall apply in respect of matters relating to Microbial Strains.
3. The Sandoz Transferring Assets

3.1
The Sandoz Transferring Assets. Subject to and in accordance with the terms of this Agreement and the Ancillary Agreements, including Clauses 3.2 (The Novartis Retained Assets), 9 (Transferring Contracts and Non-Transferring Tenders) and 30.3 (Matters Governed Exclusively by Ancillary Agreements), the Sandoz Transferring Assets to be transferred by each Sandoz Asset Transferor in each Asset Sale Jurisdiction shall comprise the following (if any are held by such Sandoz Asset Transferor):

(a)	the Sandoz Business Contracts, in accordance with Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders);

(b)	the Sandoz Part of all Shared Contracts, in accordance with Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders);

(c)	the Sandoz Inventory;

(d)	the Sandoz Properties and the Sandoz Equipment;

(e)	the Sandoz Works of Art;

(f)	the Sandoz IT Assets;

(g)	subject to and in accordance with the MA Transfer Agreement, the Sandoz Transferring Marketing Authorizations;

(h)	to the extent transferable under Applicable Law, the Sandoz Business Permits;

(i)	subject to and in accordance with Clause 16 (Access to Information; Books and Records), the Sandoz Transferring Records;

(j)
subject to and in accordance with the Intellectual Property Agreements, any Intellectual Property Rights assigned, or agreed to be assigned, to Sandoz or any member of the Sandoz Group in accordance with the relevant Patent and Know-How Assignment Agreement and the relevant Trademark, Design and Domain Name Assignment Agreement;

(k)
subject to and in accordance with the Employee Matters Agreement, any rights and assets related to Employees and/or Employee Benefits to the extent transferred to any member of the Sandoz Group in accordance with the Employee Matters Agreement;

(l)
subject to and in accordance with the Third Party Claims and Investigations Management Agreement, all rights of any Sandoz Asset Transferor to causes of action, lawsuits, judgements, claims or demands to the extent Exclusively Related to the Sandoz Business, whether real, inchoate, known or unknown, accrued or not, and any right of any Sandoz Asset Transferor to be indemnified by a Third Party in respect of any Sandoz Liabilities to the extent Exclusively Related to any Sandoz Liabilities;

(m)	subject to the terms of any agreements with any Third Party in force on the Separation Date, the Sandoz Biopharmaceuticals Assets;

(n)
subject to and in accordance with Clause 11 (Accounts Payable and Receivable), the benefit of all Sandoz India Accounts Receivable and the economic benefit of the Novartis Hellas Accounts Receivable in accordance with the applicable Local Separation Agreement; and

(o)	any other assets:

(i)	included or reflected on the Sandoz Business Financial Statements or any notes or subledgers thereto, it being understood that:

(A)
the Sandoz Business Financial Statements and the notes and subledgers thereto shall be used to determine the types of, and methodologies used to determine, those assets that are included pursuant to this Clause 3.1(o); and

(B)
the amounts set forth on the Sandoz Business Financial Statements with respect to any assets shall not be treated as minimum amounts or limitations on the amount of such assets that are included pursuant to this Clause 3.1(o);

(ii)	of any member of the Sandoz Group or the Novartis Group as of the Separation Date that are of a nature or type that would have resulted in such assets being included as assets on a combined balance sheet of Sandoz as carved out from the Combined Novartis Group accounts or any notes or subledgers thereto as of the date of the Sandoz Business Financial Statements (were such balance sheet, notes or subledgers to be prepared on a basis consistent with the Sandoz Business Financial Statements or any notes or subledgers thereto), it being understood that:

(A)
the Sandoz Business Financial Statements and the notes and subledgers thereto shall be used to determine the types of, and methodologies used to determine, those assets that are included pursuant to this Clause 3.1(o)(ii); and

(B)
the amounts set forth on the Sandoz Business Financial Statements with respect to any assets shall not be treated as minimum amounts or limitations on the amount of such assets that are included pursuant to this Clause 3.1(o)(ii), provided that for the purposes of Clause 3.1(o), the Sandoz Transferring Assets shall:
(i)
exclude any business, operations or activities which are excluded in the Sandoz Business Financial Statements or would have been excluded in the Sandoz Business Financial Statements at the relevant time had the Sandoz Business Financial Statements been prepared at the relevant time using the same principles and methodology as set out in the Carve-Out Methodology;

(ii)	include any balance sheet items reflected in the financial statements of the Sandoz Demerger-relevant Entities as at the Separation Date;

(iii)	exclude any balance sheet items reflected in the financial statements of the Novartis Demerger-relevant Entities as at the Separation Date;

(iv)	include any balance sheet items reported in the Novartis Reporting Segment of the Sandoz Multi-Sector Entity as at 30 June 2023; and

(v)	exclude any balance sheet items reported in the Sandoz Reporting Segment of the Novartis Multi-Sector Entities as at 30 June 2023.

3.2
The Novartis Retained Assets. Notwithstanding anything in this Agreement to the contrary, the following assets (the Novartis Retained Assets) shall be excluded from the transfer of the Sandoz Transferring Assets in each relevant Asset Sale Jurisdiction:

(a)	all assets of the Novartis Business (as more specifically described in Clause 4 (The Novartis Transferring Assets));

(b)
the Novartis Part of all Shared Contracts, in accordance with Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders), and all Third Party Supply Agreements (as defined in the Transitional Services Agreement(s)) which are held by a member of the Novartis Group;

(c)	subject to Part B (Non-Transferring Tenders) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders), the Sandoz Non-Transferring Tenders;

(d)
all land, real estate and freehold or leasehold property together with all interests therein, including the Novartis Properties and the Novartis Equipment and excluding the Sandoz Properties and the Sandoz Equipment;

(e)	all Works of Art, excluding the Sandoz Works of Art;

(f)	all information technology equipment and assets, including the Novartis IT Assets and excluding the Sandoz IT Assets;

(g)
subject to and in accordance with the Intellectual Property Agreements, any Intellectual Property Rights, excluding the Intellectual Property Rights assigned, or agreed to be assigned, to Sandoz or any member of the Sandoz Group in accordance with the relevant Patent and Know-How Assignment Agreement and the relevant Trademark, Design and Domain Name Assignment Agreement;

(h)
subject to and in accordance with the Employee Matters Agreement, any rights and assets related to Employees and/or Employee Benefits, excluding those transferred to the Sandoz Group in accordance with the Employee Matters Agreement;

(i)	subject to and in accordance with Clause 11 (Accounts Payable and Receivable), the benefit of all Novartis Accounts Receivable;

(j)
any Permits in respect of any products, or any applications therefore, including the Novartis Transferring Marketing Authorizations and excluding Sandoz Transferring Marketing Authorizations and the Sandoz Business Permits;

(k)	all cash, marketable securities and negotiable instruments, and all other cash equivalents, including any bank deposits;

(l)
subject to and in accordance with the Third Party Claims and Investigations Management Agreement, any right of the Novartis Group to be indemnified by a Third Party in respect of any Novartis Liabilities and any other causes of action, lawsuits, judgements, claims or demands arising in relation to any Novartis Liabilities;

(m)	any company seal, minute books, charter documents, stock or equity record books of any Sandoz Asset Transferor and any Books and Records, excluding the Sandoz Transferring Records;

(n)	any rights of the Novartis Group under any Intercompany Arrangements, which Intercompany Arrangements are dealt with in accordance with Clause 10 (Intercompany Arrangements);

(o)	any shares or other equity interest in any Person, excluding any share or other equity interest in a Sandoz Entity;

(p)
all rights of the Novartis Group under this Agreement (including, for the avoidance of doubt, any right of the Novartis Group to be indemnified in respect of the Sandoz Liabilities) and any other Transaction Document; and

(q)
other than as set out in Clause 17 (Insurance), all policies of or agreements for insurance or reinsurance and interests in insurance pools and programs (in each case including self-insurance and insurance from members of the Novartis Group) and all rights of any nature with respect to any of the foregoing, including in each case all recoveries thereunder and rights to assert claims seeking any such recoveries and any claim that was declared thereunder prior to the Separation Date (collectively, Insurance Arrangements), including claims under the POSI Insurance against Novartis and/or its directors or officers.
4. The Novartis Transferring Assets

4.1
The Novartis Transferring Assets. Subject to and in accordance with the terms of this Agreement and the Ancillary Agreements, including this Clause 4.1 (The Novartis Transferring Assets), Clause 9 (Transferring Contracts and Non-Transferring Tenders) and Clause 30.3 (Matters Governed Exclusively by Ancillary Agreements), the Novartis Transferring Assets to be transferred by the Novartis Asset Transferor shall comprise the following (if any held by such Novartis Asset Transferor):

(a)	the Novartis Business Contracts, in accordance with Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders);

(b)	the Novartis Part of all Shared Contracts, in accordance with Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders);

(c)	the Novartis Inventory;

(d)
all land, real estate and freehold or leasehold property together with all interests therein including the Novartis Properties and the Novartis Equipment and excluding the Sandoz Properties and the Sandoz Equipment;

(e)	all Works of Art, excluding the Sandoz Works of Art;

(f)	all information technology equipment and assets including the Novartis IT Assets and excluding the Sandoz IT Assets;

(g)	subject to and in accordance with the MA Transfer Agreement, the Novartis Transferring Marketing Authorizations;

(h)	to the extent transferable under Applicable Law, the Novartis Business Permits;

(i)	subject to and in accordance with Clause 16 (Access to Information; Books and Records), the Novartis Transferring Records;

(j)
subject to and in accordance with the Intellectual Property Agreements, any Intellectual Property Rights assigned, or agreed to be assigned, to Novartis or any member of the Novartis Group in accordance with the relevant Patent and Know-How Assignment Agreement and the relevant Trademark, Design and Domain Name Assignment Agreement;

(k)
subject to and in accordance with the Employee Matters Agreement, any rights and assets related to Employees and/or Employee Benefits to the extent transferred to any member of the Novartis Group in accordance with the Employee Matters Agreement;

(l)
subject to and in accordance with the Third Party Claims and Investigations Management Agreement, all rights of any Novartis Asset Transferor to causes of action, lawsuits, judgements, claims or demands to the extent Exclusively Related to the Novartis Business whether real, inchoate, known or unknown, accrued or not, and any right of any Novartis Asset Transferor to be indemnified by a Third Party in respect of any Novartis Liabilities to the extent Exclusively Related to any Novartis Liabilities; and

(m)	the Novartis Biopharmaceuticals Assets.

4.2
The Sandoz Retained Assets. Notwithstanding anything in this Agreement to the contrary, the following assets (the Sandoz Retained Assets) shall be excluded from the transfer of the Novartis Transferring Assets in each relevant Asset Sale Jurisdiction:

(a)	all assets of the Sandoz Business (as more specifically described in Clause 3.1 (The Sandoz Transferring Assets));

(b)	the Sandoz Part of any Shared Contract in accordance with Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders);

(c)	subject to Part B (Non-Transferring Tenders) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders), the Novartis Non-Transferring Tenders and the Sandoz Shared Non-Transferring Tenders;

(d)	the Sandoz Properties and the Sandoz Equipment;

(e)	the Sandoz Works of Art;

(f)	the Sandoz IT Assets;

(g)
subject to and in accordance with the Intellectual Property Agreements, any Intellectual Property Rights, excluding the Intellectual Property Rights assigned, or agreed to be assigned, to Novartis or any member of the Novartis Group in accordance with the relevant Patent and Know-How Assignment Agreement and the relevant Trademark, Design and Domain Name Assignment Agreement;

(h)
subject to and in accordance with the Employee Matters Agreement, any rights and assets related to Employees and/or Employee Benefits, excluding those transferred to the Novartis Group in accordance with the Employee Matters Agreement;

(i)	subject to and in accordance with Clause 11 (Accounts Payable and Receivable), the benefit of all Sandoz Accounts Receivable;

(j)	the Sandoz Transferring Marketing Authorizations and the Sandoz Business Permits;

(k)	all cash, marketable securities and negotiable instruments, and all other cash equivalents, including any bank deposits;

(l)
subject to and in accordance with the Third Party Claims and Investigations Management Agreement, any right of the Sandoz Group to be indemnified by a Third Party in respect of any Sandoz Liabilities and any other causes of action, lawsuits, judgements, claims or demands arising in relation to any Sandoz Liabilities;

(m)	any company seal, minute books, charter documents, stock or equity record books of any Novartis Asset Transferor and any Books and Records, excluding the Novartis Transferring Records;

(n)	any rights of the Sandoz Group under any of its Intercompany Arrangements, which Intercompany Arrangements are dealt with in accordance with Clause 10 (Intercompany Arrangements);

(o)	any shares or other equity interest in any Person excluding any share or other equity interest in a Novartis Transferring Entity;

(p)
all rights of the Sandoz Group under this Agreement (including, for the avoidance of doubt, any right of the Sandoz Group to be indemnified in respect of the Novartis Liabilities) and any other Transaction Document; and

(q)
to the extent provided for in Clause 17 (Insurance), any rights of recovery under any Pre-Separation Insurance Claims and claims under the POSI Insurance against Sandoz and/or its directors or officers.

5. The Distribution

5.1	Novartis Discretion to Implement the Distribution. Subject to Applicable Law, but notwithstanding Clause 34 (Variations), Novartis shall, in its sole and absolute discretion, determine:
(a)	whether and when to proceed with all or part of the Distribution; and

(b)
all terms of the Distribution, as applicable, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and any additional conditions (in addition to, or in place of, those referred to in Clause 6 (Global Conditions)) to the consummation of the Distribution.

If Novartis determines to proceed with the Distribution, Novartis may, subject to Applicable Law, but notwithstanding Clause 34 (Variations), at any time and from time to time until the completion of the Distribution abandon, modify or change any or all of the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

5.2
Implementation of the Distribution. Subject to Clause 6 (Global Conditions), if Novartis determines, in accordance with Clause 5.1 (Novartis Discretion to Implement the Distribution), to implement the Distribution, Novartis and Sandoz shall procure that the Distribution shall be implemented by Novartis and Sandoz in accordance with the Distribution Steps Plan (as may be modified by Novartis in its absolute discretion) and the terms and conditions determined by Novartis in accordance with Clause 5.1 (Novartis Discretion to Implement the Distribution).

5.3
Shareholder Register. Immediately prior to the date of the Distribution, Novartis shall provide Sandoz with the latest available full shareholder data contained in the register of shareholders of Novartis and in the register of holders of Novartis ADRs kept by JPMorgan Chase Bank, N.A., in order to facilitate Sandoz effecting the prompt registration of its shareholders and holders of Sandoz ADRs after the Distribution (except for the details of any shareholder of Novartis who has expressly refused the provision of its Information by the means described in the Listing Prospectus). After the date of Distribution and upon request by Sandoz, Novartis shall provide further Information that is reasonably required or desirable to facilitate such registration and reasonably cooperate with Sandoz for that purpose.

6. Global Conditions

6.1
Global Conditions. Implementation of the Distribution pursuant to Clause 5 (The Distribution) shall, subject to Applicable Law, be conditional on the following Global Conditions having been fulfilled (or waived by Novartis, in whole or in part, in its sole discretion). It is understood that the following Global Conditions are to be interpreted in accordance with the respective conditions stated in the resolution of the general meeting of shareholders of Novartis held on 15 September 2023 approving the Distribution, which shall prevail in case of any inconsistency:

(a)	the board of directors of Novartis shall have endorsed the implementation of the Separation and the Distribution and shall not have withdrawn such endorsement;

(b)	the Novartis shareholders shall have authorized and approved the Distribution, and shall not have withdrawn such authorization and approval, in accordance with Swiss law;

(c)	the Listing Shares shall have been admitted to listing on the SIX as from the ex-dividend date (subject to technical deliverables only);

(d)
Sandoz shall have established a Level 1 ADR program in respect of the Listing Shares to enable distribution to holders of American depositary shares representing Novartis Shares (Novartis ADRs) issued pursuant to the deposit agreement among Novartis, JP Morgan Chase Bank, N.A., dated 23 December 2022 and all owners and holders from time to time of Novartis ADRs (the ADR Program);

(e)
the SEC shall have declared effective the Sandoz ADR Registration Statement, no stop order suspending the effectiveness of this Sandoz ADR Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

(f)
no Order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Separation and/or the Distribution shall be in effect, and no other event outside the control of Novartis shall have occurred or shall have failed to occur that prevents the consummation of the Separation and/or the Distribution (including, but not limited to, the Novartis Group not being able to complete the internal transactions required to effect the Separation due to elements outside of its reasonable control); and

(g)
no other events or developments shall have occurred prior to the ex-dividend date for the Distribution that, in the judgment of the Novartis board of directors, would result in the Separation and/or the Distribution having a material adverse effect (including, but not limited to, material adverse Tax consequences or risks) on Novartis or its shareholders, together, the Global Conditions.

6.2
Efforts to Satisfy Global Conditions. Each Party shall use Commercially Reasonable Efforts to ensure that each of the Global Conditions is fulfilled as soon as practicable after the date of this Agreement (to the extent not already fulfilled prior to the date of this Agreement).

6.3	Steps to Satisfy Global Conditions. Without prejudice to the generality of Clause 6.2 (Efforts to Satisfy Global Conditions), to the extent not completed prior to the date of this Agreement:

(a)
Sandoz shall, and shall cause the other members of the Sandoz Group to, cooperate in all respects with Novartis and any member of the Novartis Group to accomplish the Distribution, including in connection with the admission of the Listing Shares to SIX and the establishment of the ADR Program, including the filing and publication of any necessary documents pursuant to the Securities Act or the Exchange Act, including the Sandoz ADR Registration Statement;

(b)
Novartis and Sandoz shall take all such action as may be necessary or appropriate under the securities or blue sky Applicable Laws of the states or other political subdivisions of the United States of America, Switzerland or any other jurisdiction in connection with the Distribution; and

(c)
Sandoz shall prepare and file, and shall use Commercially Reasonable Efforts to have approved prior to the Separation Date, an application for the listing of the Listing Shares on the SIX and the Listing Prospectus, subject to official notices of issuance and other conditions, as applicable.

6.4
Information Sharing. Each Party shall provide the other Party with any Information and documents reasonably required for the purpose of preparing and making any submissions, notifications and filings to any such Governmental Entity in respect of any Global Condition.

6.5
Conditions for the Benefit of Novartis. The foregoing Global Conditions are for the sole benefit of Novartis and shall not give rise to or create any duty on the part of Novartis to waive or not waive any Global Condition or in any way limit:

(a)
the right of Novartis pursuant to Clause 5.1 (Novartis Discretion to Implement the Distribution) to determine, in its sole and absolute discretion, whether and when to proceed with all or part of the Distribution and all terms of the Distribution; or

(b)	the right of Novartis to terminate this Agreement as set forth in Clause 23 (Termination) or alter the consequences of any such termination from those specified in Clause 23 (Termination).

Any determination made by Novartis concerning the satisfaction or waiver of any or all of the Global Conditions shall be conclusive and binding on the Parties.
7. Delayed Territories
The provisions of Schedule 2 (Delayed Territories) shall apply in respect of the implementation of the Separation after the Separation Date in respect of jurisdictions set out therein.
8. Environmental Liabilities and Claims
The provisions of Schedule 3 (Environmental Liabilities and Claims) shall apply to:
(a)	Environmental Liabilities arising out of or relating to any Novartis Property or Sandoz Property; and

(b)	Covered Claims and Investigations in relation to Environmental Remediation.

9. Transferring Contracts and Non-Transferring Tenders

9.1
Non-Required Consents. The Parties acknowledge that it is their intention that, where the transfer of any applicable Transferring Business Contract or the Sandoz Part or Novartis Part (as applicable) of any Shared Contract as part of the Separation is subject to a Third Party Consent and such Third Party Consent has not been obtained or is not sought prior to the implementation of the Separation in any jurisdiction, the Separation shall proceed in such jurisdiction without the transfer of any such Transferring Business Contract or Sandoz Part or Novartis Part (as applicable) of a Shared Contract and the provisions of this Clause 9 (Transferring Contracts and Non-Transferring Tenders) and Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders) shall apply.

9,2	Transferring Contracts and Non-Transferring Tenders. The provisions of Schedule 1 (Transferring Contracts and Non-Transferring Tenders) shall apply:
(a)
if and to the extent that the transfer, assignment, sub-license of the benefit and / or burden of (x) any Sandoz Business Contract to the relevant member of the Sandoz Group; or (y) any Novartis Business Contract to the relevant member of the Novartis Group:

(i)
requires obtaining an agreement of novation or transfer, a consent, approval, waiver or the like from a Third Party (including any Governmental Entity) (such agreement of novation, transfer, approval, waiver or consent, a Third Party Consent) to such assignment, sub-license, transfer or change of control; or

(ii)	is prohibited by Applicable Law;

(b)	with respect to any Shared Contract; and

(c)	with respect to any Non-Transferring Tender and any Sandoz Shared Non-Transferring Tender.

10. Intercompany arrangements

10.1
Termination of Intercompany Arrangements. Subject to Clause 10.2 (Continuing Intercompany Arrangements) and Clause 10.3 (Settlement of Intercompany Accounts), Novartis and Sandoz shall procure, and shall procure that each member of their respective Groups shall procure, to the extent not terminated prior to the date of this Agreement, that:

(a)
all Intercompany Arrangements between such Persons and in effect or accrued as of the Separation Date shall be terminated effective as of immediately prior to the Separation Date, but without prejudice to any Intercompany Accounts outstanding as at the Separation Date;

(b)	no such terminated Intercompany Arrangement (including any provision thereof that purports to survive termination) shall be of any further force or effect on and after the Separation Date; and

(c)	each member of the Sandoz Group shall cease to be a Party to any Novartis Cash Management Arrangements prior to the Separation Date.

Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties hereby waive, and shall procure that the members of their respective Groups waive, any advance notice provision or other termination requirements with respect to any Intercompany Arrangement.

10.2
Continuing Intercompany Arrangements. The provisions of Clause 10.1 (Termination of Intercompany Arrangements) shall not apply to any of the following Contracts, agreements, arrangements, commitments or understandings, each of which shall remain in place and continue in full force and effect notwithstanding this Agreement and the Separation:

(a)
this Agreement and the Transaction Documents (and each other Intercompany Arrangement or Intercompany Account expressly contemplated by this Agreement or any Transaction Document to be entered into by either Party or any other member of its Group);

(b)	any agreements, arrangements, commitments or understandings to which any Third Party or any non-wholly owned Subsidiary of Novartis or Sandoz (as the case may be) is a Party; and

(c)	the Continuing Intercompany Arrangements.

10.3
Settlement of Intercompany Accounts. Without limiting the termination of the Intercompany Arrangements described in Clause 10.1 (Termination of Intercompany Arrangements), each of Novartis and Sandoz shall procure that:

(a)
any Intercompany Ordinary Course Accounts outstanding on the Separation Date are settled in the ordinary course of business. Notwithstanding Clause 26 (No Set-off), it shall be possible for members of the Novartis Group and the Sandoz Group, respectively, to set-off amounts owed to and from each other in respect of such accounts, on an entity-by-entity basis; and

(b)
any Intercompany Non-Ordinary Course Accounts are settled no later than close of business on the Business Day immediately prior to the Separation Date on a net basis (whether via a dividend, a capital contribution, a combination of the foregoing or as otherwise agreed), and, for the avoidance of doubt, notwithstanding Clause 26 (No Set-off), it shall be possible for members of the Novartis Group and the Sandoz Group, respectively, to set-off amounts owed to and from each other in respect of such accounts, on an entity-by-entity basis.

(c)
The Parties shall implement the Net Debt Implementation Plan in accordance with its terms. The Parties acknowledge that the Net Debt Implementation Plan sets out the target net financial debt of the Sandoz Group including, amongst other items:

(i)
compensation to the Sandoz Group in respect of the balance sheet items reported in the Sandoz Reporting Segment of the Novartis Multi-Sector Entities, determined as at 31 August 2023, which will be excluded from the Sandoz Business;

(ii)
compensation to the Novartis Group in respect of the balance sheet items reported in the Novartis Reporting Segment of the Sandoz Multi-Sector Entity, determined as at 31 August 2023, which will be included in the Sandoz Business;

(iii)	amounts reflecting the net asset position in respect of the Controlled Delayed Businesses listed in Appendix 1 to Schedule 2 (Delayed Territories), which will be transferred to the relevant transferee in accordance with Schedule 2 (Delayed Territories).

(d)	The Parties acknowledge and agree:

(i)
the Net Debt Implementation Plan takes into account certain assets, liabilities and associated accounting items in the financial statements of members of the Novartis Group and members of the Sandoz Group (such items which are in the Net Debt Implementation Plan being Reflected Items); and

(ii)
following the Separation Date, no party shall be entitled to make a claim under this Agreement or any Ancillary Agreement in respect of any Reflected Item on the basis that the amount included in the Net Debt Implementation Plan in respect of the relevant Reflected Item is an amount that is greater or less than the final amount of such item that is actually incurred by the relevant member(s) of the Sandoz Group or the Novartis Group (as applicable).

10.4
Continuing Intercompany Arrangements Claims. Each Party shall not, and shall cause each member of their Group not to, bring any claim against the other Party or any member of its Group in respect of or based upon any Continuing Intercompany Arrangement. All such claims shall be brought and be subject to the provisions, rights and limitations as set out in this Agreement. To the extent that either Party (or a member of its Group) does bring a claim in breach of this Clause 10.4 (Continuing Intercompany Arrangements Claims), such Party shall indemnify the other Party (and each member of its Group) against all Liabilities which the other Party (or the relevant member of its Group) may suffer as a result of or arising from the bringing of such a claim.

11. Accounts Payable and Receivable

11.1	Payment of Accounts Payable and Receipt of Accounts Receivable. From and after the Separation Date:
(a)
the relevant Sandoz Asset Transferor shall pay any Novartis Accounts Payable and shall use Commercially Reasonable Efforts to procure receipt of any Novartis Accounts Receivable of such Sandoz Asset Transferor in the ordinary course of business, consistent with past practice;

(b)
the relevant Novartis Asset Transferor shall pay any Sandoz Accounts Payable and shall use Commercially Reasonable Efforts to procure receipt of any Sandoz Accounts Receivable of such relevant Novartis Asset Transferor in the ordinary course of business, consistent with past practice; and

(c)
the relevant Sandoz Asset Transferee shall pay the Sandoz India Accounts Payable and shall use Commercially Reasonable Efforts to procure receipt of the Sandoz India Accounts Receivable in the ordinary course of business, consistent with past practice.

11,2	Re-imbursement of paid amounts.
(a)
If at any time after the Separation Date, any member of the Novartis Group pays any monies in respect of any amounts payable arising after the Separation Date to trade creditors to the extent Exclusively Related to the Sandoz Business (excluding, in any event, any Intercompany Accounts or payables arising in respect of any Intercompany Arrangements, payments in advance, trade bills recoverable, suppliers’ prepayments and accrued revenue), then the relevant member of the Sandoz Group shall pay or procure payment to the relevant member of the Novartis Group, by no later than 10 Business Days after the end of the calendar month in which the Sandoz Group is notified of such amount having been paid, the amount paid, plus any Tax or other costs actually suffered or incurred by the Novartis Group which would not have arisen but for the payment of such monies (less the amount of any Tax or other benefits actually received by the Novartis Group).

(b)
If at any time after the Separation Date, any member of the Sandoz Group pays any monies in respect of any amounts payable arising after the Separation Date to trade creditors to the extent Exclusively Related to the Novartis Business (excluding, in any event, the Sandoz India Accounts Payable and any Intercompany Accounts or payables arising in respect of any Intercompany Arrangements, payments in advance, trade bills recoverable, suppliers’ prepayments and accrued revenue), then the relevant member of the Novartis Group shall pay or procure payment to the relevant member of the Sandoz Group, by no later than 10 Business Days after the end of the calendar month in which the Novartis Group is notified of such amount having been paid, the amount paid, plus any Tax or other costs actually suffered or incurred by the Sandoz Group which would not have arisen but for the payment of such monies (less the amount of any Tax or other benefits actually received by the Sandoz Group).

11.3	Pass-back of misdirected payments.
(a)
If at any time after the Separation Date, any member of the Novartis Group actually receives any monies in respect of any amounts receivable arising after the Separation Date from trade debtors that are Exclusively Related to the Sandoz Business (excluding, in any event, any Intercompany Accounts or receivables arising in respect of any Intercompany Arrangements, payments in advance, trade bills recoverable, suppliers’ prepayments and accrued revenue), then the relevant member of the Novartis Group shall pay or procure payment to the relevant member of the Sandoz Group, by no later than 10 Business Days after the end of the calendar month in which such amount is received, the amount received, less any Tax or other costs actually suffered or incurred by the Novartis Group which would not have arisen but for the receipt of such monies (less the amount of any Tax or other benefits actually received by the Novartis Group).

(b)
If at any time after the Separation Date, any member of the Sandoz Group actually receives any monies in respect of any amounts receivable arising after the Separation Date from trade debtors that are Exclusively Related to the Novartis Business (excluding, in any event, the Sandoz India Accounts Receivable and any Intercompany Accounts or receivables arising in respect of any Intercompany Arrangements, payments in advance, trade bills recoverable, suppliers’ prepayments and accrued revenue), then the relevant member of the Sandoz Group shall pay or procure payment to the relevant member of the Novartis Group, by no later than 10 Business Days after the end of the calendar month in which such amount is received, the amount received, less Tax or other costs actually suffered or incurred by the Sandoz Group which would not have arisen but for the receipt of such monies (less the amount of any Tax or other benefits actually received by the Sandoz Group).

12. Credit Support

12.1	Intragroup Credit Support Instruments. Each Party shall, and shall procure that each member of its respective Group shall, use Commercially Reasonable Efforts to procure that,

unless otherwise agreed in writing between the Parties, effective on or prior to the Separation Date:

(a)
each member of the Sandoz Group is released from any Novartis Intragroup Credit Support Instruments and such Novartis Intragroup Credit Support Instruments are replaced with alternate arrangements that do not require any credit support from any member of the Sandoz Group;

(b)
the beneficiaries of such Novartis Intragroup Credit Support Instruments provide written releases to Sandoz (which in the case of a letter of credit or bank guarantee may be effective upon surrender of the original Novartis Intragroup Credit Support Instrument to the originating bank and such bank’s confirmation to Sandoz of cancelation thereof) indicating that Sandoz or the relevant member of the Sandoz Group shall, effective upon the consummation of the Separation, have no liability with respect to such Novartis Intragroup Credit Support Instruments, in a form reasonably satisfactory to Sandoz;

(c)
each member of the Novartis Group is released from all Sandoz Intragroup Credit Support Instruments and such Sandoz Intragroup Credit Support Instruments may be, in the sole discretion of Sandoz, replaced with alternate arrangements that do not require any credit support from any member of the Novartis Group; and

(d)
the beneficiaries of such Sandoz Intragroup Credit Support Instruments provide written releases to Novartis (which in the case of a letter of credit or bank guarantee may be effective upon surrender of the original Sandoz Intragroup Credit Support Instrument to the originating bank and such bank’s confirmation to Novartis of cancelation thereof) indicating that Novartis or the relevant member of the Novartis Group shall, effective upon the consummation of the Separation, have no liability with respect to such Sandoz Intragroup Credit Support Instruments, in a form reasonably satisfactory to Novartis.

12.2
Third Party Credit Support Instruments. Each Party shall, and shall procure that each member of its respective Group shall, use Commercially Reasonable Efforts to procure that, unless otherwise agreed in writing between the Parties, prior to, or as soon as reasonably practicable after, and in any event by no later than three months after the Separation Date:

(a)
each member of the Sandoz Group is released from all Novartis Third Party Credit Support Instruments and such Novartis Third Party Credit Support Instruments may be, in the sole discretion of Novartis, replaced with alternate arrangements that do not require any credit support from any member of the Sandoz Group;

(b)
the beneficiaries of such Novartis Third Party Credit Support Instruments provide written releases to Sandoz (which in the case of a letter of credit or bank guarantee may be effective upon surrender of the original Novartis Third Party Credit Support Instrument to the originating bank and such bank’s confirmation to Sandoz of cancelation thereof) indicating that Sandoz or the relevant member of the Sandoz Group shall, effective upon the consummation of the Separation, have no liability with respect to such Novartis Third Party Credit Support Instruments, in a form reasonably satisfactory to Sandoz;

(c)
each member of the Novartis Group is released from all Sandoz Third Party Credit Support Instruments and such Sandoz Third Party Credit Support Instruments may be, in the sole discretion of Sandoz, replaced with alternate arrangements that do not require any credit support from any member of the Novartis Group; and

(d)
the beneficiaries of such Sandoz Third Party Credit Support Instruments provide written releases to Novartis (which in the case of a letter of credit or bank guarantee may be effective upon surrender of the original Sandoz Third Party Credit Support Instrument to the originating bank and such bank’s confirmation to Novartis of cancelation thereof) indicating that Novartis or the relevant member of the Sandoz Group shall, effective upon the consummation of the Separation, have no liability with respect to such Sandoz Third Party Credit Support Instruments, in a form reasonably satisfactory to Novartis.

12.3	Credit Support Indemnities. With effect from the Separation Date:
(a)
Novartis shall indemnify on demand and hold harmless Sandoz and each member of the Sandoz Group and their respective directors, officers, managers, members, agents and employees against and in respect of all Liabilities actually suffered or incurred by any of them after the Separation Date under or by reason of any Novartis Intragroup Credit Support Instrument and/or Novartis Third Party Credit Support Instrument that is not released on or prior to the Separation Date; and

(b)
Sandoz shall indemnify on demand and hold harmless Novartis and each member of the Novartis Group and their respective directors, officers, managers, members, agents and employees against and in respect of all Liabilities actually suffered or incurred by any of them after the Separation Date under or by reason of any Sandoz Intragroup Credit Support Instrument and/or Sandoz Third Party Credit Support Instrument that is not released on or prior to the Separation Date, including, without limitation, any payment obligations or other Liabilities arising from Novartis (or the relevant member of its Group) to the relevant bank or credit card provider in respect of credit cards used or held by, or provided to, members of the Sandoz Group or their respective directors, officers, managers, members, agents and employees.

13. Mutual Release and Indemnification

13.1
Release of Sandoz Group. Subject to the terms of this Clause 13 (Mutual Release and Indemnification) and Clause 10 (Intercompany Arrangements), Novartis shall, and shall procure that all members of the Novartis Group, and their respective successors and assigns, and all Persons who at any time prior to the Separation Date have been directors, officers, agents or employees of any member of the Novartis Group (in each case, in their respective capacities as such), with effect from the Separation Date and to the fullest extent permitted by Applicable Law, remise, release and forever discharge from all Novartis Liabilities:

(a)	Sandoz, each member of the Sandoz Group and their respective successors and assigns; and

(b)
all Persons who are, or at any time prior to the Separation Date have been, shareholders (excluding shareholders of Novartis or, following the Separation Date, Sandoz), directors, officers, managers, agents or employees of any member of the Sandoz Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

13.2
Release of Novartis Group. Subject to the terms of this Clause 13 (Mutual Release and Indemnification) and Clause 10 (Intercompany Arrangements), Sandoz shall, and shall procure that all members of the Sandoz Group, and their respective successors and assigns, and all Persons who at any time prior to the Separation Date have been directors, officers, agents or employees of any member of the Sandoz Group (in each case, in their respective capacities as such), with effect from the Separation Date and to the fullest extent permitted by Applicable Law, remise, release and forever discharge from all Sandoz Liabilities:

(a)	Novartis, each member of the Novartis Group and their respective successors and assigns; and

(b)
all Persons who are, or at any time prior to the Separation Date have been shareholders (excluding shareholders of Novartis or, following the Separation Date, Sandoz), directors, officers, managers, agents or employees of any member of the Novartis Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

13.3
No Claims by Sandoz Group. Sandoz shall not, and shall procure that no member of the Sandoz Group shall, make, any claim or demand, or commence any proceedings asserting any claim or demand, including any claim of contribution or any indemnification, against Novartis or any other member of the Novartis Group, or any other Person released pursuant to Clause 13.2 (Release of Novartis Group), with respect to any Liabilities released pursuant to Clause 13.2 (Release of Novartis Group). At any time at or after the Separation Date, at the request of Novartis, Sandoz shall cause any member of its Group to execute and deliver releases reflecting the provisions of Clause 13.2 (Release of Novartis Group) in a form reasonably acceptable to Novartis.

13.4
No Claims by Novartis Group. Novartis shall not, and shall procure that no member of the Novartis Group shall, make, any claim or demand, or commence any proceedings asserting any claim or demand, including any claim of contribution or any indemnification, against Sandoz or any other member of the Sandoz Group, or any other Person released pursuant to Clause 13.1 (Release of Sandoz Group), with respect to any Liabilities released pursuant to Clause 13.1 (Release of Sandoz Group). At any time at or after the Separation Date, at the request of Sandoz, Novartis shall cause any member of its Group to execute and deliver releases reflecting the provisions of Clause 13.1 (Release of Sandoz Group) in a form reasonably acceptable to Sandoz

13.5
Sandoz Indemnity. Subject to this Clause 13 (Mutual Release and Indemnification) and Clause 14 (Liabilities and Additional Matters), Sandoz shall, with effect from the Separation Date and to the fullest extent permitted by Applicable Law, indemnify on demand, defend and hold harmless each of the Novartis Indemnitees against and in respect of all Liabilities actually suffered or incurred by any of them to the extent arising out of or resulting from any Sandoz Liabilities, including the failure of Sandoz or any other member of the Sandoz Group or any other Person to pay, perform or otherwise promptly discharge any Sandoz Liability in accordance with its terms and any such Liabilities arising by way of setoff, counterclaim or defense or enforcement of any security interest

13.6
Novartis Indemnity. Subject to this Clause 13 (Mutual Release and Indemnification) and Clause 14 (Liabilities and Additional Matters), Novartis shall, with effect from the Separation Date and to the fullest extent permitted by Applicable Law, indemnify on demand, defend and hold harmless each of the Sandoz Indemnitees against and in respect of all Liabilities actually suffered or incurred by any of them to the extent arising out of or resulting from any Novartis Liabilities, including the failure of Novartis or any other member of the Novartis Group or any other Person to pay, perform or otherwise promptly discharge any Novartis Liability in accordance with its terms and any such Liabilities arising by way of setoff, counterclaim or defense or enforcement of any security interest.

13.7	Exceptions to the Mutual Release and Indemnification. Nothing in this Agreement or any Transaction Document:

(a)	shall operate to transfer:

(i)	any of the Novartis Retained Assets to any member of the Sandoz Group or make any member of the Sandoz Group liable for any of the Novartis Liabilities; and

(ii)	any of the Sandoz Retained Assets to any member of the Novartis Group or make any member of the Novartis Group liable for any of the Sandoz Liabilities;

(b)
shall impair any right of any Person to enforce, or release any Person from Liability under, this Agreement or any Transaction Document, or any Intercompany Arrangement or Intercompany Account referred to in Clause 10.2 (Continuing Intercompany Arrangements), or any other Contract or Liability specified as continuing notwithstanding the Separation in any Ancillary Agreement, in each case in accordance with its terms;

(c)
shall impair any right of any Person to enforce, or release any Person from Liability under, any Contract or other agreement, arrangement, commitment and/or undertaking entered into between any member of the Novartis Group, on the one hand, and any member of the Sandoz Group, on the other, after the Separation Date; or

(d)	shall release:

(i)
Novartis or any member of the Novartis Group from honoring its obligations existing immediately prior to the Separation Date to indemnify any director, officer or employee of Sandoz or any other member of the Sandoz Group who was a director, officer or employee of Novartis or any other member of the Novartis Group on or prior to the Separation Date, to the extent such director, officer or employee was entitled in such capacity to such indemnification pursuant to obligations existing immediately prior to the Separation; provided that:

(A)
if a director of Sandoz or any other member of the Sandoz Group receives indemnification payments from Novartis or Sandoz, as the case may be, with respect to a particular Liability for which such director is entitled to indemnification, such director shall not be entitled to receive indemnification payments from the other Party with respect to the same Liability to the extent of the indemnification payments previously received by such director from Novartis or Sandoz, as the case may be; and

(B)
to the extent the events underlying an indemnification claim would give rise to a Sandoz Liability, the liability of the relevant member of the Novartis Group to such director, officer or employee shall be treated as a Sandoz Liability for the purposes of Clause 13.5 (Sandoz Indemnity); or

(ii)
Sandoz or any member of the Sandoz Group from honoring its obligations existing immediately prior to the Separation Date to indemnify any director, officer or employee of Novartis or any member of the Novartis Group who was a director, officer or employee of Sandoz or any member of the Sandoz Group on prior to the Separation, to the extent such director, officer or employee was entitled in such capacity to such indemnification pursuant to obligations existing immediately prior to the Separation; provided that:

(A)
if a director of Novartis or any member of the Novartis Group receives indemnification payments from Novartis or Sandoz, as the case may be, with respect to a particular Liability for which such director is entitled to indemnification, such director shall not be entitled to receive indemnification payments from the other Party with respect to the same Liability to the extent of the indemnification payments previously received by such director from Novartis or Sandoz, as the case may be; and

(B)
to the extent the events underlying an indemnification claim would give rise to a Novartis Liability, the liability of the relevant member of the Sandoz Group to such director, officer or employee shall be treated as a Novartis Liability for the purposes of Clause 13.5 (Novartis Indemnity).

14. Liabilities and Additional Matters

14.1
Threshold for Indemnity Claims. Subject to Clause 14.2 (Applicability of Threshold for Indemnity Claim), no Indemnifying Party shall be liable for any Indemnity Claim unless the amount of the Liability recoverable pursuant to that single Indemnity Claim (and, for these purposes, a number of Indemnity Claims arising out of the same subject matter, facts, events or circumstances may be aggregated and form a single Indemnity Claim) exceeds $500,000.00, in which case the Indemnitee shall be entitled to claim for the full amount of the Indemnity Claim, not just the amount which exceeds the threshold.

14.2	Applicability of Threshold for Indemnity Claim.
(a)
Notwithstanding Clause 14.1 (Threshold for Indemnity Claims), if Novartis (or any member of the Novartis Group) or Sandoz (or any member of the Sandoz Group) agrees or acknowledges in writing prior to the Separation Date that a relevant Third Party Claim or Governmental Investigation constitutes its Liability (in its entirety or in any part) then Novartis or Sandoz, as applicable, shall be liable for the full amount of such Third Party Claim or Governmental Investigation (or the relevant part in respect of which Liability is accepted), even if the amount of the Liability actually arising from such Third Party Claim or Governmental Investigation is equal to or less than $500,000.00.

(b)	The terms of Clause 14.1 (Threshold for Indemnity Claims) shall not apply to:

(i)	any payment or transfer required to be made pursuant to:

(A)	Clause 11 (Accounts Payable and Receivable); or

(B)	Clause 20 (Wrong Pockets);

(ii)	any payment under the indemnities contained in:

(A)	Clause 12.3 (Credit Support Indemnities);

(B)	Clause 30.2 (Local Separation Agreement Claims);

(C)	Schedule 1 (Transferring Contracts and Non-Transferring Tenders);

(D)	Clause 10.4 (Continuing Intercompany Arrangements Claims); or

(iii)	any breach of an obligation in Clause 24 (Confidentiality and Non-use);

(iv)	any payment of the contractual penalty pursuant to Clause 24.9 (Contractual Penalty);

(v)	any allocation of costs or payment required under:

(A)	Clause 16 (Access to Information; Books and Records);

(B)	Clause 17 (Insurance);

(C)	Clause 28 (Costs); or

(D)	Schedule 1 (Transferring Contracts and Non-Transferring Tenders);

(vi)	to any Ancillary Agreement Claim if the relevant Ancillary Agreement expressly provides that Clause 14.1 (Threshold for Indemnity Claims) shall not apply to such a claim; or

(vii)	any dispute or claim arising out of, relating to, or in connection with any Conflicting Agreement.

14.3	Recovery from Third Parties.
(a)	The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement shall be reduced by the amount of:

(i)	Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability; and/or

(ii)
amounts recovered from any Third Party other than Insurance Proceeds, net of any costs or expenses incurred in the collection or litigation thereof and less the amount of any Taxes resulting from the receipt thereof, that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (Third Party Proceeds).

(b)
Accordingly, the amount that an Indemnifying Party is required to pay to an Indemnitee shall be reduced by any Insurance Proceeds or Third Party Proceeds recovered by or on behalf of the Indemnitee from a Third Party in respect of the related Liability.

(c)
If an Indemnitee receives an Indemnity Payment and subsequently receives Insurance Proceeds or Third Party Proceeds in respect of such Liability, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the amount of the Indemnity Payment received minus the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third Party Proceeds had been received, realized or recovered (and so deducted from the Indemnity Payment) before the Indemnity Payment was made.

(d)	An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions of this Agreement.

(e)
Subject, and without prejudice, to Clause 17 (Insurance), each Indemnitee shall use Commercially Reasonable Efforts to seek to collect or recover any Insurance Proceeds to which such Indemnitee is entitled in connection with any Liability for which such Indemnitee intends to make an Indemnity Claim; provided, however, that:

(i)	such Indemnitee’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder;

(ii)
an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any actions to collect or recover Insurance Proceeds; and

(iii)
an Indemnitee need not attempt to collect any Insurance Proceeds prior to making an Indemnity Claim or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

14.4
Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee of any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall, and shall procure that its Affiliates shall, in accordance with the Third Party Claims and Investigations Management Agreement, cooperate in good faith with, and provide such assistance as may be reasonably required by, such Indemnifying Party, at its cost and expense, in prosecuting any subrogated right, defense or claim. This Clause 14.4 (Subrogation) shall not apply to Insurance Arrangements that are dealt with in Clause 17 (Insurance).

14.5
Duty to mitigate. Prior to making any Indemnity Claim, Novartis or Sandoz, as applicable, shall, and shall procure that the relevant members of its respective Group shall, subject to the terms of any Ancillary Agreement, including the Third Party Claims and Investigations Management Agreement, use Commercially Reasonable Efforts to avoid or mitigate any Liabilities for which such Person intends to seek indemnification.

14.6	No Double Recovery and No Double Counting.

(a)
A Party shall be entitled to make more than one claim under this Agreement arising out of the same subject matter, fact, event or circumstance but shall not be entitled to recover under this Agreement or any relevant Transaction Document or otherwise more than once in respect of the same Liability or Liabilities suffered (or part of such Liabilities), regardless of whether more than one claim arises in respect of it.

(b)
No amount (including any relief) (or part of any amount) shall be taken into account, set off or credited more than once under this Agreement or any relevant Transaction Document or otherwise, with the intent that there will be no double counting under this Agreement or any Transaction Document or otherwise.

14.7	Timing of Payments and Continuation of Indemnity.

(a)
The Indemnifying Party shall pay to the Indemnitee Indemnity Payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Agreement reasonably promptly upon demand.

(b)
The indemnity provisions contained in this Agreement shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

14.8
Covenant Not to Sue. Each Party hereby covenants and agrees that neither it nor any member of its Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, neutral mediator or administrative agency in any jurisdiction, alleging that:

(a)
the acquisition or transfer of any Sandoz Transferring Assets and/or Novartis Transferring Assets, as applicable, on the terms and conditions set forth in this Agreement and the other Transaction Documents is void or unenforceable for any reason;

(b)
the assumption of any Sandoz Liabilities and/or Novartis Liabilities, as applicable, on the terms and conditions set forth in this Agreement and the other Transaction Documents is void or unenforceable for any reason; or

(c)	the provisions of Clause 13 (Mutual Release and Indemnification) or this Clause 14 (Liabilities and Additional Matters) are void or unenforceable for any reason.

14.9
Remedies Cumulative. The remedies provided in Clause 13 (Mutual Release and Indemnification) shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

14.10
Survival of Indemnities. The rights and obligations of each of Novartis and Sandoz and their respective Indemnitees under Clause 13 (Mutual Release and Indemnification) shall survive the Distribution and the sale or other transfer by any Party or its Affiliates of any assets or businesses or the assignment by any Party or its Affiliates of any Liabilities, or the change of form or change of control of any Party.

14.11
Term of Indemnities. The obligation of Novartis to indemnify under Clause 13.6 (Novartis Indemnity) and the obligation of Sandoz to indemnify under Clause 13.5 (Sandoz Indemnity), together with the related obligations of both Parties under this Clause 14 (Liabilities and Additional Matters), shall lapse (verjähren) upon expiry of the 10-year term pursuant to article 127 of the Swiss Code of Obligations, which shall start to run on the date on which the obligation of Novartis to indemnify under Clause 13.5 (Novartis Indemnity) or the obligation of Sandoz to indemnify under Clause 13.6 (Sandoz Indemnity), as applicable, becomes due, such due date being the date on which the relevant indemnified Party actually suffers or incurs a relevant Liability.

15. Claims

15.1
Restrictions on Claims. Any Claim shall, to the extent applicable, be subject to the applicable provisions of this Clause 15 (Claims) and Clause 14 (Liabilities and Additional Matters) and, where applicable, without prejudice to the terms of any Ancillary Agreement, including the Third Party Claims and Investigations Management Agreement.

15.2	Notice of Claims.
(a)	For the purposes of this Clause 15 (Claims), “Affiliates” of each of Sandoz and Novartis shall include the Sandoz Indemnitees and Novartis Indemnitees respectively.

(b)
If a Party (the Claimant Party) wishes to make a Claim against another Party (the Defendant Party), the Claimant Party shall, subject to Clause 15.3 (Third Party Claims and Investigations Management Agreement), as soon as reasonably practicable after becoming aware of the facts or circumstances giving rise to such Claim (including any written demand or claim that is asserted against the Claimant Party by a Third Party), give written notice to the Defendant Party (the Claim Notice) containing reasonably specific details of:

(i)	the Claim, including such Information as is available to the Claimant Party (or its Affiliates) to enable the Defendant Party to reasonably assess the Claim;

(ii)
to the extent reasonably practicable, the Claimant Party’s estimate (on a without prejudice basis), on the basis of the Information then available to the Claimant Party, of the amount of the Liabilities which are, or are to be, the subject of the Claim (if known) and the method of computation thereof;

(iii)
where such Claim is a demand from an Indemnitee for an Indemnity Payment, the amount of such Indemnity Payment and reasonably satisfactory documentation setting forth the basis for such amount, including documentation with respect to calculations made and consideration of any Insurance Proceeds that would reduce the amount of such Liabilities; and

(iv)	any other remedies sought by the Claimant Party in relation to the Claim.

To the extent a reasonable estimate and/or method of computation cannot reasonably be provided in the Claim Notice in accordance with Clause 15.2(b)(ii), the Claimant Party shall provide such Information to the Defendant Party as soon as reasonably practicable thereafter.
(c)
Following the delivery of a Claim Notice pursuant to Clause 15.2(b), the Defendant Party shall have a period of 45 days within which to object to any such notice, stating whether it disputes the Claim, and describing in reasonable detail the basis for its objection thereto. If the Defendant Party does not so respond within such 45-day period stating that the Defendant Party disputes its liability for such Claim, the Defendant Party shall be deemed to have accepted such Claim.

(d)	If the Parties are disputing a Claim following the procedure outlined above, the provisions of Clause 38 (Dispute Resolution) shall apply.

(e)
The regime provided for in this Clause 15.2 (Notice of Claims) shall be in lieu of, and not in addition to, any Claimant Party’s duty to inspect and notify the Defendant Party in accordance with article 201 of the Swiss CO.

(f)
The failure of a Party to comply fully with its obligations under this Clause 15.2 (Notice of Claims) shall not release the other Party from its obligations and any liability with regard to the relevant Claim.

15.3	Third Party Claims and Investigations Management Agreement. The terms of the Third Party Claims and Investigations Management Agreement shall apply as set out therein,

including in respect of any Claim arising from a Third Party Claim or an Investigation. Any acceptance by Novartis or Sandoz, respectively, that a relevant Third Party Claim constitutes in its entirety, or in any part, its Liability, under clause 11 (Notification and Classification of Third Party Claims) of the Third Party Claims and Investigations Management Agreement (whether by electing to take conduct for the purposes of clause 11 (Notification and Classification of Third Party Claims), or otherwise), shall be binding on the Parties for the purposes of this Agreement and the other Transaction Documents.

16.  Access to Information; Books and Records

16.1	Transferring Records.
(a)	To the extent not transferred prior to the date of this Agreement:

(i)
Novartis shall, and shall procure that each relevant member of the Novartis Group shall, transfer, or procure the transfer of, the Sandoz Transferring Records to Sandoz or the relevant member of the Sandoz Group; and

(ii)
Sandoz shall, and shall procure that each relevant member of the Sandoz Group shall, transfer, or procure the transfer of, the Novartis Transferring Records to Novartis or the relevant member of the Novartis Group, in each case, in accordance with the Books and Records Plan and as soon as reasonably possible after the Separation Date.
(b)
Neither Party shall have any obligation to re-write, edit, amend, translate, re-formulate, re-format, take inventory of, or take any other action in connection with Transferring Records that it is transferring to the other Party, other than to transfer them in the form that they are in to the extent reasonably possible or, at the discretion of the transferor, in another data format that is reasonably accessible by the other Party.

(c)
Subject to Clause 16.1(d), where Transferring Records are to be transferred by physical delivery at or after the Separation Date, Novartis or Sandoz (as applicable) shall procure that such Transferring Records are available for collection at the location at which such Transferring Records are being stored at that time (such that there shall be no requirement on either Party to move Transferring Records from one location to another in order to effect the transfer) or as otherwise agreed in writing between the Parties.

(d)
If Novartis or Sandoz (as applicable) does not collect the Transferring Records in accordance with Clause 16.1(c) within six months of the later of the Separation Date and the date on which such Transferring Records are made available for collection by the other Party, then such Transferring Records will be deemed to be Waived Records in accordance with Clause 16.2(b).

(e)
From the point at which any Transferring Records have been transferred to the Sandoz Group or the Novartis Group (as applicable), in the manner described in paragraph (c) above, no member of the Novartis Group or Sandoz Group (as applicable) shall have any further obligations to the other Party or its Group in connection with such Transferring Records.

16.2	Retention of original Transferring Records.

(a)
Subject to Clause 16.2(b), the original Sandoz Transferring Records shall transfer to the Sandoz Group, and the original Novartis Transferring Records shall transfer to the Novartis Group, in accordance with this Clause 16 (Access to Information; Books and Records), provided that:

(i)	the Novartis Group and Sandoz Group (as applicable) shall have the right to retain copies of any Transferring Records:

(A)	if required under Applicable Law; or

(B)	in order to evidence their respective compliance with their obligations under this Agreement or the relevant Transaction Document; or

(C)	as otherwise agreed in writing by the Parties;

(ii)
if any member of the Novartis Group or Sandoz Group, as applicable, is required under Applicable Law to retain the original versions of any Transferring Records or may not transfer the original versions of any Transferring Records under Applicable Law, Novartis or Sandoz (as applicable) shall provide one copy of such Transferring Records to the other Party, to the extent permitted by Applicable Law; and

(iii)
if either of Novartis and Sandoz (or any members of their Groups) are required under Applicable Law to provide originals of any Transferring Records to a Tax Authority or any other Governmental Entity, the Parties shall cooperate in good faith to ensure that each relevant Party is able to comply with its obligations under Applicable Law or any request from a Tax Authority or any other Governmental Entity with respect to such Transferring Records.

(b)	In the event that:

(i)	Sandoz elects in writing not to have any Sandoz Transferring Records transferred to it; or

(ii)	Novartis elects in writing not to have any Novartis Transferring Records transferred to it,

then, subject to clause 4 (Existing Litigation Holds) of the Third Party Claims and Investigations Management Agreement, such Transferring Records shall be deemed to be Waived Records and the holding Party shall have no further obligation to the other Party with respect to such Waived Records, including any obligations to provide access to such Waived Records under the Information Access Agreement.

16.3	Retained Records.
(a)
The Retained Records shall be retained by the current holder of the Retained Records and held for the Retention Period, unless either Party requests to transfer the relevant Retained Records during the Retention Period (whether before or after the expiry of the relevant Access Period) from the holding Party to the other Party (if permitted under Applicable Law) and the other Party agrees. In such case, notwithstanding Clause 16.1 (Transferring Records), the Parties shall discuss in good faith the most practical means of effecting any transfer on this basis, and the relevant Retained Records shall be deemed to be Transferring Records and treated accordingly.

(b)	If either Party wishes the Retained Records to be retained for a longer period than the Retention Period:

(i)
it shall, at least three months prior to the expiration of the applicable Retention Period, provide notice to the other Party identifying which Retained Records should be retained and the relevant additional Retention Period requested; and

(ii)	the holding Party may either:

(A)
retain the Retained Records for the additional period at the requesting Party’s cost, in which case the Retention Period for such Retained Records will be extended for the additional period and the Books and Records Plan will be updated in accordance with the change management process set out in the Books and Records Plan;

(B)	if the transfer of the Retained Records is permitted under Applicable Law, transfer the Retained Records to the requesting Party at the requesting Party’s cost; or

(C)	if the transfer of the Retained Records is not permitted under Applicable Law, delete and/or destroy the Retained Records after the expiry of the Retention Period pursuant to Clause 16.3(c).

(c)
Subject to clause 4 (Existing Litigation Holds) of the Third Party Claims and Investigations Management Agreement, the holder of the Retained Records shall be entitled (but shall not be obliged) to delete and/or destroy any Retained Records after the expiry of the Retention Period, at the holding Party’s cost, provided that:

(i)	the other Party has not provided written notice in accordance with Clause 16.3(b); or

(ii)	if the other Party has provided written notice in accordance with Clause 16.3(b), the transfer of the Retained Records is not permitted under Applicable Law,

in which case the holding Party shall have no further obligation to the other Party with respect to such Retained Records, including any obligations to provide access to such Retained Records under the Information Access Agreement.
(d)
Each Party shall be entitled to request access to the Retained Records held by the other Party (or its Group) in accordance with the terms of the Information Access Agreement and for the period specified in the Information Access Agreement (including, for the avoidance of doubt, clause 15 (Residual Access Rights) of the Information Access Agreement), or otherwise as set out in the relevant Ancillary Agreement.

16.4
Unclassified Records. If, following the date of this Agreement, either Party identifies any Books and Records which may contain Business Information relating to the other Party but the nature of such Books and Records is unknown (or is not known with sufficient certainty) to enable such Books and Records to be classified into the categories set out in the Books and Records Plan (the Unclassified Records), it shall notify the other Party of the existence of such Unclassified Records in accordance with the Books and Records Plan. Following notification:

(a)	the B&R Leads of each Party shall seek to agree on the categorization of such Unclassified Records; and

(b)
if the B&R Leads are unable to agree the categorization of such Unclassified Records within 10 Business Days, the Parties shall categorize such Unclassified Records by sampling no more than 10 per cent. of such Unclassified Records and the Parties shall treat such Unclassified Records in accordance with such classification (including in respect of the relevant Retention Period) and shall update the Books and Records Plan accordingly.

16.5
Books and Records required in connection with the operation of Ancillary Agreements. To the extent that any Books and Records are required by the holder of the relevant Books and Records in connection with the performance or operation of any Ancillary Agreement, the relevant Books and Records will be retained by that Party and, upon:

(a)
in the case of Books and Records required in connection with the provision of services under the Transitional Services Agreement, termination or expiry of the applicable service term under the Transitional Services Agreement;

(b)
in the case of Books and Records required in connection with the provision of services under the Transitional Distribution Services Agreement, the applicable “Distribution Transfer Date” under the Transitional Distribution Services Agreement; or

(c)	in all other cases, termination or expiry of the Ancillary Agreement or as otherwise set out in the relevant Ancillary Agreement,

will either be:
(i)	transferred (as Transferring Records for the purposes of this Agreement); or

(ii)	made available on the terms of the Information Access Agreement (as Retained Records for the purposes of this Agreement and the Information Access Agreement), or the relevant Ancillary Agreement,

in each case as set out in the relevant Ancillary Agreement and/or the Books and Records Plan.

16.6	Excluded Records. The following Books and Records shall be excluded from being Transferring Records to be transferred by either Party (or any member of their Group):
(a)
Books and Records that do not contain Business Information related to the Novartis Business (in respect of Novartis Transferring Records) or the Sandoz Business (in respect of Sandoz Transferring Records), as applicable;

(b)	secondary business information, including archival copies and disaster recovery backups;

(c)	technical system data/backups, unless related to transferring and un-wiped IT assets;

(d)	transient information, including Outlook calendar invites, text message, personal notes, unless otherwise agreed in the Books and Records Plan;

(e)	the Waived Records;

(f)	subject to the terms of the Third Party Claims and Investigations Management Agreement, Information which is the private property of Personnel and unrelated to the business; and

(g)	any other Books and Records which the Parties agree in writing should be treated as Excluded Records,

(such Books and Records being, Excluded Records).

16.7	Costs Relating to Books and Records. The costs relating to Books and Records shall be borne by the Parties as follows:
(a)
Transferring Records: Subject to any specific provisions on costs in any Ancillary Agreement, including information technology and other separation costs set out in the Transitional Services Agreement, the cost of separation (including the cost of modification, transformation and/or redaction, if necessary) and transfer of any Transferring Records shall be borne by:

(i)	the holding Party to the extent incurred in connection with the period up until the relevant Transferring Records are received by the other Party; and

(ii)	the receiving Party to the extent incurred in connection with the period following receipt by that Party of the relevant Transferring Records; and

(b)	Retained Records. Subject to any specific provisions on costs in any Ancillary Agreement:

(i)	the cost of retaining and storing:

(A)	any Sandoz Retained Records held by Novartis shall be borne by Novartis; and

(B)	any Novartis Retained Records held by Sandoz shall be borne by Sandoz; and

(ii)	the cost of providing access to:

(A)	any Sandoz Retained Records held by Novartis shall be borne by Sandoz, in accordance with the Information Access Agreement; and

(B)	any Novartis Retained Records held by Sandoz shall be borne by Novartis, in accordance with the Information Access Agreement.

16.8
Compliance with Applicable Law and Confidentiality. The Parties acknowledge and agree that with respect to the processing of personal data under or in connection with complying with their respective obligations, and exercising their respective rights, under this Clause 16 (Access to Information; Books and Records), the terms and conditions of the Omnibus Data Protection Agreement shall apply. Where such processing involves a Third Country Transfer (as defined in the Omnibus Data Protection Agreement), the Parties furthermore acknowledge and agree that the Model Clause Agreement (as defined in the Omnibus Data Protection Agreement) applies.

16.9	Ownership of Information. Any Information owned by one Group in accordance with the provisions of this Agreement or any Ancillary Agreement that is provided to the requesting

Party hereunder or in connection with the transactions contemplated hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

16.10
Liability in Respect of Information. Each of Novartis and Sandoz acknowledges that the data provided by the other will be provided in their current form and may be inaccurate, incomplete or contain errors. Neither Novartis nor Sandoz shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate, incomplete or to contain errors in the absence of willful misconduct or gross negligence by the providing Party.

16.11
Accounting and Reporting Cooperation. Sandoz and Novartis shall cooperate with each other (and shall procure that their respective Affiliates shall cooperate with each other) in order to enable each member of the Sandoz Group and each member of the Novartis Group to comply with financial reporting, non-financial reporting, environmental, safety and corporate governance (ESG) reporting and other reporting obligations under Applicable Law (including any associated narrative or other disclosure obligations or requirements), including:

(a)
without prejudice to the Third Party Claims and Investigations Management Agreement and Tax Matters Agreement, if either of Novartis and Sandoz (or any members of their Groups) are required under Applicable Law to provide financial statements and/or related Information to a Tax Authority or any other Governmental Entity, the Parties shall cooperate in good faith to ensure that the relevant Party is able to comply with its obligations under Applicable Law or any request from a Tax Authority or any other Governmental Entity with respect to such financial statements and/or related Information;

(b)
until the end of the first full fiscal year occurring after the Distribution (and for a reasonable period of time afterwards as required by Applicable Law for Novartis to prepare consolidated and statutory financial statements on a global or entity basis or complete a financial statement audit or any other tax or statutory filings for any period during which the financial results of the Sandoz Group were consolidated with those of Novartis and/or the Sandoz Business and the Novartis Business was conducted by the same legal entity), Sandoz shall use Commercially Reasonable Efforts to enable:

(i)	Novartis’s management to assess the effectiveness of its disclosure controls and procedures and its internal control over financial reporting as required under Applicable Law;

(ii)	Novartis’s auditors to complete timely their annual audit and quarterly reviews of financial statements; and

(iii)	Novartis to meet its timetable for dissemination of its financial statements.

As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting:
(A)
Sandoz shall authorize and direct its auditors to make available to Novartis’s auditors, within a reasonable time prior to the date of Novartis’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Sandoz and (y) work papers related to such annual audits and quarterly reviews, to enable Novartis’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Sandoz’s auditors as it relates to Novartis’s auditors’ opinion or report; and

(B)
until all governmental and statutory audits are complete, Sandoz shall provide reasonable access during normal business hours for Novartis’s auditors, counsel and other designated representatives to (x) the premises of the Sandoz Group and all Information (and rights to take copies) within the knowledge, possession or control of the Sandoz Group and (y) the officers and employees of the members of the Sandoz Group, so that Novartis may conduct reasonable audits relating to the financial statements provided by the Sandoz Group; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Sandoz Group; and

(c)
until the end of the first full fiscal year occurring after the Distribution (and for a reasonable period of time afterwards as required by Applicable Law for Sandoz to prepare consolidated and statutory financial statements on a global or entity basis or complete a financial statement audit or any other tax or statutory filings for any period during which the financial results of the Novartis Group were consolidated with those of Sandoz and/or the Novartis Business and the Sandoz Business was conducted by the same legal entity), Novartis shall use Commercially Reasonable Efforts to enable:

(i)	Sandoz’s management to assess the effectiveness of its disclosure controls and procedures and its internal control over financial reporting as required under Applicable Law;

(ii)	Sandoz’s auditors to complete timely their annual audit and quarterly reviews of financial statements; and

(iii)	Sandoz to meet its timetable for dissemination of its financial statements.

As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting:
(A)
Novartis shall authorize and direct its auditors to make available to Sandoz’s auditors, within a reasonable time prior to the date of Sandoz’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Novartis and (y) work papers related to such annual audits and quarterly reviews, to enable Sandoz’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Novartis’s auditors as it relates to Sandoz’s auditors’ opinion or report, and

(B)
until all governmental audits are complete, Novartis shall provide reasonable access during normal business hours for Sandoz’s auditors, counsel and other designated representatives to (x) the premises of the Novartis Group and all Information (and right to take copies) within the knowledge, possession or control of the Novartis Group and (y) the officers and employees of the members of the Novartis Group, so that Sandoz may conduct reasonable audits relating to the financial statements provided by the Novartis Group; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Novartis Group.

16.12	Separation Balance Sheet.
(a)
Sandoz shall provide such assistance as Novartis (or the auditors Novartis appoints for such purposes) may reasonably request in order to allow Novartis (or the auditors Novartis appoints for such purposes) to prepare combined financial statements of the Sandoz Group as at the last day of the month immediately prior to the month in which the Distribution occurs (the Separation Balance Sheet), including to support any audit and/or review procedures requested by Novartis’s auditors, which shall be prepared in accordance with the methodologies and accounting principles used to prepare the Sandoz Business Financial Statements and shall be delivered to both Sandoz and Novartis as soon as reasonably practicable following the Distribution.

(b)	In respect of the preparation of the Separation Balance Sheet, any Third Party auditor or expert costs incurred in preparing and/or auditing the Separation Balance Sheet shall be borne by Novartis.

(c)
Novartis and Sandoz shall each be responsible for any Third Party auditor or expert costs they (or their respective auditors) incur in the preparation and/or audit of any financial statements or statutory balance sheets after the Separation Date.

16.13
Medicare Modernization Act. If, within 60 days following the Separation Date, any member of the Novartis Group or the Sandoz Group is required to file any agreement to which the Medicare Modernization Act applies, the other Party shall provide in a timely manner any Information reasonably requested, including copies of any agreements required to be filed, in order for the member of the Novartis Group or the Sandoz Group (as applicable) to comply with its obligations under the Medicare Modernization Act.

16.14	General Information and Knowledge Sharing.

(a)
Subject to paragraph (b) below, for a period of one year after the Separation Date, Novartis shall use Commercially Reasonable Efforts during normal business hours to provide any Information, guidance and assistance reasonably requested by Sandoz to the extent that such Information, guidance or assistance relates to the operation of the Sandoz Business, in each case at Sandoz’s expense.

(b)
Novartis shall not be obliged to provide any Information, guidance or assistance pursuant to paragraph (a) above if doing so would be likely to be unreasonably disruptive to the business and affairs of the Novartis Group or would be prohibited by Applicable Law.

(c)
Subject to paragraph (d) below, for a period of one year after the Separation Date, Sandoz shall use Commercially Reasonable Efforts during normal business hours to provide any Information, guidance and assistance reasonably requested by Novartis to the extent that such Information, guidance or assistance relates to the operation of the Novartis Business, in each case at Novartis’s expense.

(d)
Sandoz shall not be obliged to provide any Information, guidance or assistance pursuant to paragraph (c) above if doing so would be likely to be unreasonably disruptive to the business and affairs of the Sandoz Group or would be prohibited by Applicable Law.

(e)
This Clause 16.14 (General Information and Knowledge Sharing) shall not give either Party (or any member of their Group) any right to access any Books and Records of the other Party (or any member of its Group).

16.15
Privilege and Litigation. Notwithstanding the forgoing or any of the provisions of the Agreement, neither Party shall be required to disclose any documents or communications protected by the attorney-client privilege, the work product doctrine or any other legal privilege if doing so would result in the loss of any applicable privilege or other protection. The rights conferred under the Agreement shall not affect in any manner either Party’s rights to discovery in any litigation or arbitration and shall not create any rights for Third Parties to access the documents, employees or Information of either Party.

17. Insurance

17.1	No cover under the Insurance Arrangements from the Separation Date. Other than pursuant to this Clause 17 (Insurance), each Party agrees that with effect from the Separation Date:
(a)
no member of the Sandoz Group (including any Sandoz Entity) shall have, or be entitled to, the benefit of any Insurance Arrangements of the Novartis Group in respect of any event, act, omission or claim that takes place, or of which Sandoz becomes aware, after the Separation Date;

(b)	it shall be the sole responsibility of Sandoz to ensure that adequate insurances are put in place in relation to the Sandoz Business with effect from the Separation Date; and

(c)	Novartis shall not be required to maintain any Insurance Arrangements for the benefit of any Sandoz Entity or in respect of any Sandoz Transferring Asset.

17.2
General Pre-Separation Insurance Claims. Each member of the Sandoz Group shall be entitled to the amount of any Insurance Proceeds (except to the extent that such Insurance Proceeds relate to the Novartis Business) received pursuant to any insurance claims notified by that member of the Sandoz Group to the relevant insurer(s) under any General Insurance Arrangements of the Novartis Group prior to the Separation Date, (all such claims being General Pre-Separation Insurance Claims).

17.3	General Pre-Separation Insurance Claims under the General Insurance Arrangements. With effect from the Separation Date:
(a)
any General Pre-Separation Insurance Claim shall be subject to the terms, conditions and exclusions of the Novartis Group Insurance Arrangements applicable to the relevant General Pre-Separation Insurance Claim;

(b)
Sandoz shall be entitled to correspond with the relevant insurer(s) providing coverage in respect of any General Pre-Separation Insurance Claims, and shall copy the Novartis Insurance Contact in all correspondence with the relevant insurer(s);

(c)
Novartis and Sandoz shall each cooperate with and provide to the insurer(s) all information reasonably needed by the insurer(s) to assess and provide coverage under the General Pre-Separation Insurance Claim; and

(d)	any General Pre-Separation Insurance Claim shall be treated as an Affirmative Claim under the Third Party Claims and Investigations Management Agreement.

17.4
HDI Pre-Separation Insurance Claims. Subject to Clauses 17.5 (HDI Pre-Separation Insurance Claims under the HDI Insurance Arrangements) and 17.6 (Sandoz Reimbursement Payment), each member of the Sandoz Group shall be entitled to the amount of any Insurance Proceeds (except to the extent that such Insurance Proceeds relate to the Novartis Business) received pursuant to:

(a)
any individual general liability, clinical trial liability or individual product liability insurance claim or any Product Liability Series Claim notified by that member of the Sandoz Group to HDI under the HDI Insurance Arrangements prior to the Separation Date; and

(b)
any individual product liability claim after the Separation Date that is the direct result of the originating cause attributable to a covered Product Liability Series Claim that was notified by that member of the Sandoz Group to the relevant insurer(s) under the HDI Insurance Arrangements prior to the Separation Date,

(all such claims being HDI Pre-Separation Insurance Claims).

17.5	HDI Pre-Separation Insurance Claims under the HDI Insurance Arrangements. With effect from the Separation Date:
(a)	any HDI Pre-Separation Insurance Claim shall be subject to the terms, conditions and exclusions of the HDI Insurance Arrangements applicable to the relevant HDI Pre-Separation Insurance Claim;

(b)	Sandoz shall be entitled to correspond with HDI providing coverage in respect of any HDI Pre-Separation Insurance Claims, and shall copy the Novartis Insurance Contact in all correspondence with HDI;

(c)	Novartis and Sandoz shall each cooperate with and provide to HDI all Information reasonably needed by HDI to assess and provide coverage under the HDI Pre-Separation Insurance Claim; and

(d)	any HDI Pre-Separation Insurance Claim shall be treated as an Affirmative Claim under the Third Party Claims and Investigations Management Agreement.

17.6	Sandoz Reimbursement Payment.
(a)
If the sum of the Insurance Proceeds received by, or paid on behalf of, Sandoz (or any member of the Sandoz Group) following the Separation Date in respect of HDI Pre-Separation Insurance Claims exceeds the Sandoz Insurance Reserves, then Sandoz shall pay Novartis an amount equal to such excess (the Sandoz Reimbursement Payment) in accordance with this Clause 17.6. For the avoidance of doubt:

(i)
once the aggregate sum of Insurance Proceeds received by, or paid on behalf of, Sandoz (or any member of the Sandoz Group) following the Separation Date in respect of HDI Pre-Separation Insurance Claims exceeds the Sandoz Insurance Reserves, any excess over such amount shall be a Sandoz Reimbursement Payment; and

(ii)
if the sum of the Insurance Proceeds received by, or paid on behalf of, Sandoz (or any member of the Sandoz Group) following the Separation Date in respect of HDI Pre-Separation Insurance Claims is less than the Sandoz Insurance Reserves, Sandoz shall not be entitled to any additional amount.

(b)
Within 15 Business Days of each anniversary of the Separation Date (each, an Anniversary Date), the Parties shall discuss and agree the aggregate sum of Insurance Proceeds received by, or paid on behalf of, Sandoz (or any member of the Sandoz Group) under any HDI Pre-Separation Insurance Claims:

(i)	in the 12 months prior to the relevant Anniversary Date; and

(ii)	cumulatively from the Separation Date to the relevant Anniversary Date.

(c)	If a Sandoz Reimbursement Payment is payable following an Anniversary Date, Novartis shall invoice to Sandoz the amount of:

(i)
the Sandoz Reimbursement Payment (being the cumulative amount by which the Insurance Proceeds received by, or paid on behalf of, Sandoz (or any member of the Sandoz Group) following the Separation Date in respect of HDI Pre-Separation Insurance Claims exceeds the Sandoz Insurance Reserves, irrespective of any payments made by Sandoz pursuant to this Clause 17.6) as at the relevant Anniversary Date; less

(ii)	any amounts which Sandoz has already paid to Novartis in respect of the Sandoz Reimbursement Payment.

(d)	Sandoz shall pay the full amount invoiced to it by Novartis in accordance with Clause 17.6(c) within 15 Business Days of the date on which the invoice is received.

(e)
The failure by Novartis to issue an invoice to Sandoz in respect of any Sandoz Reimbursement Payment in accordance with Clause 17.6(b) shall not release Sandoz from its obligation and liability to pay Novartis the Sandoz Reimbursement Payment.

17.7	Insurance Reserves Report.
(a)
Prior to the date of this Agreement, Novartis has engaged Aon Global Risk Consulting (the Actuary) to prepare an actuarial report including the Sandoz Insurance Reserves attributable to the HDI Pre-Separation Insurance Claims as at 30 September 2023 (the Insurance Reserves Report).

(b)
Novartis shall provide to the Sandoz Insurance Contact a copy of the Insurance Reserves Report to the extent relating to the Sandoz Insurance Reserves once the report is finalized on or about 30 November 2023.

(c)
The Sandoz Insurance Reserves attributable to the HDI Pre-Separation Insurance Claims included in the Insurance Reserves Report shall be final and binding on the Parties in the absence of manifest error.

(d)	The costs to prepare the Insurance Reserves Report shall be borne by Novartis.

(e)	For the avoidance of doubt, Novartis shall not be required to make available to Sandoz any subsequent actuarial reports.

17.8	Run-off D&O Insurance.
(a)
Novartis shall arrange, with effect from the Separation Date for a period of six years, run-off directors and officers insurance coverage in respect of acts or omissions of the directors and officers of Sandoz and each Sandoz Entity who were covered by Novartis directors and officers insurance policies immediately prior to the Separation Date, provided that:

(i)
the run-off directors and officers insurance shall only apply to claims against the directors and officers of Sandoz and each Sandoz entity that arise after the Separation Date and are solely the result of any acts or omissions that occurred prior to the Separation Date; and

(ii)
any run-off directors and officers insurance shall be on substantially the same terms and conditions (including any applicable deductibles and exclusions) as Novartis’s directors and officers insurance policy,

(the Run-Off D&O Insurance). For the avoidance of doubt, any deductibles applicable to a claim under the Run-Off D&O Insurance shall be borne by either the underlying claimant or, if applicable, the relevant member of the Novartis Group or the Sandoz Group (as applicable) that the claimant reported to at the time of the relevant act or omission giving rise to such claim.
(b)	The cost of the Run-Off D&O Insurance premium, applicable insurance premium taxes, and the broker fee to secure the Run-Off D&O Insurance shall be borne by Novartis.

17.9	Post-Separation Claims Under the Run-off D&O Insurance.
(a)
Novartis shall, upon the request of Sandoz, notify the relevant insurers of claim(s) that have been identified by Sandoz against a director and/or officer for which coverage may be provided under the Run-off D&O Insurance, to the extent that the terms and conditions (including any applicable deductibles and exclusions) of the Run-off D&O Insurance provides coverage therefor.

(b)	With effect from the Separation Date:

(i)
Sandoz shall be entitled to correspond with the relevant insurer(s) providing coverage in respect of any claim(s) under the Run-off D&O Insurance, and shall copy the Novartis Insurance Contact in all correspondence with the relevant insurer(s);

(ii)
upon Novartis’s notification of a claim on behalf of Sandoz, Sandoz and Novartis shall cooperate fully with and provide to the insurer(s) information reasonably needed by the insurer(s) to assess and provide coverage under the Run-off D&O Insurance;

(iii)
any claim notified by Novartis on behalf of Sandoz against the relevant insurers under the Run-off D&O Insurance shall be treated as an Affirmative Claim under the Third Party Claims and Investigations Management Agreement; and

(iv)	if:

(A)	under Applicable Law and the terms of the Run-off D&O Insurance, a determination is required and/or permitted as to whether a particular claim follows “Side A” or “Side B” of the policy; and

(B)	any deductible would be borne by a member of the Sandoz Group,

the determination shall be made by Sandoz.

17.10	POSI Insurance.
(a)
Sandoz shall arrange, with effect from the Separation Date for a period of six years, public offering of securities insurance coverage for Sandoz and Novartis and their respective directors and officers in respect of the Separation and Distribution, including the contents of the Listing Prospectus, the Sandoz ADR Registration Statement and other communications or materials prepared for or issued to shareholders of Novartis or potential investors in connection with the Separation and Distribution (the POSI Insurance).

(b)	The cost of the POSI Insurance premium, applicable insurance premium taxes, and the broker fee to secure the POSI Insurance shall be borne by Sandoz.

17.11	Post-Separation Claims Under the POSI Insurance.
(a)
Sandoz shall, upon the request of Novartis, notify the relevant insurers of claim(s) that have been identified by Novartis against Novartis and/or its directors or officers for which coverage may be provided under the POSI Insurance, to the extent that the terms and conditions (including any applicable deductibles and exclusions) of the POSI Insurance provides coverage therefor. For the avoidance of doubt, any deductibles applicable to a claim under the POSI Insurance shall be borne by either the underlying claimant or, if applicable, the relevant member of the Novartis Group or the Sandoz Group (as applicable) that the claimant reported to at the time of the relevant act or omission giving rise to such claim.

(b)	With effect from the Separation Date:

(i)
Novartis shall be entitled to correspond with the relevant insurer(s) providing coverage in respect of any claim(s) under the POSI Insurance, and shall copy the Sandoz Insurance Contact in all correspondence with the relevant insurer(s);

(ii)
upon Sandoz’s notification of a claim on behalf of Novartis, Novartis and Sandoz shall cooperate fully with and provide to the insurer(s) information reasonably needed by the insurer(s) to assess and provide coverage under the POSI Insurance;

(iii)
any claim notified by Sandoz on behalf of Novartis against the relevant insurers under the POSI Insurance shall be treated as an Affirmative Claim under the Third Party Claims and Investigations Management Agreement; and

(iv)
Novartis shall not, and shall procure that no member of the Novartis Group shall, take any action in connection with a claim under the POSI Insurance (other than a claim itself) that would reasonably be expected to:

(A)	have an adverse impact on the relationship between any member of the Sandoz Group and the relevant insurer(s) of the claim under the POSI Insurance;

(B)	result in the relevant insurer(s) terminating or reducing coverage, or increasing the amount of any premium owed by any member of the Sandoz Group under the applicable POSI Insurance; or

(C)	otherwise compromise, jeopardize or interfere with the right of any member of the Sandoz Group under the applicable POSI Insurance.

17.12	General Insurance Provisions.
(a)
This Agreement is not intended to assign (or to attempt to assign) any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of any member of the Novartis Group in respect of any Insurance Arrangement or any other Contract or policy of insurance.

(b)
Nothing in this Clause 17 (Insurance) shall limit Novartis’s ability to operate any policy of insurance of the Novartis Group (including any Insurance Arrangement) for the benefit of the Novartis Business.

(c)
Nothing in this Agreement shall affect any standalone policy of insurance of any Sandoz Entity taken out with, and underwritten by, a Third Party solely for the benefit of the Sandoz Business, which is separate to, and has not been taken out in connection with, any master Insurance Arrangement arranged by any member of the Novartis Group.

18. Separation Committee

18.1
Separation Committee. Prior to the Separation Date, the Parties shall establish a Separation Committee (the Separation Committee) that shall consist of an equal number of members from Novartis and Sandoz. The Separation Committee shall be responsible for the overall monitoring and management of all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements. The Separation Committee shall have the authority to:

(a)
establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such sub-committee comprised of one or more members of the Separation Committee or one or more employees of either Party or any of its Subsidiaries, and each such subcommittee having such scope of responsibility as may be determined by the Separation Committee from time to time;

(b)	delegate to any such subcommittee any of the powers of the Separation Committee; and

(c)	to combine, modify the scope of responsibility of, and disband any such subcommittees, and to modify or reverse any such delegations.

18.2
Separation Committee Procedures. The Separation Committee shall establish general procedures for managing the responsibilities delegated to it under this Clause 18 (Separation Committee) and may modify such procedures from time to time. All decisions by the Separation Committee or any subcommittee thereof shall be effective only if mutually agreed in writing by both Parties. The Parties shall utilize the procedures set forth in Clause 38 (Dispute Resolution) to resolve any matters as to which the Separation Committee is not able to reach a decision.

18.3	Separation PMO Leads. The Parties shall each appoint a principal point of contact between the Parties in relation to issues arising out of this Agreement (in each case, the

Separation PMO Lead). As at the Separation Date, Novartis’s Separation PMO Lead is Christelle Sanglier and Sandoz’s Separation PMO Lead is Yara Gonzalez.
19. Warranty as to Capacity
Each Party has obtained all corporate authorizations and (other than to the extent any such consent, license or authorization constitutes a Global Condition) all other governmental, statutory, regulatory or other consents, licenses or authorizations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect to a material extent such Party’s ability to enter into or perform its obligations under this Agreement.
20. Wrong Pockets

20.1
Non-transferred Assets. Subject to Clause 9 (Transferring Contracts and Non-Transferring Tenders), Clause 16 (Access to Information; Books and Records), Clause 30.3 (Matters Governed Exclusively by Ancillary Agreements) and Schedule 1 (Transferring Contracts and Non-Transferring Tenders), and except in relation to any Intellectual Property Right (in respect of which, to the extent relevant, the provisions of Clause 20.3 (Intellectual Property Wrong Pockets) shall apply), any monies to which Clause 11 (Accounts Payable and Receivable) applies or as otherwise expressly provided for in this Agreement, any Ancillary Agreement or the US Brands Commercial Agreement, if, following the Separation Date:

(a)	any property, right or asset:

(i)
forming part of the Sandoz Business (other than any property, right or asset expressly excluded under this Agreement or any Ancillary Agreement) has not and should have been transferred to Sandoz, or to another member of the Sandoz Group, pursuant to this Agreement or any Ancillary Agreement or otherwise; or

(ii)
that is a Sandoz Transferring Asset or is Exclusively Related to the Sandoz Business (other than any property, right or asset expressly excluded under this Agreement or any Ancillary Agreement and excluding any Novartis Retained Asset) has not been transferred to Sandoz, or to another member of the Sandoz Group, pursuant to this Agreement or any Ancillary Agreement or otherwise, or is held by a member of the Novartis Group after the Separation Date, then:

(A)
the Parties shall use their respective Commercially Reasonable Efforts to procure that the holder of such property, right or asset shall be deemed to be a Sandoz Asset Transferor for the purposes of this Agreement; and

(B)
Sandoz shall nominate a member of the Sandoz Group (acceptable to Novartis, acting reasonably) as the Sandoz Asset Transferee for such property, right or asset and such member of the Sandoz Group shall be deemed to be a Sandoz Asset Transferee for the purposes of this Agreement, then Novartis shall use Commercially Reasonable Efforts to procure that all right, title and interest in such property, right or asset (and any related liability which is a Sandoz Liability) is assigned and transferred to Sandoz (or another member of the Sandoz Group as Sandoz has nominated (in accordance with Clause 20.1(a)(ii)(B) above) or may nominate that is reasonably acceptable to Novartis) as soon as practicable and at no cost to Sandoz (or any member of its Group), and such member of the Sandoz Group shall accept such transfer or assume such assignment in accordance with the terms of this Agreement. Pending such transfer and subject to Applicable Law, Novartis shall cause such property, right or asset to be held on trust and provide to Sandoz or its designated assignee all of the benefits associated with such property, right or asset (in accordance with Schedule 1 (Transferring Contracts and Non-Transferring Tenders), if applicable); or
(b)	any property, right or asset:

(i)
forming part of the Novartis Business (other than any property, right or asset expressly excluded under this Agreement or any Ancillary Agreement) has not and should have been transferred to Novartis, or to another member of the Novartis Group, pursuant to this Agreement or any Ancillary Agreement or otherwise; or

(ii)
that is a Novartis Retained Asset or is Exclusively Related to the Novartis Business (other than any property, right or asset expressly excluded under this Agreement or any Ancillary Agreement and excluding any Sandoz Transferring Assets) that has not been transferred to Novartis, or to another member of the Novartis Group, pursuant to this Agreement or any Ancillary Agreement or otherwise, or is held by a member of the Sandoz Group after the Separation Date:

(A)
the Parties shall use their respective Commercially Reasonable Efforts to procure that the holder of such property, right or asset shall be deemed to be a Novartis Asset Transferor for the purposes of this Agreement;

(B)
Novartis shall nominate a member of the Novartis Group (acceptable to Sandoz, acting reasonably) as the Novartis Asset Transferee for such property, right or asset and such member of the Novartis Group shall be deemed to be a Novartis Asset Transferee for the purposes of this Agreement, then Sandoz shall use Commercially Reasonable Efforts to procure that all right, title and interest in such property, right or asset (and any related liability which is a Novartis Liability) is assigned and transferred to Novartis (or another member of the Novartis Group as Novartis has nominated (in accordance with Clause 20.1(b)(ii)(B) above) or may nominate that is reasonably acceptable to Sandoz) as soon as practicable and at no cost to Novartis (or any member of its Group), and such member of the Novartis Group shall accept such transfer or assume such assignment in accordance with the terms of this Agreement. Pending such transfer and subject to Applicable Law, Sandoz shall cause such property, right or asset to be held on trust and provide to Novartis or its designated assignee all of the benefits associated with such property, right or asset (in accordance with Schedule 1 (Transferring Contracts and Non-Transferring Tenders), if applicable).

20.2
Incorrectly Transferred Assets. Subject to Clause 9 (Transferring Contracts and Non-Transferring Tenders), Clause 16 (Access to Information; Books and Records), Clause 30.3 (Matters Governed Exclusively by Ancillary Agreements) and Schedule 1 (Transferring Contracts and Non-Transferring Tenders), and except in relation to any Intellectual Property Right (in respect of which, to the extent relevant, the provisions of Clause 20.3 (Intellectual

Property Wrong Pockets) shall apply), any monies to which Clause 11 (Accounts Payable and Receivable) applies or as otherwise expressly provided for in this Agreement, any Ancillary Agreement or the US Brands Commercial Agreement, if, following the Separation Date:

(a)
any property, right or asset not forming part of the Sandoz Business (other than any Intellectual Property Right or any property, right or asset expressly included under this Agreement or any Ancillary Agreement) is found to have and should not have been transferred to Sandoz or another member of the Sandoz Group pursuant to this Agreement or any Ancillary Agreement, Sandoz shall transfer (or procure the transfer of) such property, right or asset as soon as practicable to the transferor or another member of the Novartis Group nominated by Novartis reasonably acceptable to Sandoz at no cost to the Novartis Group; or

(b)
any property, right or asset not forming part of the Novartis Business (other than any Intellectual Property Right or any property, right or asset expressly included under this Agreement or any Ancillary Agreement) is found to have and should not have been transferred to Novartis or another member of the Novartis Group pursuant to this Agreement or any Ancillary Agreement, Novartis shall transfer (or procure the transfer of) such property, right or asset as soon as practicable to the transferor or another member of the Sandoz Group nominated by Sandoz reasonably acceptable to Novartis at no cost to the Sandoz Group.

20.3	Intellectual Property Wrong Pockets.
(a)
Except to the extent otherwise addressed in this Agreement or any Ancillary Agreement, if following the Separation Date Sandoz identifies any Intellectual Property Rights that, in each case: (1) was owned or controlled by Novartis or a member of the Novartis Group as at the Separation Date; (2) was used, or planned to be used (as can reasonably be evidenced by written records as at the Separation Date), in the Sandoz Business as at the Separation Date for Development, Manufacture or Commercialization of the Sandoz Products; and (3) has not been:

(i)
assigned to Sandoz (or any member of the Sandoz Group) pursuant to the terms of the relevant Trademark, Design and Domain Name Assignment Agreement or Patent and Know-How Assignment Agreement (as applicable);

(ii)
retained by Novartis (or any member of the Novartis Group) and licensed to Sandoz (or a member of the Sandoz Group) pursuant to the terms of the relevant Brand License Agreement or Patent and Know-How License Agreement (as applicable);

(iii)	included in the scope of the Trademark Co-existence Agreement; or

(iv)	retained by Novartis (or any member of the Novartis Group) for use solely by Novartis (or any member of the Novartis Group) pursuant to the terms of any Intellectual Property Agreement,

then Sandoz shall notify Novartis, and the Parties shall meet to discuss and determine (in good faith and taking into account the terms of the Intellectual Property Agreements) as soon as practicable the most appropriate treatment for the relevant Intellectual Property Rights (as applicable).
(b)	Except to the extent otherwise addressed in this Agreement or any Ancillary Agreement, if following the Separation Date Novartis identifies any Intellectual

Property Rights that, in each case: (1) was owned or controlled by Sandoz or a member of the Sandoz Group as at the Separation Date; (2) was used, or planned to be used (as can reasonably be evidenced by written records as at the Separation Date), in the Novartis Business as at the Separation Date for Development, Manufacture or Commercialization of the Novartis Products; and (3) has not been:

(i)
assigned to Novartis (or any member of the Novartis Group) pursuant to the terms of the relevant Trademark, Design and Domain Name Assignment Agreement or Patent and Know-How Assignment Agreement (as applicable);

(ii)	retained by Sandoz (or any member of the Sandoz Group) and licensed to Novartis pursuant to the terms of the relevant Brand License Agreement or Patent and Know-How License Agreement (as applicable);

(iii)	included in the scope of the Trademark Co-Existence Agreement; or

(iv)	retained by Sandoz (or any member of the Sandoz Group) for use solely by Sandoz (or any member of the Sandoz Group) pursuant to the terms of any Intellectual Property Agreement,

then Novartis shall notify Sandoz, and the Parties shall meet to discuss and determine (in good faith and taking into account the terms of all Intellectual Property Agreements) as soon as practicable the most appropriate treatment for the Intellectual Property Rights (as applicable).

20.4
Timing of Wrong Pockets Transfer. Any transfer pursuant to this Clause 20 (Wrong Pockets) shall be treated by the Parties for all purposes as if it had occurred on the Separation Date, except as otherwise required by Applicable Law.

20.5
Compensation for Wrong Pockets Transfers. If the transfer of any property, right or asset pursuant to this Clause 20 (Wrong Pockets) (a Correction Transfer) requires a Local Separation Agreement and the payment of an amount equal to the fair market value of the relevant property, right or asset between the relevant member of the Novartis Group and the relevant member of the Sandoz Group (a Correction Transfer Local Payment):

(a)	in respect of any property, right or asset transferred by any member of the Novartis Group:

(i)	Sandoz shall procure that the relevant transferee shall make such Correction Transfer Local Payment to the relevant transferor on or around entry into the relevant Local Separation Agreement; and

(ii)	Novartis shall pay an amount equal to the Correction Transfer Local Payment to Sandoz in accordance with Clause 20.6 (a Novartis Correction Transfer Global Payment); and

(b)	in respect of any property, right or asset transferred by any member of the Sandoz Group:

(i)	Novartis shall procure that the relevant transferee shall make such Correction Transfer Local Payment to the relevant transferor on or around entry into the relevant Local Separation Agreement; and

(ii)	Sandoz shall pay an amount equal to the Correction Transfer Local Payment to Novartis in accordance with Clause 20.6 (a Sandoz Correction Transfer Global Payment).

20.6
Notwithstanding Clause 26 (No Set-off), the Parties agree that any Novartis Correction Transfer Global Payments and any Sandoz Correction Transfer Global Payments shall be set-off and the balance (after set-off) paid by the relevant Party within 15 Business Days after the end of the calendar quarter in which a Correction Transfer is required.

20.7
If the Correction Transfer does not require a Correction Transfer Local Payment, Novartis (in respect of any property, right or asset transferred by any member of the Novartis Group) or Sandoz (in respect of any property, right or asset transferred by any member of the Sandoz Group) may compensate the relevant member of its Group for the fair market value of such property, right or asset.

20.8
Books and Records. For the avoidance of doubt, the provisions of this Clause 20 (Wrong Pockets) shall not apply to Books and Records, in respect of which the provisions of Clause 16 (Access to Information; Books and Records) shall apply.

21. Post-Separation conduct and covenants

21.1
Post-Separation Date Conduct. The Parties acknowledge that, after the Separation Date, each Party shall be independent of the other Party, with responsibility for its own actions and inaction and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Separation Date, except as may otherwise be provided in this Agreement or any Ancillary Agreement, and each Party shall use Commercially Reasonable Efforts to prevent such Liabilities from being borne by the other Party.

21.2
Divestment of sites. If, prior to the date which is three years after the Separation Date, Novartis determines that it will divest any Novartis Properties (excluding the Novartis Bangladesh Manufacturing Site) as at the Separation Date which are manufacturing sites, it shall notify Sandoz of such divestment and Sandoz may indicate its interest in participating in any process initiated by Novartis or its Affiliates in respect of such divestment.

21.3
Excess vPPA capacity. If, prior to the date which is three years after the Separation Date, Novartis determines that it will divest its interest in (or sell surplus capacity under) any virtual Power Purchase Agreement (vPPA) project in any country in Europe existing at the Separation Date, it shall notify Sandoz of such divestment (or sale of surplus capacity) and Sandoz may indicate its interest in participating in any process initiated by Novartis or its Affiliates in respect of such divestment (or sale of surplus capacity).

21.4
Divestment Cooperation. The provisions of Exhibit 9 (Post-Divestment Cooperation) shall apply in respect of certain potential divestments of the relevant part of the Novartis Business or Sandoz Business.

21.5
Certain outstanding obligations. Sandoz undertakes to duly perform (on behalf of Novartis) the outstanding obligations regarding the supply of the products under the Novartis Access Services Agreement (Pakistan) signed on 3 February 2022 by Novartis Pharma (Pakistan) Ltd. and Lahore Institute of Health Sciences.

21.6
Non-Compete. Subject to Clause 21.7 (Exceptions to Non-Compete), neither Sandoz nor any member of the Sandoz Group shall carry on or be engaged in any activity which involves the research, Development or Commercialization anywhere in the world of any Non-

Compete Product (Competing Activity) for a period of three years after the Separation Date (or, if not enforceable for such period in any country under the Applicable Laws of such country, for such shorter period as will be enforceable in such country under the relevant Applicable Law).

21.7
Exceptions to Non-Compete. Without prejudice to Clause 21.8 (IP Challenges), nothing in Clause 21.6 (Non-compete) shall prevent Sandoz or any member of the Sandoz Group from, after the Separation Date:

(a)	carrying on or engaging in the research or Development of any product that would constitute a Competing Activity, provided that such activity:

(i)	is carried out by a Sandoz Clean Team or, if outsourced to a Third Party, such Third Party is managed by a Sandoz Clean Team; and

(ii)	does not utilize, exploit, or otherwise benefit from Novartis Sensitive Information;

(b)
Commercializing a product which competes with a Novartis Originator Non-Compete Product in a country following the date on which the Generic Product Conditions are satisfied in respect of such Novartis Originator Non-Compete Product in that country (or, without prejudice to Clause 21.8 (IP Challenges), entering into a related licensing arrangement with a Third Party, filing for, sponsoring or obtaining any Marketing Authorization prior to such date, provided the Generic Product Conditions in respect of the relevant Non-Compete Product are satisfied prior to the Commercialization of such product and Sandoz or any member of the Sandoz Group does not disclose any Novartis Sensitive Information to such Third Party);

(c)	owning securities, shares or similar interests in any company or partnership provided that they do not:

(i)	exceed 5 per cent. in nominal value of the securities, shares or similar interests in that company or partnership (or of any class of its securities); or

(ii)	otherwise grant (directly or indirectly) management functions or any material influence in that company or partnership beyond that of other holders of similar securities;

(d)
acquiring and subsequently carrying on or being engaged in any one or more companies and/or businesses (but not an individual Marketing Authorization or product) (taken together, the Acquired Business) where at the time of the acquisition the activities or products of the Acquired Business include a Competing Activity (the Acquired Competing Business), provided that following such acquisition Sandoz thereafter ensures that the Acquired Competing Business:

(i)	is managed by a Sandoz Clean Team; and

(ii)	does not utilize, exploit, or otherwise benefit from Novartis Sensitive Information communicated by any Sandoz employee not on the Sandoz Clean Team in respect of such Acquired Competing Business;

(e)
being acquired and such acquirer (the Acquirer) subsequently carrying on or being engaged in any one or more companies and/or businesses (taken together, the Acquirer’s Pre-Existing Business) where at the time of the acquisition the activities of the Acquirer’s Pre-Existing Business include a Competing Activity (the Acquirer’s Pre-Existing Competing Business), provided that the Acquirer thereafter ensures that the Acquirer’s Pre-Existing Competing Business:

(i)	is managed by the Acquirer or a Sandoz Clean Team; and

(ii)
does not utilize, exploit, or otherwise benefit from Novartis Sensitive Information communicated to the Acquirer by any Sandoz employee not from the Acquirer or on the Sandoz Clean Team in respect of such Acquirer’s Pre-Existing Competing Business; or

(f)	performing its obligations under the Transaction Documents and/or under any other agreement which it may enter into with a member of the Novartis Group.

21.8
IP Challenges. Sandoz shall not, and shall procure that its Affiliates and, to the extent acting on behalf of the Sandoz Group, sub-licensees or other Third Party contracting partners do not, undertake any activity (including any assistance to a Third Party) relating to:

(a)
filing or sponsoring a Marketing Authorization application anywhere in the world requesting approval, or launching a biosimilar or generic of a Novartis Product, prior to the expiration of any Novartis Patent or Regulatory-Based Exclusivities attaching to a corresponding Novartis Product; or

(b)	a potential or actual challenge (whether by Sandoz, its Affiliates or any Third Party acting on behalf of the Sandoz Group) of any Novartis Patent or Regulatory-Based Exclusivities,

for a period of three years after the Separation Date, unless any such activity:
(i)	is performed by a Sandoz Clean Team or, if outsourced to or performed by a Third Party, such Third Party is managed by a Sandoz Clean Team, and

(ii)	does not utilize, exploit, or otherwise benefit from Novartis Sensitive Information.

The requirement in sub-clause (i) shall not apply in respect of the activities in Clause 21.8(a) to the extent that such activity is the filing, sponsoring or maintenance of a Marketing Authorization by members of the Regulatory Affairs function of the Sandoz Group for:
(A)	any RxGx Product; or

(B)	a Generic Version of the Originator Product corresponding to any RxGx Product (other than the RxGx Products that correspond to Stalevo),

but only in those Territories defined in respect of the relevant RxGx Product in Schedule 2 or 3 (as applicable) of the RxGx Agreement.
For the avoidance of doubt, this exception shall not extend to any such activities performed by members of the Sandoz IP function. Defined terms used in this paragraph shall have the meanings given in the RxGx Agreement.

21.9
Sandoz Clean Team. Sandoz shall, and shall procure that each member of the Sandoz Group shall, for a period of three years after the Separation Date, implement measures to ensure that any member of a Sandoz Clean Team does not seek to obtain from, disclose to or discuss with any Representative of the Sandoz Group not on a Sandoz Clean Team any relevant Novartis Sensitive Information, provided that:

(a)
the Sandoz Group’s General Counsel and Global Head of Intellectual Property may engage in general management and organizational oversight of a Sandoz Clean Team excluding any decisions, discussions, meetings or other activities resulting in the exchange or provision of any inputs regarding any strategy, development, litigation or challenges to Novartis Patents or Regulatory-Based Exclusivities attaching to any Novartis Product or any Novartis Sensitive Information; and

(b)	nothing in this Clause 21.9 shall prevent the senior management of Sandoz from exercising their duties under Swiss law.
22. Further Assurances

22.1
Further Acts and Documents. Subject to the express limitations in this Agreement, each of the Parties shall, at such Party’s sole expense, perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by Applicable Law or as may be necessary or reasonably required to implement and give effect to this Agreement.

22.2
Obligations of Agreement on Affiliates. Each of Novartis and Sandoz shall procure that each member of its respective Group complies with all obligations under this Agreement which are expressed to apply to any such member.

22.3	Ratification of Past Actions. On or prior to the Separation Date:
(a)
Novartis, in its capacity as direct and indirect shareholder of Sandoz and its other Subsidiaries, shall ratify any actions that have been taken by Sandoz or any other Subsidiary of Novartis prior to the date of such ratification and/or which may be reasonably necessary or desirable to be taken by Sandoz or any other Subsidiary of Novartis, as the case may be, after such date, in each case to effectuate the transactions contemplated by this Agreement and the other Transaction Documents; and

(b)
Sandoz, in its capacity as direct and indirect shareholder of its Subsidiaries, shall ratify any actions that have been taken by any Subsidiary of Sandoz prior to the date of such ratification and/or which may be reasonably necessary or desirable to be taken by any Subsidiary of Sandoz, as the case may be, after such date, in each case to effectuate the transactions contemplated by this Agreement and the other Transaction Documents.

23. Termination

23.1
Novartis Termination Right. This Agreement may be terminated by Novartis at any time, in its sole discretion, prior to the Distribution. In the event of any termination of this Agreement prior to the Distribution, neither Party (nor and of their respective Representatives) shall have any Liability or further obligation to the other Party under this Agreement or any Transaction Document

23.2	No Additional Termination Rights. Other than pursuant to Clause 23.1 (Novartis Termination Right), no Party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after the Separation and/or Distribution). This shall not exclude any liability for (or remedy in respect of) fraud.
24. Confidentiality and Non-use

24.1	Definitions. For the purposes of this Clause 24 (Confidentiality and Non-use), the term Information concerning the Novartis Business shall include all Novartis Sensitive Information.

24.2
Confidentiality Obligation. Subject to Clauses 24.3 (Exceptions to Confidentiality Obligations) and 24.4 (Disclosures to Representatives and rating organizations), each of Novartis and Sandoz shall, and shall procure that each member of its respective Groups shall, hold, and shall cause its Representatives (including any Representatives who are Representatives at any time on or after the Separation Date) to hold, in strict confidence with at least the same degree of care that it applies to its own confidential and proprietary Information pursuant to policies in effect immediately prior to the Separation (but no less than a reasonable degree of care), and not to release or disclose:

(a)	in the case of members of the Novartis Group, all Information concerning the Sandoz Business; or

(b)	in the case of members of the Sandoz Group, all Information concerning the Novartis Business (including any Novartis Sensitive Information),

in each case that is either in its possession (including Information in its possession prior to the Separation and including the Retained Records and including the Transaction Documents (or any details in respect of any Transaction Document)) or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement.

24.3
Exceptions to Confidentiality Obligation. The obligations in Clause 24.2 (Confidentiality Obligation) shall not apply to the extent that the relevant Party can demonstrate by written evidence that such Information is:

(a)
in the public domain at the time of disclosure, or enters the public domain after such disclosure, through no fault of any member of the Novartis Group or the Sandoz Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives;

(b)
lawfully acquired from other sources by any member of the Novartis Group or the Sandoz Group, as applicable, or any of their respective Representatives, which sources are not themselves bound by a confidentiality obligation to the knowledge of Novartis or Sandoz (having made reasonable enquiries), as applicable;

(c)	independently generated without reference to any proprietary or confidential Information of the Novartis Group (including any Novartis Sensitive Information) or the Sandoz Group, as applicable; or

(d)
required to be disclosed by Applicable Law or the lawful requirements of any Governmental Entity or in a stock exchange filing; provided, however, that the Person required to disclose such Information shall give the applicable Person prompt, and in each case to the extent reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use Commercially Reasonable Efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event of a request for disclosure where the disclosing Party has not obtained a protective order or other remedy, the Party in receipt of such Information agrees to furnish only that portion of the Information that it is legally required and to exercise best efforts to obtain assurance that confidential treatment will be accorded the Information.

If a particular portion or aspect of such Information becomes subject to any of the foregoing exceptions, all other portions of such Information shall remain subject to all of the provisions of the Agreement. The obligations in Clause 24.2 (Confidentiality Obligation) shall not apply to the extent that any disclosure by any member of the Novartis Group of any Transaction Document (or any details in respect of any Transaction Document) in or as an exhibit to its Form 20-F annual report is required.

24.4
Disclosures to Representatives and rating organizations. Notwithstanding the foregoing, each of Novartis and Sandoz (and the members of their respective Group) may release or disclose, or permit to be released or disclosed, any Information concerning the Sandoz Business (in respect of the obligations of the members of the Novartis Group) or the Novartis Business (in respect of the obligations of the members of the Sandoz Group):

(a)	to their respective Representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information); and

(b)
to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating organization is promptly notified thereof.

Each of Novartis and Sandoz shall be responsible for any breach of the terms of this Agreement caused by the recipient of such Information hereunder or its employees or any other party to whom such recipient has disclosed such Information.

24.5
Use of Information. Each of Novartis and Sandoz shall not, and shall procure that each member of their respective Groups shall not, and shall cause its Representatives (including any persons who become Representatives at any time on or after the Separation Date) not to, use:

(a)	in the case of members of the Novartis Group, any Information concerning the Sandoz Business; or

(b)	in the case of members of the Sandoz Group, any Information concerning the Novartis Business,

for any purpose except as expressly permitted under this Agreement (including to the extent that any of limbs 24.3(a) to 24.3(d) apply) or any Ancillary Agreement. If any such Information of one Party or any member of its Group (including any Novartis Sensitive Information) is disclosed to the other Party or any member of its Group in connection with providing services under this Agreement or any Ancillary Agreement, then such disclosed Information shall be used only as required to perform such services.

24.6
Each Party shall implement appropriate technical and organizational measures, including information barriers protocols or other operational measures, to ensure the confidentiality of any Information relating to the other Party, to ensure that applicable antitrust and regulatory requirements are complied with and to ensure compliance with this Clause 24 (Confidentiality and Non-use). Without prejudice to the remainder of this Clause 24

(Confidentiality and Non-use) and other than as permitted in connection with the provision of services under this Agreement or any Ancillary Agreements or as required for corporate archival purposes only, if, following the Separation Date, either Party, any member of their respective Groups, or any of their respective Representatives identifies in their possession:

(a)	in the case of the Sandoz Group or its Representatives, any Novartis Sensitive Information; or

(b)	in the case of the Novartis Group or its Representatives, any of the Information listed in limbs (a) to (d) of the definition of Novartis Sensitive Information in respect of Sandoz Products,

the relevant Party shall as soon as practicable and, in any event, within 45 days, either return or destroy such Information.

24.7
Notice of Disclosure. In the event of the unauthorized disclosure of Information, the Party in receipt of such Information hereunder agrees to provide the other Party with prompt notice of such unauthorized disclosure, and such Party shall provide the other Party with all reasonable assistance, to enable the Party that furnished such Information to:

(a)	seek an appropriate protective order or other remedy; or

(b)	minimize the effects of the unauthorized disclosure.

24.8
The Party receiving Information hereunder agrees that any and all such Information is and shall remain the proprietary and confidential information of the disclosing party and that nothing in this Agreement nor in any disclosure of such Information shall be deemed, either expressly or by limitation, to convey any right or license to the receiving Party to such Information or in any intellectual property embodied therein or extractable therefrom.

24.9	Contractual Penalty. In the event of a material breach by Sandoz or any member of the Sandoz Group of:
(a)	Clause 21.6 (Non-Compete), Clause 21.8 (IP Challenges) or Clause 21.9 (Sandoz Clean Team) of this Agreement;

(b)	Clause 24.2 (Confidentiality Obligation) or Clause 24.5 (Use of Information) of this Agreement; or

(c)
Clause 6 (Sandoz Covenants) of the Novartis to Sandoz Patent and Know-How License Agreement or Clause 7.2(c) (Prohibition on Reverse Engineering) or 7.3 (Contract Requirements Pertaining to Approved Transferees) of the Development and Collaboration Agreement,

which adversely impacts the Sales of a Novartis Product (each a Sandoz Material Breach), Novartis may issue a Claim Notice to Sandoz in accordance with Clause 15.2 (Notice of Claims) requiring Sandoz to pay to Novartis a contractual penalty in accordance with Clause 24.10 below.

24.10
Calculation of Contractual Penalty. The amount of the contractual penalty to be paid by Sandoz pursuant to Clause 24.9 (Contractual Penalty) shall be an amount equal to the aggregate amount of the Sales of each Novartis Product which has its Sales adversely impacted by a Sandoz Material Breach in the 12-month period that immediately precedes the Sandoz Material Breach, calculated from the first day of the calendar month which is 12 months prior to the Sandoz Material Breach to the last day of the calendar month falling 12 months later, in each country where Sales of the relevant Novartis Product were adversely impacted. For the purposes of calculating the amount in this Clause 24.10 (Calculation of Contractual Penalty):

(a)
Sales shall mean the sales of the Novartis Product in a country, as reported in the Novartis financial reporting systems and subject to the accounting principles, judgements and methodology of the Novartis Group at the relevant time; and

(b)
in calculating the amount of the Sales, where an amount is expressed in a currency other than US Dollars, any such amounts will be converted to the US Dollar equivalent using the Novartis exchange rate methodology as applied in its external reporting to convert the foreign currency into US Dollars.

24.11	Acknowledgement and Agreement. The Parties acknowledge and agree that:
(a)
the protection of each Party’s confidential information is a critical element of maximizing long-term value for the Parties and their respective shareholders, and any misuse or unauthorized disclosure could result in irreparable damage;

(b)	prior to the Separation Date, the Parties and their respective Groups have had access to valuable confidential information of the other Party, including Novartis Sensitive Information;

(c)
the covenants in Clauses 21 (Post-separation conduct and covenants) and this 24 (Confidentiality and Non-Use) are intended to preserve and protect the valuable confidential information of each Party, including Novartis Sensitive Information, and are appropriate and proportionate to meet this objective;

(d)	the amount payable pursuant to Clause 24.9 (Contractual Penalty) shall constitute a contractual penalty in accordance with Art. 163 Swiss CO and:

(i)	the amount of loss or damages likely to be incurred in the event of a Sandoz Material Breach is incapable or is difficult to precisely estimate;

(ii)
the amount specified herein bears a reasonable relationship to, and is not plainly or grossly disproportionate to, the probable loss likely to be incurred in connection with any failure by Sandoz to abide by the provisions listed in Clause 24.9 (Contractual Penalty);

(iii)	one of the reasons for the Parties reaching an agreement as to such amount was the uncertainty and cost of litigation regarding the question of actual damages; and

(e)	the Parties are sophisticated business parties and have negotiated this Agreement at arm’s length.

24.12
Other remedies. Nothing in Clauses 24.9 (Contractual Penalty), Clause 24.10 (Calculation of Contractual Penalty) or Clause 24.11 (Acknowledgement and Agreement) shall in any way limit either Party’s ability to:

(a)
recover compensatory or other damages for any Liabilities which are not recoverable pursuant to Clause 24.9 (Contractual Penalty) (including any Liabilities in excess of the amount payable pursuant to Clause 24.10 (Calculation of Contractual Penalty) but not any amounts which are actually recovered pursuant to Clause 24.10 (Calculation of Contractual Penalty)) in accordance with this Agreement (including, for the avoidance of doubt, Clause 14.6 (No Double Recovery and No Double Counting)); or

(b)	to seek a court order for specific performance, or to obtain injunctive, declaratory or other similar relief based on Sandoz’s breach of the provisions set out in Clauses 24.9(a), 24.9(b) and 24.9(c).

25. Announcements

25.1
No Announcement Without Approval. From and after the date of the Distribution, neither Party (nor any of their respective Affiliates) shall, without the prior written approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed), make any public announcement, filing or other communication about or in connection with the subject matter of this Agreement (or any other Transaction Document) or the Sandoz Business (in the case of Novartis) or the Novartis Business (in the case of Sandoz) or any Covered Claims and Investigations within the scope of clause 18.1 of the Third Party Claims and Investigations Management Agreement that contains any Information, statement, fact or opinion that is not either:

(a)
in the public domain prior to the date of this Agreement through no fault of any member of the Novartis Group or the Sandoz Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives; or

(b)	disclosed in the Listing Prospectus, the Sandoz ADR Registration Statement or any document publicly filed in connection therewith.

25.2
Required Announcements. The restriction in Clause 25.1 (No Announcement Without Approval) shall not apply to the extent that the announcement, filing or other communication is required by Applicable Law, any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction, including any disclosure by any member of the Novartis Group of any Transaction Document (or any details in respect of any Transaction Document) in or as an exhibit to its Form 20-F annual report. If this exception applies, Novartis or Sandoz (as applicable) shall, in advance of the announcement or other communication being made by the relevant Party, use its Commercially Reasonable Efforts to consult in good faith with the other Party in advance as to the form, content and timing of such announcement or other communication and to take into account any reasonable comments of the other Party in respect of such announcement or other communication.

26. No Set-off

26.1
No Set-Off. Any amounts received, payments due to be made or amounts claimed to be owed, in each case, under this Agreement and/or the other Transaction Documents shall be free and clear of all set-offs, or counterclaims whatsoever, except as may be required by Applicable Law or otherwise expressly agreed in writing by the Parties.

26.2
Deductions or Withholdings. If any deductions or withholdings are required by Applicable Law, the paying party shall be obliged to pay such sum as will, after such deduction or withholdings have been made, leave the receiving party with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding.

27. Assignment

27.1
No Assignment Without Consent. Unless Novartis and Sandoz agree in writing, no Person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this Clause 27 (Assignment) shall be void

27.2
No Increased Liabilities. If an assignment is made in accordance with this Clause 27(Assignment), the liabilities of the members of the Novartis Group to the Sandoz Group, and the Sandoz Group to the Novartis Group, as applicable, under this Agreement shall be no greater than such liabilities would have been if the assignment had not occurred.

28. Costs

28.1
Transaction Advisory Fees. Novartis shall bear the fees, charges and other expenses payable to any financial, transaction advisory, accounting or tax advisor or legal counsel listed in Exhibit 5, including all fees, charges and other expenses payable to such transaction advisors (Transaction Advisory Fees).

28.2
Costs. Subject to Clause 28.1 (Transaction Advisory Fees) and except as otherwise provided in this Agreement or any Ancillary Agreement or as otherwise agreed in writing between the Parties, Novartis and Sandoz shall each be responsible for its own costs, charges and other expenses (including those of members of their respective Groups) incurred in connection with the Separation and the Distribution.

28.3
Invoicing. Except as otherwise agreed in writing between the Parties, the Parties acknowledge and agree that there will be no cross-charging or cross-invoicing between the Parties or the members of their respective Groups in respect of:

(a)	costs, charges and other expenses incurred in connection with the Separation and the Distribution; or

(b)	the Transaction Advisory Fees.

29. Notices

29.1
Form of Notice. Any notice to be given in connection with this Agreement shall be in writing in English and signed by or on behalf of the Party giving it (in the case of notice by e-mail, a notice signed electronically or a scanned copy of a signed original notice shall suffice). It shall be delivered by hand, registered post, e-mail or courier using an internationally recognized courier company. Any notice to Novartis shall be deemed notice to all members of Novartis Group, and any notice to Sandoz shall be deemed notice to all members of Sandoz Group.

29.2	Effectiveness of Notice. Subject to Clause 29.3 (Notices), a notice shall be effective upon receipt and shall be deemed to have been received:
(a)	at the time of delivery, if delivered by hand, registered post or courier; or

(b)	at the time it is sent if sent by e-mail, in which case:

(i)	except as provided in (ii), the time at which an email is sent shall be the time in the place specified for notices on the recipient by hand; and

(ii)
if an email delivery failure notice is received in the sender’s email account immediately after the sender tried to send it, the notice shall be deemed to have been received at the time the sender tried to send it, if the sender also sends the notice to the recipient by hand, registered post or courier within 48 hours of receipt of the email delivery failure notice.

29.3	If a notice is deemed received outside Working Hours, the notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

29.4	Notice Details. The addresses and e-mail addresses of the Parties for the purpose of Clause 29.1 (Form of Notice) are:
Novartis and each member of the Novartis Group	For the attention of: [***]

Sandoz and each member of the Sandoz Group	For the attention of: [***]

29.5	Change of Notice Details. Novartis and Sandoz shall each notify the other Party in writing of a change to its details in Clause 29.4 (Notice Details) from time to time.
30. Relationship with other Agreements

30.1
Conflicts with Local Separation Agreements. To the extent that the provisions of a Local Separation Agreement are inconsistent with or additional to the provisions of this Agreement or any Ancillary Agreement:

(a)
the provisions of this Agreement and any relevant Ancillary Agreement shall prevail, including in respect of the assets transferred pursuant to such Local Separation Agreement and the allocation and assumption of Liabilities; and

(b)
so far as permissible under Applicable Law, Novartis and Sandoz shall cause the provisions of the relevant Local Separation Agreement to be amended, solely to the extent necessary under Applicable Law to give effect to the provisions of this Agreement and any relevant Ancillary Agreement or, to the extent this is not permissible, Novartis and Sandoz shall cooperate with each other and use Commercially Reasonable Efforts to ensure that each applicable Party (or the relevant member of its Group) shall receive the rights, benefits and interests, and be responsible for such liabilities, as the case may be, that such Party (or the relevant member of its Group) would have received or been responsible for had such Local Separation Agreement been governed solely by the terms of this Agreement and any relevant Ancillary Agreement.

30.2
Local Separation Agreement Claims. Each Party shall not, and shall cause each member of their Group not to, bring any claim against the other Party or any member of its Group in respect of or based upon the Local Separation Agreements or in respect of the Separation based upon or pursuant to any relevant Applicable Law in the relevant jurisdiction, in each case except to the extent necessary to implement the Separation as contemplated by this Agreement or the assumption of the Sandoz Liabilities or Novartis Liabilities as contemplated by this Agreement or otherwise to implement the terms of this Agreement or any relevant Ancillary Agreement. All such claims (except as referred to above) shall be brought and be subject to the provisions, rights and limitations as set out in this Agreement or any relevant Ancillary Agreement and no Person shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Separation Agreements or in respect of the Separation based upon or pursuant to any relevant Applicable Law in the relevant jurisdiction (but without prejudice to the establishment of the existence of the claim hereunder). To the extent that either Party (or a member of its Group) does bring a claim in breach of this Clause 30.2 (Local Separation Agreement Claims), such Party shall indemnify the other Party (and each member of its Group) against all Liabilities which the other Party (or the relevant member of its Group) may suffer as a result of or arising from the bringing of such a claim.

30.3
Matters Governed Exclusively by Ancillary Agreements. Each of Novartis and Sandoz agrees on behalf of itself and the members of its respective Group that, except as expressly provided in this Agreement or any Ancillary Agreement:

(a)	the Books and Records Plan shall govern the matters governed thereby, including the categorization of the Books and Records that are part of the Separation;

(b)
the Employee Matters Agreement shall govern the matters governed thereby, including the allocation between the Parties and their respective Groups of all rights, assets and liabilities related to Employees and/or Employee Benefits related matters, including:

(i)	the allocation of employment and service-related Liabilities (including wages, salaries, employer’s Liabilities in respect of associated Taxes and other periodic outgoings);

(ii)	the existing equity plans with respect to employees and former employees of members of both the Novartis Group and the Sandoz Group; and

(iii)	the allocation of pensions liabilities and workers’ compensation liabilities, including the retention of certain pensions liabilities and related assets by the Novartis Group;

(c)	the Information Access Agreement shall govern the terms on which the Parties (or the relevant members of their respective Groups) shall access Retained Records;

(d)
the Intellectual Property Agreements shall govern the matters governed thereby, including the assignment, licensing, maintenance and future use of certain Intellectual Property Rights between the Parties (or members of their Groups);

(e)
the Joint Defense and Common Interest Agreement shall govern the matters governed thereby, including the confidential exchange of Information and documents for relevant claims/investigations in view of the Parties’ common interest and protection against disclosure of privileged Information;

(f)
the Long Term Services Agreement shall govern the matters governed thereby, including all matters related to the provision of certain identified services by the Parties (or the members of their Groups) to each other;

(g)	the MA Transfer Agreement shall govern matters relating to the Sandoz Transferring Marketing Authorizations and the Novartis Transferring Marketing Authorizations;

(h)
the Manufacturing and Supply Agreements and related agreements shall govern the matters governed thereby, including all matters related to the provision of certain identified manufacturing services by the Parties (or the members of their Groups) to each other;

(i)
the Omnibus Data Protection Agreement shall govern the matters governed thereby, including the obligations of the parties to protect data in accordance with relevant privacy and data protection legislation;

(j)
the Pharmacovigilance Agreement and Pharmacovigilance Services Agreement shall govern the matters governed thereby, including all matters relating to pharmacovigilance and related services to be provided by one Party (or any member of its Group) to the other Party (or any member of its Group);

(k)	the Quality Agreements shall govern the matters governed thereby, including all matters relating to the quality responsibilities of the Parties;

(l)
the RxGx Agreement, shall govern the matters governed thereby, including, together with the Manufacturing and Supply Agreements, all matters related to the purchase and commercialization of certain identified generic versions of Novartis Products by Sandoz;

(m)
the Site Agreements shall govern the matters governed thereby, including the supply of general health, security and environment services and other services and utilities in relation to certain industrial sites;

(n)	the Tax Matters Agreement shall govern the matters governed thereby, including the allocation of Taxes between the Parties and their respective Groups and certain other Tax matters;

(o)	the Third Party Claims and Investigations Management Agreement shall govern the matters governed thereby, including the conduct of Third Party Claims and Investigations;

(p)
the Technical Transfer Agreements shall govern the matters governed thereby, including the provision of certain identified technical transfer services by the Parties (or the members of their Groups) to each other;

(q)
the Transitional Distribution Services Agreement shall govern the matters governed thereby, including all matters related to the provision of certain identified distribution and promotional services to be provided by one Party (or any member of its Group) to the other Party (or any member of its Group);

(r)
the Transitional Services Agreement shall govern the matters governed thereby, including all matters related to the provision of certain identified transitional services to be provided by one Party (or any member of its Group) to the other Party (or any member of its Group);

(s)	the Development and Collaboration Agreement shall govern the matters governed thereby, including the provision of certain pre-clinical development services by the Novartis Group; and

(t)
the US Brands Commercial Agreement shall govern the matters governed thereby, including the allocation of the responsibility for rebate, returns and reimbursement in relation to the US Branded Products.

30.4	Ancillary Agreement Conflicts.
(a)	If there is any conflict between the terms of this Agreement and any Ancillary Agreement:

(i)
the terms of the relevant Ancillary Agreement shall prevail (as between the Parties to this Agreement and as between any members of the Novartis Group and any members of the Sandoz Group) in respect of the matters expressly set out in the relevant Ancillary Agreement; and

(ii)
except as expressly set out in this Agreement or any Ancillary Agreement, nothing in this Agreement is intended to limit or exclude the rights and/or obligations of any Party under any Ancillary Agreement.

(b)
If there is any conflict between the terms of any two or more Ancillary Agreements, drafting in any Ancillary Agreement that deals expressly with any issue, matter or circumstance shall prevail over any drafting in any other Ancillary Agreement that deals generally with such issue, matter or circumstance.

30.5	Conflicts with any other agreement.
(a)
The Parties acknowledge that members of the Novartis Group and members of the Sandoz Group have entered into the Continuing Intercompany Arrangements to satisfy operational, commercial and/or regulatory requirements locally in order to facilitate business continuity.

(b)
Subject to Clause 30.4 (Ancillary Agreement Conflicts), if there is any conflict or inconsistency between the terms of this Agreement or any Ancillary Agreement and any Continuing Intercompany Arrangement (each, a Conflicting Agreement):

(i)
the Parties shall procure that the conflict or inconsistency is escalated to the Separation PMO Leads to make such amendments to the Conflicting Agreement as are required to resolve the conflict or inconsistency; and

(ii)
each Party shall procure that any dispute or claim arising out of, relating to, or in connection with any Conflicting Agreement is resolved under this Agreement in accordance with Clause 38 (Dispute Resolution).

31. Whole Agreement

31.1
In this Clause 31 (Whole Agreement), the Transaction Parties shall mean Novartis, Sandoz and each Sandoz Asset Transferor, Sandoz Asset Transferee, Sandoz Share Transferor, Sandoz Share Transferee, Novartis Asset Transferor, Novartis Asset Transferee, Novartis Share Transferor and Novartis Share Transferee, and each of them shall be a Transaction Party.

31.2
This Agreement and the other Transaction Documents together set out the whole agreement between the Transaction Parties in respect of the Separation and the Distribution and supersede any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to the Separation and/or the Distribution.

31.3	It is agreed that:
(a)
no Transaction Party has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking made by or on behalf of any other Transaction Party (or any of its Representatives) in relation to the Separation and/or the Distribution that is not expressly set out in this Agreement or any other Transaction Document;

(b)	except as expressly set out in this Agreement or any other Transaction Document, no Person (including any Party) is:

(i)	representing or warranting to any other Person in any way as to:

(A)	the Sandoz Entities, Sandoz Transferring Assets, Novartis Transferring Entities, Novartis Transferring Assets, Sandoz Liabilities or Novartis Liabilities;

(B)	any approvals or notifications required in connection therewith or otherwise in connection with this Agreement;

(C)	the value or freedom from any security interests of, or any matter concerning, any assets of any Transaction Party;

(D)
the absence or presence of any defenses to or right of setoff against or freedom from counterclaim with respect to any proceeding or other asset, including any accounts receivable, of any Transaction Party; or

(E)
the legal sufficiency of any Local Separation Agreement or other conveyance and assumption instruments or any other ancillary agreement to convey title to any asset or thing of value upon the execution, delivery and filing of such conveyance and assumption instruments or such other ancillary agreements; or

(ii)	making any other representations or granting any warranties, express or implied, either in fact or by operation of law, by statute or otherwise,

and each Transaction Party specifically disclaims any other warranties, whether written or oral, or express or implied, including any warranty of quality, merchantability, or fitness for a particular use or purpose or any warranty as to the validity of any Patents or the non-infringement of any Intellectual Property Rights of Third Parties;
(c)
except as may be expressly set forth in this Agreement or in any other Transaction Document, all assets being transferred or licensed are done so on an “as is”, “where is” basis and the respective transferees or licensees shall bear the economic and legal risks that:

(i)
any Local Separation Agreement or other conveyance and assumption instruments or any other Ancillary Agreement may prove insufficient to vest in the transferee good and marketable title, free and clear of all security interests; and

(ii)	any necessary consents are not obtained or that any requirements of Applicable Law, agreements, security interests or judgments are not complied with;

(d)
any terms or conditions implied by Applicable Law in any jurisdiction in relation to the Separation and/or the Distribution are excluded to the fullest extent permitted by Applicable Law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;

(e)
the only right or remedy of any Transaction Party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document;

(f)
except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Transaction Party (or, subject to any agreement between any other Transaction Party and a Representative, any of its Representatives) shall owe any duty of care or have any liability in tort or otherwise to any other Transaction Party (or its respective Representatives) in relation to the Separation and/or the Distribution; and

(g)
each Transaction Party hereby waives (and shall procure that each of its Affiliates shall waive) any requirement for compliance with the requirements and provisions of any “bulk-sale” or “bulk transfer” Applicable Laws of any jurisdiction that may otherwise be applicable with respect to the Separation and/or the Distribution.

31.4
Each Transaction Party further understands and agrees that if any disclaimer contained in this Clause 31 (Whole Agreement) is held unenforceable or is unavailable for any reason, or if, under the laws of any jurisdiction, Novartis or any member of the Novartis Group, on the one hand, and Sandoz or any member of the Sandoz Group, on the other hand, are liable for any Novartis Liabilities and/or any Sandoz Liabilities in a manner contrary to this Agreement and the Transaction Documents, the Parties intend that the provisions of this Agreement and the Transaction Documents (including the disclaimer of all representations and warranties, allocation of Liabilities, releases, indemnification and contribution) shall prevail for any and all purposes among the Parties and their respective Groups.

31.5	Each Transaction Party agrees to the terms of this Clause 31 (Whole Agreement) on its own behalf and as agent for each of its Representatives.
32. Waivers, Rights and Remedies

32.1
Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

32.2	Except as expressly provided in a Transaction Document, the remedies in the Transaction Documents shall be in lieu of, and not in addition to, the remedies provided for under Applicable Law.

32.3	Without limitation to the foregoing, each Party hereby explicitly waives the right of contract rescission under articles 23 et seq. and 205 of the Swiss CO.

32.4
In the event of any actual or threatened default in, or breach of, any of the terms, conditions or provisions of this Agreement, the affected Party shall have the right to specific performance and declaratory, injunctive or other similar relief of its rights under this Agreement to prevent breaches of this Agreement and to enforce specific performance of the terms and provisions of this Agreement, in addition to any other remedy to which the affected Party is entitled pursuant to this Agreement. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies under Applicable Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy under Applicable Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

33. Counterparts
This Agreement may be executed in any number of counterparts (including electronic counterparts, with a qualified Swiss electronic signature), and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or other means of electronic transmission shall be an effective mode of delivery.
34. Variations
No amendment of this Agreement (or of any other Transaction Document), including any amendment to this Clause 34, shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties to it.
35. Invalidity
Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the Parties shall use Commercially Reasonable Efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.
36. No Third Party Enforcement Rights
Except for the indemnification rights under this Agreement of any Novartis Indemnitee or Sandoz Indemnitee in their respective capacities as such, a Person who is not a Party to this Agreement shall have no right under any statutory provision to enforce any of its terms.
37. Governing Law
This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, the substantive laws of Switzerland (excluding its rules on conflict of laws and excluding the UN Convention on Contracts for the International Sale of Goods dated 11 April 1980).
38. Dispute Resolution

38.1
This Clause 38 shall apply to any dispute or claim arising out of, relating to, or in connection with this Agreement, including, without limitation, any dispute relating to the existence, validity, breach or termination of this Agreement (each, a Dispute).

38.2
Before entering into any arbitration pursuant to Clause 38.6, a Party shall give written notice of a Dispute to the other Party (a Dispute Notice) in accordance with Clause 29 (Notices). The Dispute Notice shall:

(a)	state that it is a Dispute Notice being submitted pursuant to Clause 38 of this Agreement;

(b)	identify the Dispute in sufficient detail to allow the Party receiving the Dispute Notice to understand reasonably the nature of the Dispute; and

(c)	set out any steps taken by that Party or its Affiliates to resolve it.

38.3
Upon receipt of a Dispute Notice, each Party shall refer the Dispute to its Group General Counsel or Chief Legal Officer as the case may be (or, if they are not reasonably available during the relevant period, their appointed alternate, who shall be of sufficient seniority within the relevant Party and have authority to be able to reach a resolution of the Dispute) and the two Group General Counsel (or their appointed alternates, if applicable) shall attempt in good faith to settle the Dispute by means of an appropriate written agreement setting out the terms on which the Dispute is resolved within 20 Business Days of the date of receipt of the Dispute Notice (the Resolution Period). The time limit specified in this Clause 38.3 may be extended by the written agreement of the Parties.

38.4
Notwithstanding any other provision in this Agreement, either Party may, at any time, seek interim relief or provisional relief, whether from an emergency arbitrator appointed and acting in accordance with the Rules of Arbitration of the ICC in effect at the date of this Agreement (the ICC Rules), a tribunal constituted under the ICC Rules and/or from a national court of competent jurisdiction, in advance of or in aid of the arbitration proceedings contemplated by Clause 38.6.

38.5
If the Parties do not conclude a binding written agreement settling the Dispute within the Resolution Period, either Party shall be entitled to refer the Dispute to be finally resolved by arbitration in accordance with the ICC Rules. In this event, the Parties agree that:

(a)
the tribunal for the arbitration shall comprise three arbitrators, with each Party selecting one arbitrator each and the chairperson selected by the Parties jointly or, in the absence of agreement between them, by the International Court of Arbitration of the ICC (the ICC Court);

(b)	the seat of arbitration shall be Zürich, Switzerland;

(c)	the written and spoken language to be used in the arbitral proceedings shall be English; and

(d)	the award of the tribunal shall be final and binding upon the Parties and judgment may be entered on an award and enforced in any court of competent jurisdiction.

38.6
Where the Dispute relates to or is in any way connected with any dispute referred to arbitration under this Agreement or another Ancillary Agreement, either Party may apply to the ICC Court at any time before the tribunal is fully constituted in either arbitration requesting that the two arbitrations be consolidated and the Parties hereby agree that in such circumstances the arbitrations are to be consolidated into a single arbitration conducted under the ICC Rules by the ICC Court. In the event of consolidation, the Parties agree that:

(a)
the tribunal for the consolidated arbitration shall comprise three arbitrators, with each Party selecting one arbitrator each and the chairperson selected by the Parties jointly or, in the absence of agreement between them, by the ICC Court;

(b)	the seat of arbitration shall be Zürich, Switzerland;

(c)	the written and spoken language to be used in the arbitral proceedings shall be English; and

(d)	the award of the tribunal shall be final and binding upon the Parties and judgment may be entered on an award and enforced in any court of competent jurisdiction.

38.7
The Parties agree that any settlement discussions and communications or negotiations in connection with the proposed resolution of a Dispute are without prejudice to the Parties’ positions, are to be kept confidential, and shall not be used or submitted in any arbitration or other legal proceeding between the Parties for any purpose. For the avoidance of doubt, this Clause 38.7 shall not affect a Party’s right to submit and rely on any correspondence marked “without prejudice save as to costs” for the purpose of the tribunal’s determination on costs.

SCHEDULE 1
TRANSFERRING CONTRACTS AND NON-TRANSFERRING TENDERS
Part A: Transferring Contracts
1.1
Transfers effective prior to the Separation Date. The Parties agree that the provisions of this Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders) shall be interpreted as applying equally to the implementation of the Separation in any jurisdiction prior to the date of this Agreement, with effect from the date on which such implementation is completed, as if references in this Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders) to the Separation Date were references to the date on which such implementation is completed, such that to the extent that any Third Party Consent was required in respect of any Transferring Business Contract in such jurisdiction, the provisions of paragraph 1.2 (Efforts to Obtain Third Party Consents) and paragraphs 1.4 (Effect of Third Party Consents) to 1.6 (Third Party Consents Not Obtained Prior to Commencement of Separation) shall be deemed to apply with retrospective effect from the date of the implementation of the Separation in such jurisdiction.

1.2
Efforts to Obtain Third Party Consents. In relation to any Transferring Business Contract that is not transferable without a Third Party Consent, Sandoz and Novartis shall, and shall procure that the respective members of their Groups shall, unless otherwise agreed in writing between Sandoz and Novartis, use Commercially Reasonable Efforts to obtain such Third Party Consent and cooperate with each other to determine how to address any such outstanding Third Party Consents, subject to paragraph 1.3 (Fees, Costs and Expenses Relating to Third Party Consents) and paragraph 1.4 (Effect of Third Party Consents).

1.3	Fees, Costs and Expenses Relating to Third Party Consents. Any fees, costs and expenses incurred in connection with obtaining a Third Party Consent:

(a)	prior to the Separation Date shall be borne by Novartis; and

(b)	on or after the Separation Date shall be borne equally (on a 50/50 basis) by Novartis and Sandoz.

1.4
Effect of Third Party Consents. The Parties agree that the provisions of any document entered into in connection with a Third Party Consent (including by way of novation) shall be without prejudice to the provisions of this Agreement.

1.5
Delayed Transfer of Certain Transferring Business Contracts. If any Transferring Business Contract is required for the provision by the Sandoz Group or the Novartis Group, as applicable, of services under the Transitional Distribution Services Agreement, the Transitional Services Agreement, the Development and Collaboration Agreement and/or any Manufacturing and Supply Agreements, the transfer of such Transferring Business Contract may be delayed by mutual agreement of Sandoz and Novartis until the later of the termination or expiry of the Transitional Distribution Services Agreement, the Transitional Services Agreement, the Development and Collaboration Agreement and/or the relevant Manufacturing and Supply Agreements or such other date as may be agreed in writing by Novartis and Sandoz.

1.6
Third Party Consents Not Obtained Prior to Commencement of Separation. If any Third Party Consent has not been obtained in relation to any Transferring Business Contract prior to the Separation Date or it is agreed in writing by the Parties that such consent will not be sought, then the Parties acknowledge and agree that, unless otherwise agreed in writing between Sandoz and Novartis, from and after the Separation Date and, where Third Party Consent is being (or will be) sought, until such Third Party Consent is obtained and the relevant Transferring Business Contract is transferred to the relevant member of the Sandoz Group or member of the Novartis Group, as applicable (the Relevant Contract Transferee):

(a)
the transfer of such Transferring Business Contract shall not take effect and the relevant member of the Novartis Group (if the Relevant Contract Transferee is a member of the Sandoz Group) or member of the Sandoz Group (if the Relevant Contract Transferee is a member of the Novartis Group) (as applicable) that is Party to the Transferring Business Contract (the Relevant Contract Transferor) shall remain a Party to such Transferring Business Contract on a fiduciary basis (including performing its obligations under such Transferring Business Contract in its own name but for the account of the Relevant Contract Transferee), and such Relevant Contract Transferor shall in accordance with this paragraph 1.6:

(i)
cooperate with the Relevant Contract Transferee, as applicable, to enter into a mutually agreeable arrangement to provide to the Relevant Contract Transferee any claims, rights and other benefits to the extent that they relate to such Transferring Business Contract;

(ii)
hold all monies paid to such Relevant Contract Transferor thereunder, or in respect thereof, on or after the Separation Date for the account of the Relevant Contract Transferee (and, for all Tax purposes, any Relevant Contract Transferor receiving such payments shall be treated as receiving such amounts as an agent or nominee for the Relevant Contract Transferee to the extent permitted by Applicable Law); and

(iii)
remit such monies to the Relevant Contract Transferee 15 Business Days after the end of the calendar quarter of receipt, except in each case to the extent that any of the rights comprise, or represent the proceeds from, a Novartis Retained Asset or a Novartis Liability (in respect of a Transferring Business Contract held by a member of the Sandoz Group) or a Sandoz Retained Asset or a Sandoz Liability (in respect of a Transferring Business Contract held by a member of the Novartis Group);

(b)
to the fullest extent permitted by Applicable Law, the Relevant Contract Transferee shall assume, perform and comply with (as the sub-contractor or agent of the Relevant Contract Transferor) all the obligations (including any recordkeeping, reporting, audit and payment obligations) of the Relevant Contract Transferor under the relevant Transferring Business Contract, in each case, only to the extent:

(i)
not arising out of, in connection with or relating to a Novartis Retained Asset or a Novartis Liability (in respect of a Transferring Business Contract held by a member of the Sandoz Group) or a Sandoz Retained Asset or a Sandoz Liability (in respect of a Transferring Business Contract held by a member of the Novartis Group); and

(ii)	not attributable to the Relevant Contract Transferor’s (or its Affiliates’) breach of, or non-performance under, any such Transferring Business Contract unless such breach or non-performance was the result of a failure of the Relevant Contract Transferee to comply with its obligations under this Schedule 1 (Transferring Contracts and Non-Transferring Tenders);

and the Relevant Contract Transferee shall indemnify the Relevant Contract Transferor against all Liabilities actually suffered or incurred as a result of any failure by that Relevant Contract Transferee to perform those obligations in accordance with the terms of this Agreement;
(c)
the Relevant Contract Transferor shall give reasonable assistance to the Relevant Contract Transferee (at such Relevant Contract Transferee’s request and expense) to enable it to enforce its rights under such Transferring Business Contract;

(d)
where it is not lawfully able to hold such Transferring Business Contract on a fiduciary basis in accordance with sub-paragraphs (a) to (c) above or where the Parties agree in writing, the Relevant Contract Transferor and the Relevant Contract Transferee shall cooperate to establish an arrangement reasonably satisfactory to both Persons under which:

(i)
the Relevant Contract Transferee shall, as far as legally possible, obtain all of the claims, rights and benefits under such Transferring Business Contract and such Relevant Contract Transferee shall assume and comply (or, at the Relevant Contract Transferor’s discretion, enable the Relevant Contract Transferor to comply) with all of the corresponding liabilities and obligations (including any recordkeeping, reporting, audit and payment obligations) of the Relevant Contract Transferor under such Transferring Business Contract (including by means of any subcontracting, sublicensing or subleasing arrangement); and

(ii)
the Relevant Contract Transferor shall continue to perform and enforce any rights relating to such Transferring Business Contract for the benefit of the Relevant Contract Transferee at such Relevant Contract Transferee’s cost and account, and such Relevant Contract Transferor shall pay or deliver to the Relevant Contract Transferee (15 Business Days after the end of the calendar quarter of receipt) any monies, goods and other benefits which it receives after the Separation Date to the extent that they relate to such Transferring Business Contract (and, for all Tax purposes, any Relevant Contract Transferor receiving such monies, goods and other benefits shall be treated as receiving such items as an agent or nominee for the Relevant Contract Transferee to the extent permitted by Applicable Law), except in each case to the extent that they comprise, or represent the proceeds from, a Novartis Retained Asset or a Novartis Liability (in respect of a Transferring Business Contract held by a member of the Sandoz Group) or a Sandoz Retained Asset or a Sandoz Liability (in respect of a Transferring Business Contract held by a member of the Novartis Group), in each case, the Relevant Contract Transferee’s assumption of any liabilities and obligations shall be limited to the extent:
(x)  not arising out of, in connection with or relating to a Novartis Retained Asset or a Novartis Liability (in respect of a Transferring Business Contract held by a member of the Sandoz Group) or a Sandoz Retained Asset or a Sandoz Liability (in respect of a Transferring Business Contract held by a member of the Novartis Group); and

(y) the Relevant Contract Transferor or its Affiliate has breached, or not performed its obligations under, or with respect to, any such Transferring Business Contract unless such breach or non-performance was the result of a failure of the Relevant Contract Transferee to comply with its obligations under this Schedule 1 (Transferring Contracts and Non-Transferring Tenders);
(e)
to the extent that the Relevant Contract Transferee is not lawfully able to perform the obligations under or relating to the relevant Transferring Business Contract from the Separation Date, Novartis or Sandoz, as applicable, shall procure that the Relevant Contract Transferor in such Party’s Group (the Contract Transferor’s Parent) shall (subject to being indemnified by the other Party (the Contract Transferee’s Parent) for any Liabilities that the Contract Transferor’s Parent or the Relevant Contract Transferor may suffer or incur in connection therewith) do all such things as the Contract Transferee’s Parent may reasonably direct or reasonably require to enable due performance;

(f)
without prejudice to the provisions of sub-paragraphs (b) or (e) above, the Relevant Contract Transferor shall provide to the Relevant Contract Transferee such Information and assistance as it may reasonably require (including licensing to the Relevant Contract Transferee any relevant Intellectual Property Rights owned by, or licensed to, the Novartis Group or the Sandoz Group, as applicable, or assisting with identifying alternative suppliers) with respect to any Transferring Business Contract which is subject to the provisions of this paragraph 1.6 (Third Party Consents Not Obtained Prior to Commencement of Separation); and

(g)
the Relevant Contract Transferor holding and maintaining the relevant Transferring Business Contract in accordance with this paragraph 1.6 (Third Party Consents Not Obtained Prior to Commencement of Separation) shall be deemed to be a service provided under the Transitional Services Agreement and the charging and cost calculation mechanism in the Transitional Services Agreement shall apply.

1.7
Shared Contracts. With effect from the Separation Date until the termination or expiry of the relevant Shared Contract, in respect of the Sandoz Part or Novartis Part (as applicable) of each Shared Contract:

(a)
subject to sub-paragraphs (b) and (c) below, the provisions of paragraphs 1.1 (Transfers effective prior to the Separation Date) to 1.6 (Third Party Consents Not Obtained Prior to Commencement of Separation) of this Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders) shall apply mutatis mutandis as though:

(i)	a Third Party Consent is required in respect of the transfer of the Sandoz Part or Novartis Part, as applicable, of such Shared Contract; and

(ii)	such Third Party Consent has not been obtained at the Separation Date;

(b)
the application of the provisions of this Part A (Transferring Contracts) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders) to the Shared Contracts referred to in schedule 8 of the Manufacturing and Supply Agreement shall be subject to the terms of schedule 8 of the Manufacturing and Supply Agreement; and

(c)
if the relevant member of the Sandoz Group or member of the Novartis Group (as applicable) wishes to enforce any of its rights under the Sandoz Part or Novartis Part (as applicable) (the Relevant Shared Contract Beneficiary) of any Shared Contract:

(i)
it shall give written notice to the relevant member of the Novartis Group (if the Relevant Shared Contract Beneficiary is a member of the Sandoz Group) or the relevant member of the Sandoz Group (if the Relevant Shared Contract Beneficiary is a member of the Novartis Group) (as applicable) that is Party to such Shared Contract (the Relevant Shared Contract Party) containing reasonably specific details of any claim that it wishes to make to enforce its rights under the Sandoz Part or Novartis Part (as applicable) of any Shared Contract, including such Information as is available to it to allow such Relevant Shared Contract Party (as applicable) to assess the merits of such claim and its amount; and

(ii)
if such Shared Contract primarily relates to the Sandoz Business, Sandoz (or any member of the Sandoz Group) shall, subject to Novartis and each member of the Novartis Group being indemnified by Sandoz against all Liabilities suffered or incurred by them to the extent arising out of or resulting from the conduct of any claim having been assumed by Sandoz (or any member of the Sandoz Group) under this sub-paragraph 1.7(c)(ii), be entitled (at its election and sole expense) to take such action as it shall deem necessary to negotiate, make, assert, avoid, dispute, deny, defend, resist, appeal, compromise, contest, settle, discharge or otherwise deal with any such claim and to have the conduct of any related proceedings, negotiations or appeals; provided, that Sandoz shall ensure that it and each member of the Sandoz Group shall:

(A)
not advance any argument against the counterparty under such Shared Contract or take any step that would reasonably be likely to have an adverse impact on Novartis, any of its Affiliates or the Novartis Business;

(B)	take into account any reasonable requests of Novartis (or any member of the Novartis Group) in respect of such claim; and

(C)	keep Novartis regularly informed in respect of such claim; or

(iii)
if such Shared Contract primarily relates to the Novartis Business, Novartis (or any member of the Novartis Group or its Affiliates) shall be entitled, subject to Sandoz and each member of the Sandoz Group being indemnified by Novartis against all Liabilities suffered or incurred by them to the extent arising out of or resulting from the conduct of any claim having been assumed by Novartis (or any member of the Novartis Group) under this sub-paragraph (iii), (at its election and sole expense) to take such action as it shall deem necessary to negotiate, make, assert, avoid, dispute, deny, defend, resist, appeal, compromise, contest, settle, discharge or otherwise deal with any such claim and to have the conduct of any related proceedings, negotiations or appeals; provided, that Novartis shall ensure that it and each member of the Novartis Group shall:

(A)	not advance any argument against the counterparty under such Shared Contract or take any step that would reasonably be likely to have an adverse impact on the Sandoz Business;

(B)	take into account any reasonable requests of Sandoz (or any member of the Sandoz Group) in respect of such claim; and

(C)	keep Sandoz regularly informed in respect of such claim.

1.8
Termination of Transferring Business Contracts and Shared Contracts. If any Third Party Consent to the transfer of any applicable Transferring Business Contract or the Sandoz Part or Novartis Part (as applicable) of any Shared Contract is not obtained (including where such consent is not sought) or is refused within 24 months after the Separation Date (or such other time period as Novartis and Sandoz agree):

(a)	the Relevant Contract Transferor shall be entitled to terminate the Transferring Business Contract or Shared Contract (to the extent possible);

(b)
both Parties’ (and their respective Affiliates’) obligations under this Schedule 1 (Transferring Contracts and Non-Transferring Tenders)  in relation to the Transferring Business Contract or Shared Contract shall cease forthwith; and

(c)	references in this Agreement to the Transferring Business Contracts or Shared Contracts shall be construed excluding such Transferring Business Contract or Shared Contract.

Part B: Non-Transferring Tenders
1.1
The Parties agree that Part A (Transferring Contracts) of this Schedule 1 (Transferring Contracts and Non-Transferring Tenders) shall not apply to any Non-Transferring Tender and instead this Part B (Non-Transferring Tenders) shall apply to each Non-Transferring Tender until it has expired or been terminated.

1.2
To the extent permitted under the terms of the relevant Non-Transferring Tender, the member of the Novartis Group or Sandoz Group that is a party (itself or through an agent) to the relevant Non-Transferring Tender (NTT Party) shall, with effect on and from the Separation Date, be deemed to hold the benefit of that Non-Transferring Tender on trust for the relevant member of the Sandoz Group or Novartis Group that is or will be operating the Sandoz Business or Novartis Business (as applicable) in the market which is the subject of the Non-Transferring Tender (the Local Beneficiary) and the benefit of that Non-Transferring Tender shall be provided to Novartis AG (if the relevant Local Beneficiary is a member of the Novartis Group) and to Sandoz AG (if the relevant Local Beneficiary is a member of the Sandoz Group) in accordance with the provisions of the Transitional Distribution Services Agreement, including clause 7.2 (Transfer of Economic Benefit Amount) of the Transitional Distribution Services Agreement.

1.3
Performance of Non-Transferring Tenders by Local Beneficiary. To the extent it is permitted under that Non-Transferring Tender or Applicable Law, the Local Beneficiary shall perform (or procure that there is performed by another member of its Group) for and on behalf of the relevant NTT Party (but, in respect of a Sandoz Non-Transferring Tender, at the expense of Sandoz, and, in respect of a Novartis Non-Transferring Tender, at the expense of Novartis (in each case Sandoz or Novartis, as applicable, being the Local Beneficiary’s Parent)) the obligations of the relevant NTT Party (or any other member of its Group) under that Non-Transferring Tender. The Local Beneficiary’s Parent shall:

(a)	take or procure the taking of all steps required to fulfil the obligations of the relevant NTT Party (or any other member of its Group) under each Non-Transferring Tender, including by:

(i)
to the extent not otherwise licensed under any Transaction Document, licensing the relevant NTT Party any Intellectual Property Rights owned by the relevant Local Beneficiary or relevant member of the Local Beneficiary’s Group;

(ii)
forecasting, supplying or procuring the supply of, and where relevant storing inventory of, any products required to fulfil the obligations of the relevant NTT Party (or any other member of its Group) under each Non-Transferring Tender; and

(b)
indemnify on demand, defend and hold harmless each of the Novartis Indemnitees or Sandoz Indemnitees (as applicable) against any and all Liabilities actually suffered or incurred by any of them to the extent arising out of or in connection with any act or omission of the Local Beneficiary (or other relevant member of its Group) to perform or comply with any obligations of the relevant NTT Party (or other member of its Group) under that non-Transferring Tender.

1.4	Performance of Non-Transferring Tenders by the NTT Party. If the performance and discharge by the relevant Local Beneficiary of any obligations and liabilities under a

Non-Transferring Tender would constitute a breach by the relevant NTT Party of the terms of such Non-Transferring Tender, Novartis, in respect of a Sandoz Non-Transferring Tender, or Sandoz, in respect of a Novartis Non-Transferring Tender (in each case Novartis or Sandoz, as applicable, being the NTT Party’s Parent) shall procure that, until such time as the relevant Non-Transferring Tender expires or is terminated by the counterparty thereto or by the NTT Party’s Group on the mutual agreement of the Parties, the relevant NTT Party (or other applicable member of its Group) shall, from the period commencing at the Separation Date, continue as far as reasonably practicable to perform and discharge its retained obligations under such Non-Transferring Tender, provided that:

(a)
the NTT Party’s Parent shall procure that the relevant NTT Party shall exercise its rights and perform its retained obligations in respect of such Non-Transferring Tender as the Local Beneficiary’s Parent may direct or approve (acting reasonably) and shall account to the relevant Local Beneficiary for any benefit/loss arising thereunder in accordance with the Transitional Distribution Services Agreement;

(b)
the relevant Local Beneficiary (at its own expense) shall, and the Local Beneficiary’s Parent shall procure that the Local Beneficiary shall, provide the relevant NTT Party (or procure that the same is provided) with such documents, facilities, assistance and Information and/or enter into such other arrangements (or procure that the same are entered into) as are necessary for the purpose of performing and discharging the Non-Transferring Tender in such manner that the NTT Party is not in breach thereof or in breach of any Applicable Law including:

(i)
to the extent not otherwise licensed under any Transaction Document, licensing the relevant NTT Party any Intellectual Property Rights owned by the relevant Local Beneficiary or relevant member of the Local Beneficiary’s Group;

(ii)
forecasting, supplying or procuring the supply of, and where relevant storing inventory of, any products required to fulfil the obligations of the relevant NTT Party (or any other member of its Group) under each Non-Transferring Tender;

(c)	the Local Beneficiary’s Parent shall on behalf of the relevant Local Beneficiary, without prejudice to any costs or reimbursements under the Transitional Distribution Services Agreement:

(i)	reimburse the NTT Party any costs and expenses reasonably incurred by the NTT Party (or any other member of its Group); and

(ii)	on behalf of the NTT Party, discharge any Liabilities in each case arising as part or as a result of such performance and discharge by the NTT Party (or any other member of its Group),

in each case (i) and (ii) as part of the economic benefit transfer under the Transitional Distribution Services Agreement; and
(d)
the Local Beneficiary’s Parent shall indemnify on demand, defend and hold harmless each of the Novartis Indemnitees or Sandoz Indemnitees (as applicable) against any and all Liabilities actually suffered or incurred by any of them to the extent arising out of or in connection with the non-performance or non-compliance by the Local Beneficiary or any member of its Group with the provisions of this paragraph 1.4 (Performance of Non-Transferring Tenders by the NTT Party) of Part B (Non-

Transferring Tenders) of this Schedule 1 (Transferring Contracts and Non-Transferring Tenders).

1.5
Termination of Non-Transferring Tenders. The Local Beneficiary’s Parent (for itself and on behalf of the relevant Local Beneficiary) may serve written notice on the NTT Party’s Parent requesting it to terminate (or to procure the termination of) the relevant Non-Transferring Tender. Upon receipt of such a notice, the NTT Party’s Parent shall as soon as reasonably practicable thereafter take such steps as are necessary to terminate the relevant Non-Transferring Tender to the extent that to do so would not reasonably be expected to prejudice its or any member of its Group’s legitimate commercial interests or otherwise prejudice any of their reputations.

1.6
Where the Local Beneficiary’s Parent serves such a request, unless the NTT Party’s Parent (or a relevant member of its Group) does not terminate the relevant Non-Transferring Tender for the reasons set out in paragraph 1.5 (Termination of Non-Transferring Tenders) of Part B (Non-Transferring Tenders) of this Schedule 1 (Transferring Contracts and Non-Transferring Tenders):

(a)
any and all Liabilities arising out of or in connection with such termination (including in respect of any early termination or similar fee or payment and all liabilities, costs, expenses and payments suffered or reasonably incurred by the relevant NTT Party (or any other member of its Group) in procuring such termination (as applicable)) shall be for the account of the Local Beneficiary’s Parent, which shall indemnify on demand, defend and hold harmless each of the Novartis Indemnitees or Sandoz Indemnitees (as applicable) against any and all such Liabilities; and

(b)
the Local Beneficiary’s Parent (or relevant member of its Group) shall be solely responsible for putting in place its own arrangements in respect of the matters the subject of such terminated Non-Transferring Tender and that no member of the NTT Party’s Parent Group shall have any responsibility for putting in place any such arrangements.

1.7
Sandoz Shared Non-Transferring Tenders. With effect from the Separation Date until the termination or expiry of the relevant Sandoz Shared Non-Transferring Tender, in respect of the Sandoz Tender Part and the Novartis Tender Part of each Sandoz Shared Non-Transferring Tender:

(a)
subject to sub-paragraph (b) below, the provisions of paragraphs 1.1, 1.3 (Performance of Non-Transferring Tenders by Local Beneficiary) and 1.4 (Performance of Non-Transferring Tenders by the relevant Group) of this Part B (Non-Transferring Tenders) of Schedule 1 (Transferring Contracts and Non-Transferring Tenders) shall apply mutatis mutandis; and

(b)	if the relevant member of the Novartis Group wishes to enforce any of its rights under the Novartis Tender Part (the Relevant Tender Beneficiary) of any Sandoz Shared Non-Transferring Tender:

(i)
it shall give written notice to the relevant member of the Sandoz Group that is party to such Sandoz Shared Non-Transferring Tender (the Relevant Tender Party) containing reasonably specific details of any claim that it wishes to make to enforce its rights under the Novartis Tender Part (as applicable) of any Sandoz Shared Non-Transferring Tender, including such Information as is available to it to allow such Relevant Tender Party (as applicable) to assess the merits of such claim and its amount; and

(ii)
if such Sandoz Shared Non-Transferring Tender primarily relates to the Sandoz Business, Sandoz (or any member of the Sandoz Group) shall, subject to Novartis and each member of the Novartis Group being indemnified by Sandoz against all Liabilities suffered or incurred by them to the extent arising out of or resulting from the conduct of any claim having been assumed by Sandoz (or any member of the Sandoz Group) under this sub-paragraph (b), be entitled (at its election and sole expense) to take such action as it shall deem necessary to negotiate, make, assert, avoid, dispute, deny, defend, resist, appeal, compromise, contest, settle, discharge or otherwise deal with any such claim and to have the conduct of any related proceedings, negotiations or appeals; provided, that Sandoz shall ensure that it and each member of the Sandoz Group shall:

(A)
not advance any argument against the counterparty under such Sandoz Shared Non-Transferring Tender or take any step that would reasonably be likely to have an adverse impact on Novartis, any of its Affiliates or the Novartis Business;

(B)	take into account any reasonable requests of Novartis (or any member of the Novartis Group) in respect of such claim; and

(C)	keep Novartis regularly informed in respect of such claim; or

(iii)
if such Sandoz Shared Non-Transferring Tender primarily relates to the Novartis Business, Novartis (or any member of the Novartis Group) shall be entitled, subject to Sandoz and each member of the Sandoz Group being indemnified by Novartis against all Liabilities suffered or incurred by them to the extent arising out of or resulting from the conduct of any claim having been assumed by Novartis (or any member of the Novartis Group) under this sub-paragraph (iii), (at its election and sole expense) to take such action as it shall deem necessary to negotiate, make, assert, avoid, dispute, deny, defend, resist, appeal, compromise, contest, settle, discharge or otherwise deal with any such claim and to have the conduct of any related proceedings, negotiations or appeals; provided, that Novartis shall ensure that it and each member of the Novartis Group shall:

(A)
not advance any argument against the counterparty under such Sandoz Shared Non-Transferring Tender or take any step that would reasonably be likely to have an adverse impact on Sandoz, any of its Affiliates or the Sandoz Business;

(B)	take into account any reasonable requests of Sandoz (or any member of the Sandoz Group) in respect of such claim; and

(C)	keep Sandoz regularly informed in respect of such claim.

1.8
Extensions of Tenders. Notwithstanding any other provision of this Agreement, the NTT Party shall not be under any obligation in respect of a Non-Transferring Tender after the term identified in column G of the Non-Transferring Tenders List.

1.9
New Tenders. Following the Separation Date, the Novartis Group shall not have any obligation to provide any support or assistance in respect of any new Tenders (including in respect of any Delayed Business) which any member of the Sandoz Group wishes to enter into. Novartis shall consider in good faith any request from Sandoz to provide reasonable support in respect of any Tenders which Sandoz wishes to enter into in Chile or Ecuador following the Separation Date but prior to the relevant Delayed Closing Date, provided that Novartis shall not be under any obligation to provide any such support.

SCHEDULE 2
DELAYED TERRITORIES
1. Definitions

1.1	Definitions. In this Schedule:
Accounting Standards means the most recent edition of the International Financial Reporting Standards as published by the International Accounting Standards Board at the time that any amount is to be calculated by reference to these standards;
Controlled Business Instruction has the meaning given in paragraph 2.4(a)(i) of this Schedule;
Controlled Delayed Business means the Delayed Businesses;
Delay Milestone means the milestone(s) set out next to the relevant Delayed Business in Appendix 1 to this Schedule;
Delay Milestone Satisfaction Month means the month in which the Delay Milestone(s) in respect of the Delayed Business has been satisfied;
Delayed Business Representative has the meaning given in paragraph 2.1 (Delayed Business Representatives) of this Schedule;
Delayed Businesses means the Delayed Novartis Transferring Assets and the Delayed Sandoz Transferring Assets listed in Appendix 1 to this Schedule
Delayed Closing means, in respect of a Delayed Business, completion of the transfer of legal ownership of that Delayed Business to the Delayed Transferee in accordance with this Schedule;
Delayed Closing Date has the meaning given in paragraph 1.7 (Delayed Closing Dates) of this Schedule and, in respect of the Novartis India EMB, shall mean the date of expiration or termination of the Commercial Agreement between Novartis Healthcare Private Limited and Sandoz Private Limited dated on or around the date of this Agreement;
Delayed Novartis Transferring Assets means the Novartis Transferring Assets listed in Part A of Appendix 1 to this Schedule;
Delayed Sandoz Transferring Assets means the Sandoz Transferring Assets listed in Part B and Part C of Appendix 1 to this Schedule;
Delayed Transfer Employees has the meaning given in the Employee Matters Agreement;
Delayed Transferee means each entity listed in column 4 of Appendix 1 to this Schedule;
Delayed Transferor means each entity listed in column 3 of Appendix 1 to this Schedule;
Egypt Share Transfer Agreements means the share sale and purchase agreements between (i) Novartis Pharma AG and Sandoz AG; (ii) Sameh Ahmed Sayed Khodeir and Sandoz Group AG and (iii) Hala Zaki Hashem and Sandoz Pharmaceuticals AG, in each case dated 25 May 2023 and in respect of the shares in Sandoz Egypt;

Estimated Consideration has the meaning given in paragraph 1.11 (Local Separation Agreements) of this Schedule;
Final Consideration has the meaning given in Paragraph 1.11 (Local Separation Agreements) of this Schedule;
Instructing Personnel has the meaning given in paragraph 2.3 (Instructing Personnel) of this Schedule;
Longstop Date has the meaning given in paragraph 1.8 (Longstop Date) of this Schedule;
Novartis Group Policy has the meaning given in paragraph 2.12 (Policies and Procedures) of this Schedule;
Novartis India EMB means the balance sheet items recorded in the Novartis Reporting Segment of Sandoz Private Limited as at the Separation Date;
Parent Involvement Instruction has the meaning given in paragraph 2.5 (Parent Involvement Instruction) of this Schedule;
Sandoz Egypt means Sandoz Egypt Pharma S.A.E;
Sandoz Policy has the meaning given in paragraph 2.12(a) of this Schedule; and
Target Delayed Closing Date means the target Delayed Closing Dates that are set out for each Delayed Business in column 5 of Appendix 1 to this Schedule.

1.2	Obligations of Delayed Transferee. Any obligations of a Delayed Transferee in this Schedule shall also be obligations of the ultimate parent of the relevant Delayed Transferee.

1.3
No Transfer at Separation Date. The Parties agree that legal ownership of the Delayed Businesses shall not be transferred by the Delayed Transferor to the Delayed Transferee at or prior to the Separation Date. Instead, the Delayed Businesses shall be operated, and the benefit and the burden of such Delayed Business shall be for the Delayed Transferee, with effect from the Separation Date on the terms set out in this Schedule.

1.4	Efforts to satisfy the Delay Milestones.
(a)
Each Party shall (and shall procure that its respective Affiliates shall) use all reasonable endeavors to procure the satisfaction of each Delay Milestone as soon as practicable after the Separation Date and taking into account the relevant Target Delayed Closing Date.

(b)
Each Party shall issue such Controlled Business Instructions as are reasonably required in connection with the satisfaction of the Delay Milestones and shall not issue any Controlled Business Instructions that are inconsistent with the satisfaction of the Delay Milestones.

1.5
Information Sharing. Each Party shall provide the other Party with any necessary Information reasonably required in connection with the satisfaction of the Delay Milestones, including in connection with the notices, applications, submissions, reports or other instruments, documents, correspondence or filings required to be made to any Governmental Entity.

1.6
Waiver and fulfilment of Delay Milestones. The Parties may, through mutual agreement in writing, waive any Delay Milestone, to the extent permissible under Applicable Law. Each Party shall notify the other promptly upon becoming aware that any Delay Milestone has been achieved or will be delayed.

1.7
Delayed Closing Dates. Delayed Closing in respect of a Delayed Business shall occur at 12.01 am on the date which is the first Business Day of the month following the Delay Milestone Satisfaction Month, except that:

(a)	where less than 15 days remain between achievement of the Delay Milestone(s) and the last Business Day of the Delay Milestone Satisfaction Month, Delayed Closing shall take place:

(i)	at 12.01am on the first Business Day of the second month following the Delay Milestone Satisfaction Month; or

(ii)	on such other date as may be agreed in writing between Novartis and Sandoz,

such date (in each case) being the Delayed Closing Date.

1.8
Longstop Date. If the Delay Milestones have not been satisfied, or waived in accordance with paragraph 1.6 (Waiver and fulfilment of Delay Milestones), by the date that falls 24 months after the date of this Agreement or as otherwise specified in Appendix 1 (the Longstop Date), then:

(a)
to the maximum extent permitted under Applicable Law, the Delayed Transferor (or its relevant Affiliate), shall be permitted (and the Delayed Transferee hereby authorizes each of them) to take such steps as the Delayed Transferor, acting reasonably, considers necessary or desirable to procure the satisfaction of the then outstanding Delay Milestones, including instructing the Delayed Transfer Employees to take such steps as the Delayed Transferor, acting reasonably, considers necessary or desirable to procure the satisfaction of the then outstanding Delay Milestones; and

(b)
the Delayed Transferee shall provide such assistance and shall provide such services as the Delayed Transferor may reasonably request in connection any steps taken pursuant to paragraph 1.8(a) above or otherwise in connection with the satisfaction of the Delay Milestones.

1.9
Alternative Arrangements. If the Delay Milestones have not been satisfied or waived in accordance with paragraph 1.6 (Waiver and fulfilment of Delay Milestones) within six months after the Longstop Date, the Parties shall negotiate in good faith, and use Commercially Reasonable Efforts to agree (including through escalation to the Separation Committee, if necessary), an alternative mechanism (acceptable to both Parties, acting reasonably) through which the relevant transferring assets and liabilities of the Delayed Businesses (or as many of them as possible) can be transferred to the relevant Delayed Transferee or such other member of that Delayed Transferee’s group as soon as reasonably practicable (including a termination or modification of the Transitional Distribution Services Agreement with respect to the Delayed Business).

1.10	Obligations on, prior to and following the Delayed Closing Dates.
(a)
On each Delayed Closing Date, the relevant Novartis Group entity shall deliver to the relevant Sandoz Group entity any Ancillary Agreements and Local Separation Agreements relating to the relevant Delayed Business duly executed by the relevant member of the Novartis Group (if and to the extent that such Ancillary Agreements have not already been executed prior to such Delayed Closing Date).

(b)
On each Delayed Closing Date, the relevant Sandoz Group entity shall deliver to the relevant Novartis Group entity the Ancillary Agreements and Local Separation Agreements relating to the relevant Delayed Business duly executed by the relevant member of the Sandoz Group (if and to the extent that such Ancillary Agreements have not already been executed prior to such Delayed Closing Date).

(c)
To the extent the relevant Delayed Business requires any support, services or supplies from the Separation Date until the date of the relevant Delayed Closing Date which are not covered by the Transitional Distribution Services Agreement, the terms of the relevant Ancillary Agreements shall apply, provided that if any support, services or supplies are required from the Delayed Transferee or its Affiliates which are not Services under the Transitional Services Agreement, the processes and calculation methodology set out in Clauses 11.1 (Service Charges) and Clause 12 (Tax) of the Transitional Services Agreement (or any Local Services Agreement concluded thereunder) shall apply, and any charges shall be factored into the profit and loss reconciliation under Clause 7.2 (Transfer of Economic Benefit Amount) of the Transitional Distribution Services Agreement; and

(d)	Following the relevant Delayed Closing Date, the terms of the relevant Ancillary Agreements shall apply, including but not limited to:

(i)
the provisions of the MA Transfer Agreement shall apply in respect of any Transferring Marketing Authorizations that are not transferred to the relevant Delayed Transferee on the relevant Delayed Closing Date;

(ii)	the provisions of the Transitional Services Agreement shall apply in respect of any transitional services identified therein to be provided in respect of any Delayed Businesses; and

(iii)
for a period of six months following the relevant Delayed Closing Date, the Delayed Transferor shall provide such cooperation and assistance as is reasonably requested by the Delayed Transferee to obtain any Permits required after the relevant Delayed Closing Date.

1.11	Local Separation Agreements.
(a)	The Parties agree that the Local Separation Agreements are in Agreed Form as at the date of this Agreement and that no amendments shall be permitted except to:

(i)	update any lists of specific assets and liabilities contained therein; and

(ii)
include an estimated consideration value (including any apportionment of such estimated consideration value) (the Estimated Consideration) which reflects the updated list of transferring assets and liabilities, for each Delayed Business.
(b)
The Parties agree that a final consideration value (including any apportionment of such final consideration value) (the Final Consideration) shall be agreed for each Delayed Business promptly (and in any event within 10 Business Days) following each Delayed Closing Date which reflects the final list of transferring assets and liabilities.

(c)
The Parties further acknowledge and agree that both the Estimated Consideration and the Final Consideration for each Delayed Business shall be calculated by the Delayed Transferor and agreed with the Delayed Transferee on the basis of:

(i)
the Delayed Transferee’s balance sheet forming part of the monthly management accounts for the relevant Delayed Business as at (or as formally reported shortly following) the relevant Delayed Closing Date, with such accounts (x) being provided to the Delayed Transferor with sufficient detail to evidence the value of the transferring assets and liabilities and (y) to be prepared in accordance with the Accounting Standards, the principles, policies, procedures, categorizations, measurement techniques, estimations and other methods and practices as applied in the audited financial statements of the Novartis Group for the financial year ended 31 December 2022 (except to the extent that the same are required to be changed to comply with any change in the Accounting Standards or otherwise) to the extent not covered by, and in a manner not inconsistent with, the Accounting Standards; and

(ii)
the relevant transferring assets and liabilities of each Delayed Business being transferred at the local statutory book value, except in the case of any relevant Novartis Inventory or Sandoz Inventory, which shall be transferred at the local statutory book value plus, if applicable, sales taxes and a mark-up of zero point five percent (0.5%), unless agreed otherwise between the Parties.

2. Management and Control of Delayed Businesses

2.1
Delayed Business Representatives. In order to cooperate in managing the implementation of the provisions set out in this Schedule, Novartis and Sandoz shall notify each other of the identity of a senior member of management (the Delayed Business Representative) who shall be the primary point of contact in the event that there is any issue in connection with the operation of the provisions in this Schedule. The Parties shall notify each other in writing of any changes to the contact details for the respective Delayed Business Representatives from time to time.

2.2	Control of Delayed Businesses. To the maximum extent permissible by Applicable Law, the Parties intend that, pursuant to this Schedule:

(a)
all management and control rights and powers that a Delayed Transferor and/or its Affiliates has in relation to a Controlled Delayed Business (including the right to determine the commercial policy of and/or strategic commercial decisions relating to its operations, the making (or otherwise) of expenditure, investments, employee matters (including the hiring or dismissal of any Delayed Transfer Employee), determining operating or financial policies of the Controlled Delayed Business, and/or developing the Controlled Delayed Business into new areas and undertaking activities not previously undertaken in relation to that Controlled Delayed Business) shall transfer to the Delayed Transferee and/or its Affiliates; and

(b)	the economic benefit transfer provisions pursuant to paragraph 3.1 (Economic Benefit Transfer) and the Transitional Distribution Services Agreement shall apply,

in each case, with effect from the Separation Date and, accordingly, that the relevant Controlled Delayed Businesses shall be consolidated into the consolidated financial statements of the Novartis Group (and not the Sandoz Group), if the Delayed Transferee is a member of the

Novartis Group, or the Sandoz Group (and not the Novartis Group), if the Delayed Transferee is a member of the Sandoz Group, with effect therefrom in accordance with the relevant accounting policies as applied from the Separation Date.

2.3
Instructing Personnel. Each Delayed Transferor shall be entitled to rely on and act in accordance with Controlled Business Instructions (as defined below) from Representatives of the Delayed Transferee (or its Affiliates) and/or the Delayed Transfer Employees (Instructing Personnel) without further verification and, subject to paragraph 2.7 (Fraud and Gross Negligence), each Delayed Transferee shall be responsible for all Liabilities resulting from any Controlled Business Instruction in accordance with paragraph 2.6 (Claims). Each Delayed Transferee shall procure that its Representatives instruct the Delayed Transfer Employees to perform any Services to be provided by the Service Provider that are conducted by such Delayed Transfer Employee as set forth in Schedule 2 of the Transitional Distribution Services Agreement in accordance with the Transitional Distribution Services Agreement.

2.4	Conduct Pending Delayed Closing. From the Separation Date until the relevant Delayed Closing Date, in respect of any Controlled Delayed Business:
(a)	each relevant Delayed Transferor shall:

(i)
subject to paragraphs 1.4(a) and 1.8 above and paragraphs 2.11 (Delayed Transfer Employees) and 2.12 (Policies and Procedures) below and to the maximum extent permitted by Applicable Law, act in accordance with any instructions provided to it by any of the Instructing Personnel in relation to any aspect of the management and operation of that Controlled Delayed Business or any part of it (a Controlled Business Instruction), including the actions listed in paragraph 2.2 (Control of Delayed Businesses); and

(ii)
except to the extent otherwise instructed by Instructing Personnel in accordance with this paragraph 2.4 (Conduct Pending Delayed Closing), ensure that the Controlled Delayed Business is carried on in the ordinary course of business consistent with past practice in relation to that Controlled Delayed Business; and

(b)
each Delayed Transferee shall ensure that all Controlled Business Instructions are not in violation of Applicable Law or otherwise likely to materially prejudice the reputation of the Delayed Transferor or its Group.

2.5
Parent Involvement Instruction. To the extent that the implementation of a Controlled Business Instruction requires an action or actions of a person employed by a member of the Delayed Transferor or its Group but who is not a Delayed Transfer Employee engaged in a Controlled Delayed Business (whether because Applicable Law prevents such Controlled Business Instruction from being given directly to a Delayed Transfer Employee or for any other reason) (a Parent Involvement Instruction), the Delayed Transferee and/or its Affiliates shall also provide the Controlled Business Instruction, in writing (which may include email), to the other Party’s Delayed Business Representative, specifying (i) that it is a Parent Involvement Instruction; (ii) the actions that are required to be taken by such person; and (iii) a reasonable time within which such actions are required to be taken. A Parent Involvement Instruction shall not be required in respect of any services to be provided by the Delayed Transferor or its Group under the Transitional Distribution Services Agreement except that, any change in prices pursuant to clauses 3.2(a) to (d) of the Transitional Distribution Services Agreement shall require a Parent Involvement Instruction and shall not be implemented by a Delayed Transfer Employee without such Parent Involvement Instruction.

2.6
Claims. The provisions of clauses 15 (Indemnification) and 16 (Liability) of the Transitional Distribution Services Agreement shall apply with respect to any Liabilities (to the extent that such Liabilities result directly or indirectly from any Controlled Delayed Business and/or from any Controlled Business Instruction). A Delayed Transferee and/or any of its Affiliates shall not be entitled to make any claim for damages against a Delayed Transferor and/or any of its Affiliates under the terms of this Agreement or under the Transitional Distribution Services Agreement otherwise than pursuant to the terms of paragraph 2.7 (Fraud and Gross Negligence).

2.7
Fraud and Gross Negligence. Each Delayed Transferor shall procure that neither it nor any of its Affiliates or their respective directors, officers or employees (other than any Delayed Transfer Employee) shall act (or omit to act) fraudulently or with gross negligence or in willful default in connection with the implementation of any Controlled Business Instruction (including any Parent Involvement Instructions), but it shall not be a breach of this paragraph (and shall accordingly not be acting fraudulently or with gross negligence or in willful default for the purposes of this paragraph or for the purposes of the Transitional Distribution Services Agreement) to carry out any act, or fail to act, if to do so is:

(a)	required to implement any Controlled Business Instruction;

(b)	required to comply with Applicable Law;

(c)	required to implement or comply with the terms of this Agreement or any Ancillary Agreement;

(d)	taken in good faith to mitigate any other loss or damage to a Controlled Delayed Business; and/or

(e)	taken in good faith to mitigate any other loss or damage to the retained business of the Delayed Transferor.

2.8
Cooperation and Assistance. Each Delayed Transferee shall (or shall procure that its Affiliates shall) supply such assistance and access (including the supply of products, the supply or services and access to that Party’s Transferring Records and Commercial Information, but excluding any access to Intellectual Property Rights (except as referred to in paragraph 2.9 (IP Licence) below and/or under the terms of clause 13 (Intellectual Property and Data) of the Transitional Distribution Services Agreement)) as shall be reasonably necessary to allow each Delayed Transferor and/or its relevant Affiliates to operate each Controlled Delayed Business in accordance with this Schedule.

2.9
IP Licence. Each Delayed Transferee shall (or shall procure that its Affiliates shall) grant each Delayed Transferor and/or its relevant Affiliates from the Separation Date a non-exclusive, fully paid up, royalty free and sub-licensable license or sub-license (as applicable) to use, notwithstanding any other provision of this Agreement or any of the Ancillary Agreements, any Intellectual Property Rights owned by or licensed to each Delayed Transferee and/or its relevant Affiliates under any Ancillary Agreement for the sole purpose of operating each Controlled Delayed Business in accordance with the provisions of this Schedule. This license shall continue on a country-by-country basis, in relation to each Delayed Business, until the date on which that Delayed Business has been transferred by the Delayed Transferor to the Delayed Transferee in accordance with this Schedule.

2.10
Funding of the Controlled Delayed Businesses. During the period between the Separation Date and the Delayed Closing Date, funding for the Controlled Delayed Businesses shall continue to be provided by the Delayed Transferor or its relevant Affiliate, save that in the event that any Controlled Delayed Business requires funds (for the purposes of working capital, acquisitions, capital expenditure or otherwise) during such period outside of the ordinary course of business and the Controlled Delayed Businesses does not have the required funding in place (including through any ordinary course cash pooling arrangements), the Parties shall agree the method for such funding, provided that, if additional funding cannot be agreed by the Parties or there is otherwise a shortfall in funding requirements, such funds shall be promptly provided by the Delayed Transferee or one of its Affiliates.

2.11	Delayed Transfer Employees. The provisions of the Employee Matters Agreement shall apply in respect of the Delayed Transfer Employees.

2.12	Policies and Procedures. Between the Separation Date and each relevant Delayed Closing Date:
(a)
Sandoz shall procure that in relation to all matters in respect of which, as at the Separation Date, a Controlled Delayed Business operates under a Sandoz divisional conduct policy (a Sandoz Policy), the Controlled Delayed Businesses shall continue to follow such Sandoz Policy;

(b)
Sandoz shall (following consultation with Novartis) be free to amend at its cost any Sandoz Policy, including in respect of the Controlled Delayed Businesses, provided that any amended Sandoz Policy that applies to a Controlled Delayed Business shall be no less rigorous, and shall not require or authorize behavior that is more likely to expose the Parties to legal, regulatory and/or compliance risk, than the Sandoz Policy in place at the Separation Date;

(c)
subject to paragraph 2.12(d) below, Sandoz shall procure that in relation to all matters in respect of which, as at the Separation Date, a Controlled Delayed Business operates under a global Novartis Group policy (a Novartis Group Policy), the Controlled Delayed Businesses shall continue to follow such Novartis Group Policy;

(d)
Sandoz shall procure that where a Controlled Delayed Business currently operates under a Novartis Group Policy that is independently managed by Sandoz, the Controlled Delayed Business shall continue to follow such Novartis Group Policy (under Sandoz’s management) until (except with respect to the Delayed Novartis Transferring Assets) such time as the Sandoz Group has a substantially similar (and no less rigorous) policy in place, from which time the Controlled Delayed Business shall follow such new substantially similar (and no less rigorous) Sandoz Policy;

(e)
Sandoz shall monitor, and take steps to procure, the Controlled Delayed Businesses’ compliance with the Sandoz Policies and any Novartis Group Policy referred to in paragraph 2.12(d) above in a manner no less rigorous (and which does not require or authorize behavior that is more likely to expose the Parties to legal, regulatory and/or compliance risk) than Sandoz does so at the Separation Date;

(f)
Novartis shall monitor, and take steps to procure, the Controlled Delayed Businesses’ compliance with any Novartis Group Policy other than those referred to in paragraph (d) above in a manner no less rigorous (and which does not require or authorize behavior that is more likely to expose the parties to legal, regulatory and/or compliance risk) than Novartis does at the Separation Date; and

(g)
the provisions of clause 3.6 (Compliance with Applicable Law and Policies) of the Transitional Distribution Services Agreement shall apply in connection with the policies and procedures to be applied in connection with the performance of the various obligations thereunder and, in the event of any conflict with this paragraph 2.12 or paragraph 2.13, shall override in that respect.

2.13
Subject to paragraph 2.12(g) but notwithstanding paragraphs 2.12(a) to 2.12(f), between the Separation Date and each relevant Delayed Closing Date, in respect of the policies listed below, the relevant Sandoz Policy and Sandoz Group processes shall apply to the Controlled Delayed Businesses listed in Part B and Part C of Appendix 1 (and the Sandoz Group shall be responsible for any training, communication, monitoring and oversight required under Applicable Law including in respect of Delayed Transfer Employees):

(a)	Code of Ethics;

(b)	Human Rights Commitment Statement;

(c)	Third Party Code;

(d)	Professional Practices (P3) Policy for the avoidance of doubt, not “Doing Business Ethically”;

(e)	Anti-Bribery Policy;

(f)	Conflict of Interest Policy;

(g)	SpeakUp Policy;

(h)	Non-Retaliation Policy;

(i)	Data Privacy Policy;

(j)	Transparency Reporting Guideline;

(k)	Enterprise Risk Management Handbook;

(l)	Emergency Management Handbook;

(m)	Business Continuity Handbook; and

(n)	Health, Safety and Environment Policy

2.14	Delayed Business accounting treatment. At the Separation Date:
(a)	the Sandoz Group (or the Novartis Group in respect of the Controlled Delayed Business in Poland and the Novartis India EMB) shall:

(i)	include in its balance sheet the relevant Controlled Delayed Business (and, in the case of the Novartis Group, the Novartis India EMB); and

(ii)
record the cash received under the Net Debt Implementation Plan in respect of such Controlled Delayed Business (and, in the case of the Novartis Group, the Novartis India EMB) as a liability until the relevant Delayed Closing Date; and

(b)	the Novartis Group (or the Sandoz Group in respect of the Controlled Delayed Business in Poland and the Novartis India EMB) shall:

(i)	exclude from its balance sheet the relevant Controlled Delayed Business (and, in the case of the Novartis Group, the Novartis India EMB); and

(ii)
record the cash paid under the Net Debt Implementation Plan in respect of such Controlled Delayed Business (and, in the case of the Novartis Group, the Novartis India EMB) as a prepayment until the relevant Delayed Closing Date.

3. Economic Benefit Transfer

3.1	Economic Benefit Transfer. The provisions of the Transitional Distribution Services Agreement shall apply with respect to all economic benefit considerations relevant to the Delayed Businesses.
4. Transfers to Third Party Distributors

4.1
Transfers to Third Party distributors. In respect of the Delayed Businesses listed in Part C of Appendix 1 to this Schedule, the Parties acknowledge that the Sandoz Transferring Assets listed therein are intended to be transferred to a Third Party or as otherwise set out therein (each, a Delayed Third Party Transfer). Subject to paragraph 4.2 (Transfers to Third Party Distributors), the provisions of this Schedule shall apply with respect to such transfer notwithstanding that the relevant Delayed Transferee may be a Third Party. In particular:

(a)	Sandoz shall procure compliance with any obligations of the relevant Delayed Transferee; and

(b)
the provisions of paragraph 2.2 (Control of Delayed Businesses) shall apply and the relevant Delayed Business shall be consolidated into the consolidated financial statements of the Sandoz Group (and not the Novartis Group) with effect from the Separation Date in accordance with the relevant accounting policies as applied from the Separation Date.

4.2	Notwithstanding any other provision of this Agreement:
(a)
no member of the Novartis Group shall bear any additional Liability or obligations in respect of any Delayed Third Party Transfer than it would have if the relevant assets had been transferred to the Sandoz Group under this Agreement;

(b)	the costs and expenses associated with any Delayed Third Party Transfer shall be borne by the Sandoz Group;

(c)
the Sandoz Group shall be responsible for all interactions with the Third Party unless Novartis expressly agrees otherwise, and/or a member of the Novartis Group is required to interact with the relevant Third Party in order to effect the relevant transfer of the Sandoz Transferring Asset under Applicable Law. In particular, no member of the Novartis Group shall be required to enter into any agreement with any Third Party in respect of any Delayed Third Party Transfer except to the extent required by Applicable Law; and

(d)	no member of the Novartis Group shall have any obligations in respect of any Delayed Third Party Transfer after the Longstop Date.

5. Egypt Share Transfer

5.1
The Parties acknowledge that, as at the date of this Agreement, the transfer of the entire issued share capital in Sandoz Egypt pursuant to the Egypt Share Transfer Agreements (the Egypt Share Transfer) has not completed due to pending approval from (i) the pricing committee of the Egyptian Exchange (the EGX Approval) and (ii) the trading committee of the Egyptian Financial Regulatory Authority (the FRA Approval and, together with the EGX Approval, the Egyptian Approvals).

5.2
The Parties agree to procure completion of the Egypt Share Transfer as soon as practicable following receipt of the Egyptian Approvals in accordance with the terms of the Egypt Share Transfer Agreements.

5.3	If the Egypt Share Transfer has not been completed on or prior to the Separation Date, the Parties agree that from the Separation Date until completion of the Egypt Share Transfer:
(a)	paragraph 2.2(a) shall apply in respect of Sandoz Egypt, mutatis mutandis; and

(b)	the benefit and burden shall be for the Sandoz Group and Novartis shall not (and shall procure that no member of the Novartis Group shall) extract any value from Sandoz Egypt.

Appendix 1
Part A
Delayed Novartis Transferring Assets

Part B
Delayed Sandoz Transferring Assets to Sandoz Group

Part C
Delayed Sandoz Transferring Assets to Third Party distributors

SCHEDULE 3
ENVIRONMENTAL LIABILITIES AND CLAIMS

Exhibit 1
Sandoz Entities and Novartis Transferring Entities

Exhibit 2
Separation Steps Plan

Exhibit 3
Distribution Steps Plan

Exhibit 4
Continuing Intercompany Arrangements

Exhibit 5
Transaction Advisory Fees

Exhibit 6
Biopharmaceutical Assets

Exhibit 7
Specific Liabilities

Exhibit 8
Non-Compete Products

Exhibit 9
Potential Divestment Cooperation

Exhibit 10
Microbial Strains

Novartis AG:
/s/ Christian Diehl Name: Christian Diehl Title: Authorized Representative	/s/ Jonathan Emery Name: Jonathan Emery Title: Authorized Representative

Signature page of Separation and Distribution Agreement

Sandoz Group AG:
/s/ Richard Saynor Name: Richard Saynor Title: Authorized Representative	/s/ Ingrid Sollerer Name: Ingrid Sollerer Title: Authorized Representative

Signature page of Separation and Distribution Agreement